      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 8, 1999

                                                      REGISTRATION NO. 333-66281
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 7
                                       TO


                                  FORM SB-2/A

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                            ------------------------

                          GENESISINTERMEDIA.COM, INC.

             (Exact Name of Registrant as Specified in its Charter)

           DELAWARE                          7311                  95-4710370
 (State or Other Jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
Incorporation or Organization)                                      Number)

                            ------------------------

                            13063 VENTURA BOULEVARD
                       STUDIO CITY, CALIFORNIA 91604-2238
                                 (818) 464-7270
         (Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)

                            ------------------------

                                RAMY EL-BATRAWI
                            13063 VENTURA BOULEVARD
                       STUDIO CITY, CALIFORNIA 91604-2238

                                 (818) 464-7270
      (Name, Address, Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent For Service)

                                   COPIES TO:

         THEODORE R. MALONEY                          ASHER M. LEIDS
         NIDA & MALONEY, P.C.                 DONAHUE, MESEREAU & LEIDS LLP
          800 Anacapa Street               1900 Avenue of the Stars, Suite 2700
   Santa Barbara, California 93101            Los Angeles, California 90067
            (805) 568-1151                            (310) 277-1441

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED JUNE 8, 1999

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS
             , 1999

           [LOGO]

                                                              [LOGO]

                          GENESISINTERMEDIA.COM, INC.

                        2,000,000 SHARES OF COMMON STOCK

    We are a marketing company that markets our own products and our clients' products utilizing conventional media and interactive multimedia technologies. The underwriters named in this prospectus are initially offering the stock in the United States and internationally on a firm commitment basis at a price we currently estimate will be between $7 and $10 per share. All of the common stock being offered is being sold by us.


    This is our initial public offering and no public market currently exists for our stock. Our stock has been approved for listing on the Pacific Exchange under the symbol GNS and has been approved for quotation on the Nasdaq National Market under the symbol GENI.


    THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK AND COULD RESULT IN A LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                                                                                          PER SHARE     TOTAL
                                                                                          ----------  ----------

- Price to the Public...................................................................  $           $

- Underwriting Discounts and Commissions................................................  $           $

- Proceeds to Genesis...................................................................  $           $

------------------------

    The table does not include a three percent (3%) non-accountable expense allowance payable to the underwriters. The underwriters may purchase an additional 300,000 shares solely to cover over-allotments.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

MILLENNIUM FINANCIAL GROUP, INC.

     HD BROUS & CO., INC.

           AMERICAN FRONTEER FINANCIAL CORPORATION

    GenesisIntermedia.com, Genesis Intermedia, Genesis Media, Genesis Media Group, Centerlinq, the Genesis Media logo and the Genesis Intermedia logo are trademarks of GenesisIntermedia.com, Inc. Other trademarks referenced in this prospectus are trademarks of their respective legal owners.

                               PROSPECTUS SUMMARY

    THE FOLLOWING IS ONLY A SUMMARY AND YOU SHOULD REFER TO THE MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS AND ACCOMPANYING NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS.

                          GENESISINTERMEDIA.COM, INC.

    We are a marketing company that has historically marketed and sold our own products and those of our clients through conventional media channels. We have more recently supplemented our marketing efforts with the interactive multimedia technologies described below. We refer to this innovative blend of marketing services as an integrated multimedia marketing solution.

    As a marketing company, we sell our marketing services and we also may market, advertise and sell a wide variety of products. The products that we have marketed and sold or are currently marketing and selling include:

    - audio and video cassette packages and accompanying materials based on the book Men Are From Mars, Women Are From Venus, authored by John M. Gray, Ph.D.;

    - audio and video cassette packages and accompanying materials based on stock, commodities and real estate investing programs; and

    - consumer products, such as skin care and automotive products and exercise equipment.

    In general, interactive multimedia technologies allow businesses to convey a combination of text, graphics, sound, video and animation content to consumers, and these technologies permit consumers to actively manipulate this content. For example, individuals using an interactive multimedia technology may choose to play a game or to request specific information that is immediately delivered in an entertaining and engaging format.

    Interactive multimedia technologies include:

       - compact discs, or CD-ROMs, and digital video discs, or DVDs, which deliver audio and visual information stored on a disk through a computer or other device, and

       - the Internet, which allows individuals, businesses and governments throughout the world to communicate with one another in a common language and offers a wide array of resources to the general public.

    The Internet allows any business to open its doors to the world, via an electronic storefront, and to market its products and services to a group of individuals who may never have had access to that business' products and services in any other context. In addition, electronic commerce, or eCommerce, and the Internet now allow that business to sell its products and services directly to the customer over the Internet. With some audio, video and textual content, this sale and the delivery of product can both be immediate.

    Through our Centerlinq Network we utilize freestanding Internet access portals known as kiosks to provide consumers with direct access to the Internet and to marketing messages that are delivered in an interactive format and targeted to consumers with a specific demographic profile. The Centerlinq kiosks provide a window to the Internet via a touch screen computer terminal, which can be installed in almost any location, such as shopping malls, grocery stores, schools and city halls. The kiosks provide us and other businesses with information regarding the preferences and interests of the consumers who utilize them, which enables these businesses to more successfully target consumers likely to purchase their products and services in the future.

    In addition, we recently obtained the right to acquire a computerized travel marketing system known as the Contour System. This hardware and software will provide us with a new distribution channel tailored to the travel industry. With this system, we will be able to concurrently market the Contour System services to travel industry participants, such as travel wholesalers, consolidators and agents, to assist them in the sale of their products and services, as well as sell travel products directly to the consumer over the Internet or through our Centerlinq kiosks. We acquired the rights to the Contour System as part of a strategic alliance with Global Leisure Travel, Inc., under which we will be their principal marketing and advertising agent and their exclusive Internet marketing and advertising agent and eCommerce consultant and provider.

    Our principal executive offices are located at 13063 Ventura Boulevard, Studio City, California 91604-2238. Our telephone number at that location is
(818) 464-7270.

                                  THE OFFERING


Total common stock offered..........  2,000,000 shares

Assumed offering price..............  $8.50 per share

Outstanding common stock

    Before offering.................  3,310,000 shares, exclusive of options

    After offering..................  5,310,000 shares, exclusive of options, including the underwriters' over-allotment option.

Outstanding convertible preferred
  stock.............................  142,858 shares, each convertible into one share of common stock.

Use of proceeds.....................  The net proceeds to be received by Genesis from the offering are estimated to be approximately $14,330,000.

                                      We intend to use the proceeds for the repayment of
                                      $550,000 in short-term debt, expansion of operations,
                                      acquisitions and general corporate purposes, including
                                      using $2 million of the proceeds over 18 months to develop and deploy interactive multimedia kiosks in regional
                                      shopping malls across the United States and other
                                      entertainment centers and using approximately $2.5 million of the proceeds to acquire a computerized travel-package
                                      marketing system.

Proposed Pacific Exchange symbol....  GNS

Proposed Nasdaq symbol..............  GENI

                             SUMMARY FINANCIAL DATA
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

    The following tables set forth summary financial data to aid investors in their analysis of this potential investment. The summary financial data should be read in conjunction with our complete financial statements and notes included elsewhere in this prospectus.

STATEMENT OF OPERATIONS DATA

    Effective January 1, 1999, we terminated our S corporation status. Prior to January 1, 1999, our taxable income was passed through to our individual stockholders who were responsible for paying federal and state income taxes on their portion of Genesis's taxable income. The pro forma information reflects our net income (loss) and earnings per share as if we were taxed as a C corporation for all periods presented. The income tax rate used is 40% which approximates the federal and state income tax rates for the respective periods. See note 12 to the financial statements.

    The basis for the determination of stock used in computing net earnings
(loss) per share in the following table is described in note 1 to the financial statements.

                                                      YEARS ENDED DECEMBER 31,                           THREE MONTHS ENDED
                                   ---------------------------------------------------------------           MARCH 31,
                                                      1995          1996        1997       1998     ----------------------------
                                                  -------------  -----------  ---------  ---------      1998           1999
                                                  (UNAUDITED)                                       -------------  -------------
                                       1994                                                          (UNAUDITED)    (UNAUDITED)
                                   -------------
                                   (UNAUDITED)
STATEMENTS OF OPERATIONS DATA:
Total net revenue................    $     332      $   8,665     $  14,342   $  18,164  $  14,906    $   4,580      $   7,798
Income (loss) from operations....         (149)           111           386       2,435      1,592          414            624
Net income (loss)................    $    (151)     $      93     $     386   $   2,367  $   1,427    $     394      $     383
Basic earnings (loss) per
  share..........................    $   (0.04)     $    0.02     $    0.10   $    0.61  $    0.37    $    0.10      $    0.12
Diluted earnings (loss) per
  share..........................    $   (0.04)     $    0.02     $    0.10   $    0.61  $    0.37    $    0.10      $    0.12
Shares used in computing earnings
  (loss) per share...............        3,883          3,883         3,883       3,884      3,847        4,000          3,241
Pro forma net income (loss)......    $    (151)     $      93     $     232   $   1,441  $     874    $     239
Pro forma basic earnings (loss)
  per share......................    $   (0.04)     $    0.02     $    0.06   $    0.37  $    0.23    $    0.06
Pro forma diluted earnings (loss)
  per share......................    $   (0.04)     $    0.02     $    0.06   $    0.37  $    0.23    $    0.06

BALANCE SHEET DATA


    The following pro forma balance sheet data are adjusted to give effect to:



    - the private placement of 142,858 shares of convertible preferred stock in April 1999 at $7 per share, net of commissions and expenses of $115,000, and the issuance of 75,000 additional shares of common stock for no additional consideration in April 1999 to investors that had purchased 175,000 shares of common stock in January 1999 at $10.00 per share. The second issuance was to bring the effective purchase price of the total 250,000 shares of common stock to $7 per share. See note 10 to the financial statements; and



    - the issuance of three notes payable in May 1999 for aggregate proceeds of $550,000 net of commissions of $71,500. See note 10 to the financial statements.


    The pro forma as adjusted balance sheet data are also adjusted to give effect to:


    - the pro forma adjustments described in the preceding paragraph;



    - the repayment of $550,000 under two notes payable agreements, and

    - the sale of 2,000,000 shares of common stock in this offering at an assumed initial public offering price of $8.50 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by Genesis.

                                                                                                            AS OF MARCH
                                                               AS OF DECEMBER 31,                            31, 1999
                                        -----------------------------------------------------------------  -------------
                                                           1995           1996         1997       1998
                                                       -------------  -------------  ---------  ---------     ACTUAL
                                                       (UNAUDITED)    (UNAUDITED)                          -------------
                                            1994                                                           (UNAUDITED)
                                        -------------
                                        (UNAUDITED)
BALANCE SHEET DATA:
Working capital (deficit).............    $      58      $     (53)     $     334    $   3,037  $   2,449    $   2,081
Current assets........................          176            390            708        5,523      6,690        6,187
Total assets..........................          226            409            726        6,714      9,988        9,845
Current liabilities...................          118            443            374        2,486      4,241        4,106
Long-term debt........................          237         --             --              609      1,056        1,044
Stockholders' equity (deficit)........         (129)           (34)           352        3,619      4,691        4,623


                                         PRO FORMA   AS ADJUSTED
                                        -----------  -----------

BALANCE SHEET DATA:
Working capital (deficit).............   $   2,895    $  17,225
Current assets........................       7,550       21,330
Total assets..........................      11,280       25,060
Current liabilities...................       4,656        4,106
Long-term debt........................       1,044        1,044
Stockholders' equity (deficit)........       5,508       19,838

                                  RISK FACTORS

WE HAVE GENERATED LITTLE REVENUE TO DATE FROM OUR RECENT EXPANSION INTO NEW
  INTERACTIVE MULTIMEDIA MARKETS

    In 1998, we commenced expansion of our media offerings into interactive multimedia technologies, including the Internet, interactive kiosks through our Centerlinq Network, CD-ROMs and DVDs to businesses seeking to conduct electronic commerce. The expansion included the formation of our Genesis Intermedia, Inc. subsidiary. However, revenue generated by this subsidiary has not been significant, nor have we generated revenue from our audio and video download and streaming capabilities. We also expect to continue to invest in our infrastructure and expansion and experience losses in these areas in 1999.

WE HAVE GENERATED MINIMAL REVENUE AND EXPECT TO CONTINUE EXPERIENCING OPERATING
  LOSSES FROM OUR RECENT ACQUISITION OF VISION DIGITAL AND ANIMAGIC ASSETS

    We recently acquired substantially all of the assets of Vision Digital Communications, Inc. and AniMagic Corporation. Revenue generated from these new operations has been minimal and we have experienced and expect to continue to experience in 1999 operating losses in these start-up areas. See
"Business--Acquisitions and Alliances."

WE ARE HIGHLY DEPENDENT ON OUR CHIEF EXECUTIVE OFFICER TO EXECUTE ON OUR
  BUSINESS PLAN

    Our ability to maintain our competitive position is dependent on the services of our senior management, in particular our chief executive officer, Ramy El-Batrawi. Mr. El-Batrawi has been principally responsible for developing our corporate vision and leading our product and personnel growth to date. Although we have a $4 million key-man life insurance policy covering Mr. El-Batrawi, $900,000 of which is allocated to payment of the mortgage on our headquarters, and we are developing a strong management team around him, the loss of Mr. El-Batrawi would be extremely damaging to us at our early stage of growth.

OUR CONCENTRATION OF REVENUES IN A SMALL NUMBER OF PRODUCTS AND CLIENTS
  INCREASES OUR DEPENDENCE ON EACH SINGLE PRODUCT'S SUCCESS AND OUR RELIANCE ON THE SUCCESS OF OUR DIVERSIFICATION STRATEGY

    A relatively small number of clients and products have historically contributed significantly to our revenues. If there is a significant reduction in product sales or in a large client's marketing expenditures or the loss of one or more of our largest products or clients, and this is not replaced by new products or client accounts or an increase in business from existing products or clients, then it will have a significant adverse impact on us. In 1997, the two largest products, Men Are From Mars, Women Are From Venus and Trade Your Way To Riches, constituted approximately 89% of our total revenues. Selling media time to Trade Your Way To Riches, Inc. and the Trade Your Way To Riches line of products constituted approximately 41% of our revenue in 1997 and approximately 25% of our revenue in 1998. Our majority stockholder owns Trade Your Way To Riches, Inc. In late 1998, we acquired the rights to 13 new products and revenue from Trade products in the first quarter of 1999 declined to less than 1% of our revenue and is expected to contribute little or none of our revenue in the future. However, because we intend to continue to rely on broad-or multi-market products like the Men From Mars and Trade product lines, it is possible that our dependence on revenues from a limited number of products will continue in the future. If we fail to diversify our product line and client base, we may continue to be at risk that the loss or under performance of a single product or client may materially affect us.

WE HAVE DERIVED A SUBSTANTIAL PORTION OF OUR REVENUE TO DATE FROM RELATED PARTY
  TRANSACTIONS

    Selling media time to Trade Your Way To Riches, Inc., a corporation owned by our majority stockholder, represented none of our revenue in 1996, approximately 41% in 1997 and approximately 25% in 1998. In addition, in 1997 and

1998, revenue from Trade represented approximately 90% and 78% of our revenue from telemarketing for products owned by our clients. Although total revenue related to Trade in the first quarter of 1999 had declined to less than 1% of total revenue, and we anticipate that Trade-related revenue will continue to represent less than 1% of future revenue, we have only since October 1998 begun selling media time to a significant number of new clients and we have only recently begun marketing the new products we acquired in the third quarter of 1998. Any inability to continue media sales to third parties or failure of our new products could significantly and adversely affect us.

BECAUSE OF OUR UNIQUE BUSINESS STRUCTURE INVOLVING SALES AND MARKETING FOR OUR
  OWN AND THIRD PARTIES' DIVERSE PRODUCTS AND SERVICES, OUR AMBITIOUS ACQUISITION STRATEGY AND OUR NEW ENTRY INTO SIGNIFICANT NEW MARKETS, WE EXPECT OUR QUARTERLY RESULTS TO FLUCTUATE, AND WE EXPECT THOSE FLUCTUATIONS TO RESULT IN INCREASED VOLATILITY IN OUR STOCK PRICE

    We believe that our business structure of offering integrated multimedia marketing solutions for our own and third parties' disparate products and services is unique. We believe the uniqueness of this structure, as well as the inherent uncertainty of forecasting product sales generally, will make quarterly forecasts difficult and quarterly results will fluctuate. These quarterly fluctuations and resulting deviations from forecast results may cause volatility in the price for the common stock that may not reflect long-term results or prospects. We expect these fluctuations to be exaggerated as we execute on our acquisition strategy, which will involve direct expenses, as well as new product development and marketing expenses. The magnitude and timing of these expenses will vary. Integration of disparate products, services and distribution channels we may internally develop, acquire or contract with third parties to market, will also contribute to the unpredictability of our quarterly results.

IF THE MARKETING CHANNELS OR TECHNOLOGIES WE SELECT OR IMPLEMENT DO NOT RECEIVE
  SUFFICIENT MARKET ACCEPTANCE, WE MAY NOT BE COMPETITIVE

    We are developing integrated multimedia marketing solutions that we believe will be competitive. This development includes choices about the right marketing channel--such as our Centerlinq Network kiosk program for deployment in regional shopping malls and other public access areas--and the right technology to exploit that channel--the Internet and the interface of the kiosks. A number of factors related to those choices may adversely affect our competitiveness, including:

    - rapid technological changes that make these or future offerings of ours obsolete;

    - changes in or mistakes in gauging user and client requirements and preferences; and

    - frequent new product and service introductions by others or evolving industry standards and practices in our emerging markets that may promote adoption of technologies other than those we have chosen.

WE ARE DEPENDENT FOR OUR REVENUE ON ORAL AGREEMENTS THAT ARE TERMINABLE AT WILL
  BY OTHER PARTIES AND WE MAY NOT BE ABLE TO TIMELY REPLACE THESE REVENUES

    We frequently market products on the basis of oral agreements that may be terminated by either party at any time, and we have no written contracts relating to our sale of media time to clients. Because of those terminable arrangements, any of our clients may discontinue utilizing us and our services at any time in the future.

THE LIMITED EXPERIENCE OF THE LEAD MANAGING UNDERWRITER MAY ADVERSELY AFFECT THE
  TRADING MARKET FOR THE COMMON STOCK

    Although the co-managing underwriters have previously lead-managed public offerings and have worked with the lead managing underwriter in prior public offerings, the lead managing underwriter has never previously acted as the lead managing underwriter of a public offering and has had limited experience in acting as an underwriter in public offerings of securities. If the lead managing underwriter and its co-managers are unable to effectively place the common stock in the offering, the after-market for the common stock may be negatively affected. See "Underwriting."

THE CONTINUING INFLUENCE OF MILLENNIUM OVER US MAY ADVERSELY AFFECT US OR LIMIT
  OUR ABILITY TO OBTAIN NEEDED FINANCING

    Millennium Financial Group, Inc., the lead managing underwriter, will continue to have influence over us following the offering. This influence may adversely affect our business or ability to obtain future financing. This influence results from the following factors:

    - Millennium will be able to appoint a member of the board of directors for a five-year period;

    - Millennium has the right to have an observer present at all meetings of our board of directors;

    - Millennium will receive warrants to purchase 200,000 shares of common stock, for a nominal consideration, exclusive of the over-allotment option;

    - Millennium can refuse to allow us to sell or offer any securities over a 12-month period after the date of the prospectus; and

    - Millennium has demand and piggyback registration rights with respect to its Genesis securities.

A PENDING COMMODITY FUTURES TRADING COMMISSION INVESTIGATION MAY INVOLVE
  ADDITIONAL EXPENSE, MANAGEMENT DIVERSION OR LIMITS ON OUR BUSINESS

    We may also be subject to regulation by the Commodity Futures Trading Commission, which regulates commodities trading. On November 14, 1997, the CFTC issued an order authorizing the issuance of subpoenas and depositions in a private investigation involving Jake Bernstein and MBH Commodity Advisors. Although the order does not reference Genesis, its employees or affiliates, the CFTC has nonetheless requested that we provide various documents arising out of our involvement in the production and marketing of an infomercial titled Success and You which promotes and markets a video series titled Trade Your Way To Riches. The infomercial Success and You involves the marketing of videos which provide instruction regarding trading strategies. The CFTC has contended that, by virtue of our activities in producing and marketing the video, we may be required to be registered in some capacity with the CFTC. In the event that the CFTC brings an enforcement action against us by virtue of our failure to register, or against Trade Your Way To Riches, Inc., with whom we have in the past done significant business and which is owned by our majority stockholder, any adverse determination or settlement could adversely affect us. The range of possible sanctions available to the CFTC in enforcement actions generally include a simple request to become registered, a cease and desist order-- which may, if successfully applied to us or Trade, terminate sales of some Trade Your Way To Riches products or services--and a possible order of disgorgement of profits--which could, again if applied to us, result in substantial payments by us. The CFTC may still bring an enforcement action against us or we may seek to settle the matter. Based on our analysis of all of the facts and legal advice from our regulatory counsel, we believe that the CFTC proceeding can be settled on terms that will not materially adversely affect us, or that, if not settled, the final resolution will not have a material adverse effect on us. See "Business--Legal proceedings."

                           FORWARD LOOKING STATEMENTS

    This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth in the preceding "Risk Factors" section and elsewhere in this prospectus. In evaluating our business, prospective investors should consider carefully the factors presented in the "Risk Factors" section in addition to the other information set forth in this prospectus.

                                USE OF PROCEEDS

    The net proceeds to us from this offering, assuming an initial public offering price of $8.50 per share and after deducting applicable underwriting discounts and commissions, the non-accountable expense allowance and estimated offering expenses payable by us, are estimated to be approximately $14.33 million. We intend to use the proceeds as set forth in the following table. All amounts in the table are approximate and the actual uses may vary, depending on a number of factors, including management determinations and business developments.


                                                                                           NET       PERCENTAGE OF
USE                                                                                     PROCEEDS     NET PROCEEDS
------------------------------------------------------------------------------------  -------------  -------------
Repayment of short-term debt........................................................  $     550,000         3.84%
Centerlinq kiosk development/deployment.............................................      2,000,000        13.96
Expansion of operations.............................................................      2,000,000        13.96
Development and acquisition of new products.........................................      1,000,000         6.98
Contour System computerized travel marketing system acquisition.....................      2,500,000        17.45
Acquisitions........................................................................      2,525,000        17.62
General corporate purposes..........................................................      3,755,000        26.19
                                                                                      -------------       ------
    Total...........................................................................  $  14,330,000       100.00%
                                                                                      -------------       ------
                                                                                      -------------       ------



    As of May 31, 1999, there was an aggregate of $746,158 outstanding under our credit facilities, which bore interest at the lender's "prime rate" plus 2.90% per annum. We anticipate using $550,000 of the net proceeds of the offering to repay $550,000 owed for indebtedness incurred in May 1999 which accrues interest at 8.75% per annum and matures at the earlier of the 30th day following the date of this prospectus or November 13, 1999. We anticipate using the approximately $2 million for our Centerlinq Network kiosk development and deployment over 18 months to develop and deploy interactive multimedia kiosks in regional shopping malls across the United States and other entertainment centers. We intend to expand our operations in 1999 through the lease or acquisition of additional space for telephone service representatives and supporting infrastructure. We expect other expenditures for expansion of operations to include expenses associated with technology enhancement and development and new employee hirings. Except for the Contour System acquisition, we have not identified any other specific acquisition targets. We intend to invest the proceeds of the offering in short-term U.S. government obligations pending their ultimate use.


                                DIVIDEND POLICY

    We have no current intention to declare or pay dividends on our common stock. We currently anticipate that we will retain any future earnings for use in our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements and contractual restrictions under our credit facilities.

                                 CAPITALIZATION

    The table set forth below shows our capitalization as of March 31, 1999.

    The adjustments for the pro forma presentation and for the adjusted pro forma presentation are described in detail in the introductory narrative to the Summary Financial Data on pages 5 and 6.

                                                                 MARCH 31, 1999
                                                    -----------------------------------------
                                                       ACTUAL      PRO FORMA     AS ADJUSTED
                                                    ------------  ------------  -------------

Long-term debt....................................  $  1,044,303  $  1,044,303  $   1,044,303
                                                    ------------  ------------  -------------

Stockholders' equity

  Convertible preferred stock, $.001 par value,
    5,000,000 shares authorized, 0, 142,858 and
    142,858, respectively, shares issued and
    outstanding...................................             0           143            143

  Common stock, $.001 par value 25,000,000 shares
    authorized 3,310,000, 3,310,000 and 5,310,000,
    respectively, shares issued and outstanding...         3,310         3,310          5,310

Additional paid-in capital........................     4,235,987     5,120,844     19,448,844

Retained earnings.................................       383,203       383,203        383,203
                                                    ------------  ------------  -------------

  Total stockholders' equity......................     4,622,500     5,507,500     19,837,500
                                                    ------------  ------------  -------------

  Total capitalization............................  $  5,666,803  $  6,551,803  $  20,881,803
                                                    ------------  ------------  -------------
                                                    ------------  ------------  -------------

                                    DILUTION

    At March 31, 1999, there were 3,310,000 shares of our common stock outstanding, having a net tangible book value per share of $1.29. Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding.

    After giving effect to the sale of the 2,000,000 shares of our common stock under this offering at an assumed price of $8.50 per share and the application of the net proceeds, there would be a total of 5,310,000 shares of common stock outstanding with a net tangible book value of $3.50 per share. This would represent an immediate increase in net tangible book value of $2.21 per share to existing stockholders and an immediate dilution of $5.00 per share to new investors. Dilution is determined by subtracting net tangible book value per share from the amount paid by new investors per share of common stock. The following table illustrates the per share dilution:

Initial public offering price per share......................             $    8.50
  Net tangible book value per share as of March 31, 1999.....  $    1.29
  Increase attributable to new investors.....................       2.21
                                                               ---------

Pro forma net tangible book value per share after this
  offering...................................................                  3.50
                                                                          ---------

Dilution per share to new investors..........................             $    5.00
                                                                          ---------
                                                                          ---------

    The following table summarizes as of March 31, 1999 the difference between the existing stockholders and the new investors with respect to the number of shares of common stock purchased in this offering, the total consideration paid and the average price per share:

                                SHARES PURCHASED       TOTAL CONSIDERATION
                              ---------------------  ------------------------  AVERAGE PRICE
                                NUMBER     PERCENT      AMOUNT       PERCENT     PER SHARE
                              ----------  ---------  -------------  ---------  -------------
Existing stockholders.......   3,310,000      62.34% $   3,274,582      16.15%   $    0.99
New investors...............   2,000,000      37.66%    17,000,000      83.85%   $    8.50
                              ----------  ---------  -------------  ---------

  Total.....................   5,310,000     100.00% $  20,274,582     100.00%
                              ----------  ---------  -------------  ---------
                              ----------  ---------  -------------  ---------


    The preceding table assumes no exercise of any stock options outstanding as of March 31, 1999. As of March 31, 1999, there were options and warrants outstanding to purchase a total of 921,429 shares of common stock, with a weighted average exercise price of $9.51 per share. If all options and warrants outstanding as of March 31, 1999 had been exercised as of that date, the dilution per share to new investors in the offering would be $4.11. On October 1, 1998, we adopted a stock incentive program under which 500,000 shares of common stock were reserved for issuance. The number of shares of common stock reserved for issuance under the program was increased in January 1999 to 600,000. Options with respect to 350,000 of these shares were granted and outstanding as of March 31, 1999. To the extent options are granted and subsequently exercised or shares are issued under the program, new investors may experience further dilution.



    The preceding dicussion gives effect to the issuance in April 1999 of 75,000 shares of common stock and warrants to purchase 392,858 shares of common stock and the issuance in May 1999 of warrants to purchase 78,571 shares of common stock as if those issuances had occurred on March 31, 1999.

                            SELECTED FINANCIAL DATA

    We are providing the following selected financial data to aid investors in their analysis of this potential investment. This information was derived from
(1) our 1998, 1997 and 1996 historical financial statements and (2) our internally prepared unaudited financial statements for the years ended December 31, 1995 and 1994 and the three-month periods ended March 31, 1999 and 1998. Our financial statements for the years ended December 31, 1998, 1997 and 1996 with the accompanying notes and the related reports of Singer Lewak Greenbaum & Goldstein LLP, independent certified public accountants, together with our internally prepared unaudited financial statements for the three-month periods ended March 31, 1999 and 1998, are included elsewhere in the prospectus. Our unaudited financial statements, in the opinion of management, include all adjustments, which consist of normal recurring adjustments, necessary for a fair presentation of our financial position and results of operations for the unaudited interim periods. The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" at page 15 and our financial statements and related notes included elsewhere in the prospectus. The basis for the presentation of the following pro forma financial data and the adjustments to the pro forma data are set forth on page 5.

STATEMENT OF OPERATIONS DATA

                                                                                                                    THREE
                                                                                                                   MONTHS
                                                                      YEARS ENDED DECEMBER 31,                      ENDED
                                                      ---------------------------------------------------------   MARCH 31,
                                                                      1995        1996       1997       1998     -----------
                                                                   -----------  ---------  ---------  ---------     1998
                                                         1994      (UNAUDITED)                                   -----------
                                                      -----------                                                (UNAUDITED)
                                                      (UNAUDITED)
                                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Net revenue
  Media sales--affiliate............................   $  --        $  --       $  --      $   7,412  $   3,703   $   1,222
  Media sales.......................................      --           --          --         --          1,220      --
  Product sales.....................................         149        8,268      13,152      8,252      6,326       1,853
  Commissions and royalties--affiliate..............      --           --          --            742      1,789         956
  Commissions and royalties.........................         183          325          79      1,738      1,855         536
  Other.............................................      --               72       1,111         20         13          13
                                                      -----------  -----------  ---------  ---------  ---------  -----------
    Total net revenue...............................         332        8,665      14,342     18,164     14,906       4,580
Operating costs and expenses
  Media purchases...................................      --           --          --          6,445      4,198       1,036
  Direct costs......................................          53        1,264       1,842        713        937         172
  Selling, general and administrative...............         428        7,290      12,114      8,571      8,179       2,958
                                                      -----------  -----------  ---------  ---------  ---------  -----------
    Total operating costs and expenses..............         481        8,554      13,956     15,729     13,314       4,166
                                                      -----------  -----------  ---------  ---------  ---------  -----------
Income (loss) from operations.......................        (149)         111         386      2,435      1,592         414
Interest expense....................................           2           18      --             33        135          15
                                                      -----------  -----------  ---------  ---------  ---------  -----------
Income before taxes.................................        (151)          93         386      2,402      1,457         399
Income taxes........................................      --           --          --             35         30           5
                                                      -----------  -----------  ---------  ---------  ---------  -----------
Net income (loss)...................................   $    (151)   $      93   $     386  $   2,367  $   1,427   $     394
                                                      -----------  -----------  ---------  ---------  ---------  -----------
                                                      -----------  -----------  ---------  ---------  ---------  -----------
Basic earnings (loss) per share.....................   $   (0.04)   $    0.02   $    0.10  $    0.61  $    0.37   $    0.10
                                                      -----------  -----------  ---------  ---------  ---------  -----------
                                                      -----------  -----------  ---------  ---------  ---------  -----------
Diluted earnings (loss) per share...................   $   (0.04)   $    0.02   $    0.10  $    0.61  $    0.37   $    0.10
                                                      -----------  -----------  ---------  ---------  ---------  -----------
                                                      -----------  -----------  ---------  ---------  ---------  -----------
Weighted average shares outstanding.................       3,883        3,883       3,883      3,884      3,847       4,000
                                                      -----------  -----------  ---------  ---------  ---------  -----------
                                                      -----------  -----------  ---------  ---------  ---------  -----------
PRO FORMA
Income before taxes.................................   $    (151)   $      93   $     386  $   2,402  $   1,457   $     399
Pro forma income taxes..............................      --           --             154        961        583         160
                                                      -----------  -----------  ---------  ---------  ---------  -----------
Pro forma net income (loss).........................   $    (151)   $      93   $     232  $   1,441  $     874   $     239
                                                      -----------  -----------  ---------  ---------  ---------  -----------
                                                      -----------  -----------  ---------  ---------  ---------  -----------
Pro forma basic earnings (loss) per share...........   $   (0.04)   $    0.02   $    0.06  $    0.37  $    0.23   $    0.06
                                                      -----------  -----------  ---------  ---------  ---------  -----------
                                                      -----------  -----------  ---------  ---------  ---------  -----------
Pro forma diluted earnings (loss) per share.........   $   (0.04)   $    0.02   $    0.06  $    0.37  $    0.23   $    0.06
                                                      -----------  -----------  ---------  ---------  ---------  -----------
                                                      -----------  -----------  ---------  ---------  ---------  -----------

                                                         1999
STATEMENTS OF OPERATIONS DATA:
Net revenue
  Media sales--affiliate............................   $  --
  Media sales.......................................       3,938
  Product sales.....................................       3,790
  Commissions and royalties--affiliate..............      --
  Commissions and royalties.........................          70
  Other.............................................      --
                                                      -----------
    Total net revenue...............................       7,798
Operating costs and expenses
  Media purchases...................................       3,501
  Direct costs......................................         373
  Selling, general and administrative...............       3,300
                                                      -----------
    Total operating costs and expenses..............       7,174
                                                      -----------
Income (loss) from operations.......................         624
Interest expense....................................          46
                                                      -----------
Income before taxes.................................         578
Income taxes........................................         195
                                                      -----------
Net income (loss)...................................   $     383
                                                      -----------
                                                      -----------
Basic earnings (loss) per share.....................   $    0.12
                                                      -----------
                                                      -----------
Diluted earnings (loss) per share...................   $    0.12
                                                      -----------
                                                      -----------
Weighted average shares outstanding.................       3,241
                                                      -----------
                                                      -----------
PRO FORMA
Income before taxes.................................
Pro forma income taxes..............................
Pro forma net income (loss).........................
Pro forma basic earnings (loss) per share...........
Pro forma diluted earnings (loss) per share.........

BALANCE SHEET DATA

                                                              AS OF DECEMBER 31,
                                       -----------------------------------------------------------------
                                                                                      1997       1998
                                                                                    ---------  ---------    AS OF MARCH 31, 1999
                                                                                                          ------------------------
                                           1994           1995           1996                               ACTUAL      PRO FORMA
                                       -------------  -------------  -------------                        -----------  -----------
                                        (UNAUDITED)    (UNAUDITED)    (UNAUDITED)                         (UNAUDITED)  (UNAUDITED)
                                                                             (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital (deficit)............    $      58      $     (53)     $     334    $   3,037  $   2,449   $   2,081    $   2,895
Current assets.......................          176            390            708        5,523      6,690       6,187        7,550
Total assets.........................          226            409            726        6,714      9,988       9,845       11,280
Current liabilities..................          118            443            374        2,486      4,241       4,106        4,656
Long-term debt.......................          237         --             --              609      1,056       1,044        1,044
Stockholders' equity (deficit).......         (129)           (34)           352        3,619      4,691       4,623        5,508


                                       AS ADJUSTED
                                       -----------
                                       (UNAUDITED)

BALANCE SHEET DATA:
Working capital (deficit)............   $  17,225
Current assets.......................      21,330
Total assets.........................      25,060
Current liabilities..................       4,106
Long-term debt.......................       1,044
Stockholders' equity (deficit).......      19,838

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND RELATED NOTES CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS" BEGINNING AT PAGE 7.

OVERVIEW

    We are an integrated marketing company that utilizes conventional media and emerging, interactive multimedia technologies to market our own products and our clients' products. The interactive multimedia technologies we use include the Internet, and CD-ROMs and DVDs. Incorporated on October 28, 1993, we did not commence substantial operations until 1994. From inception until June 1997, we devoted substantially all our resources to selling products we owned or had purchased rights to sell through conventional marketing methods. We sold these products to the general public through the use of infomercials, radio advertisements, print media and retail outlets. A substantial portion of our product revenue has come from our Men Are From Mars, Women Are From Venus product series authored by John Gray, Ph.D. Prior to June 1997, we contracted with an unrelated third party to administer our product sales, including buying media time, managing inventory levels and contracting order fulfillment. For these services, we paid the third party an administrative fee and a share of the profits generated from the product sales.

    In June 1997, we brought the operations of our product sales in-house, which resulted in the hiring of additional personnel and buying an office building. This allowed us to better manage the profitability of our product sales and also gave us the resources to expand our products and services. Since moving into our corporate office building in July 1997, we have:

    - increased the number of products we sell;

    - established outbound telemarketing services to sell our products, as well as products of other companies;

    - established a media sales department that sells media time to other companies as well as buys media time for our own products at a 10-15% discount; and

    - focused our advertising on markets that yielded higher responses, which significantly reduced advertising costs.

    During the later part of 1997, after creating our infrastructure, we began contracting with other companies to sell their products via our outbound telemarketing capabilities. In performing these services we are typically given a database of customer names and telephone numbers from the contracting company and we receive a sales commission ranging from 35% to 70%. Through December 31, 1998, approximately $2.53 million or 41% of the commission and royalty revenue generated from selling other companies' products has come from selling products based on Jake Bernstein's Trade Your Way To Riches program. A company owned by our majority stockholder owns the rights to this program. In the latter part of 1998 we discontinued selling this product for Trade Your Way To Riches, Inc.

    We keep a database of customers who have purchased our products and then sell additional related products to these customers through our outbound telemarketing capabilities. We have also been able to generate revenue from the sale of customer names in our database to unrelated third parties.

    In July 1998, we formed our Genesis Intermedia, Inc. subsidiary and hired key personnel experienced in creating interactive multimedia merketing solutions--marketing and sales plans and capabilities that allow businesses to convey a combination of text, graphics, sound, video and animation content to their customers in a way that the customers can actively manipulate or interact with the content. Through our subsidiary we are exploiting digital media to market and distribute our and our clients' products and services via the Internet and other interactive delivery platforms, including interactive publicly available kiosks through our Centerlinq Network, and CD-ROMs and DVDs. We design these solutions to provide targeted consumers with an innovative introduction to our client's products or services. The solutions are intended to strengthen and broaden our customer base and significantly increase our Internet presence. Each multimedia solution enables us and our clients to promote and sell products or services to large target markets more efficiently and effectively than is possible through conventional media. Through March 31, 1999, cumulative revenue generated by our newly formed Genesis Intermedia subsidiary was approximately $280,000.

    Historically, our sales have generally been seasonal, reflecting the media buying patterns of advertisers and are concentrated in the second and fourth quarters. The third quarter has historically been the slowest quarter of the year. Our historical revenues were also dependent on a small number of products.

    During the latter part of 1998, we focused our efforts on identifying and acquiring additional products we can sell during 1999. We were successful in adding four new telemarketing campaigns and a total of 13 new products to our existing product line. We have acquired the rights to distribute these products and have agreed to pay royalties of approximately 5% of net sales to the licensors of the products. These products include, for example, a memory improvement program, a money management program, an educational line of DVDs and the Hawaiian Tropic Swimwear line. Genesis will market these products using integrated multimedia technology, as well as conventional media, such as television and print advertisements, and through retail distribution outlets. Each of the new telemarketing campaigns has also been market tested and is currently generating revenue. While our revenue in the year ended December 31, 1998 was below 1997 our revenue for the first quarter of 1999 was approximately 43% of our total 1998 revenue. We expect our revenue to continue to increase throughout 1999 from the sale of media time to third parties and from sales of our new products.

    We recently completed the acquisitions of assets of Vision Digital Communications, Inc., a company that places interactive kiosks in shopping malls, and AniMagic Corporation, an interactive technology company. In addition, in April 1999 we entered into a strategic alliance with Global Liesure Travel, Inc., a leading travel company, which grants us the right to be the exclusive e-Commerce marketing and advertising agent for Global and grants us an option to purchase all of the assets comprising its computerized Contour System travel-package marketing system. Global's majority stockholder is a company that is wholly owned by Mr. El-Batrawi. We will continue to evaluate acquisition opportunities that will enable us to expand our core multimedia marketing capabilities, our product offerings and the geographic scope of our operations. We plan to acquire well-regarded niche companies or leaders in specific marketing and communications disciplines as well as products or services which we believe have strong earnings potential. We will also review joint venture and strategic alliance possibilities.

    Genesis has five primary potential revenue generating sources:

1. INTEGRATED MARKETING SOLUTIONS. We have historically utilized conventional media to fulfill our and our clients' marketing needs. We have recently expanded our distribution capability to include an Internet-based eCommerce solution through which we can market and expand our product line. In addition, we will offer Internet-based marketing and advertising to our current clients as well as target new sources for Internet-based marketing and advertising.

2. CD-ROMS AND DVDS. We produce and sell CD-ROM- and DVD-based entertaining educational programs known as edutainment.

3. PROPRIETARY PRODUCTS. We will continue to expand the products we sell through infomercials, radio, print media and retail outlets. We also plan to expand our outbound telemarketing capabilities to sell our products and products of other companies.

4. PUBLIC ACCESS COMMUNICATIONS NETWORKS. Through our Centerlinq Network, we have placed and we plan to continue to place interactive kiosks in regional shopping malls throughout the United States and other entertainment centers. The Centerlinq kiosks enable merchants to communicate directly with their customers, to learn more about their customers and to deliver consistent marketing messages in a variety of locations. In addition, these kiosks expose retail shoppers to eCommerce and integrate the physical shopping experience with interactive options. We earn revenue from the sale of advertising space and a percentage of the merchandise sales made through the kiosks. Based upon our negotiations with management companies managing regional shopping malls in various regions in the United States and the prospect for deploying a network of kiosks that may attract national advertising revenue, we expect these kiosks to generate significant revenue in the future.

5. AUDIO AND VISUAL STREAMING AND DOWNLOAD TECHNOLOGY. We have technology that provides the structure for direct application on the Internet of interactive multimedia technologies, such as music, movies and combined audio and visual special effects. We will sell advertising space and will also receive transactional fees from customers downloading the various products offered by us. To date, we have not generated any revenue from this streaming and downloading technology.

RESULTS OF OPERATIONS

    THREE MONTHS ENDED MARCH 31, 1999 VS. THREE MONTHS ENDED MARCH 31, 1998

                                                                              THREE MONTHS ENDED    PERCENTAGE OF NET
                                                                                  MARCH 31,              REVENUE
                                                                             --------------------  --------------------
                                                                               1999       1998       1999       1998
                                                                             ---------  ---------  ---------  ---------
                                                                                (IN THOUSANDS)
NET REVENUE
  Media sales--affiliate...................................................  $      --  $   1,222        0.0%      26.7%
  Media sales..............................................................      3,938         --       50.5%       0.0%
  Product sales............................................................      3,790      1,853       48.6%      40.5%
  Commissions and royalties--affiliate.....................................         --        956        0.0%      20.9%
  Commissions and royalties................................................         70        536        0.9%      11.7%
  Other....................................................................         --         13        0.0%       0.3%
                                                                             ---------  ---------  ---------  ---------
    Total net revenue......................................................      7,798      4,580      100.0%     100.0%
OPERATING COSTS AND EXPENSES
  Media purchases..........................................................      3,501      1,036       44.9%      22.6%
  Direct costs.............................................................        373        172        4.8%       3.8%
  Selling, general and administrative......................................      3,300      2,958       42.3%      64.6%
                                                                             ---------  ---------  ---------  ---------
    Total operating costs and expenses.....................................      7,174      4,166       92.0%      91.0%
INCOME FROM OPERATIONS.....................................................        624        414        8.0%       9.0%
Interest expense...........................................................         46         15        0.6%       0.3%
                                                                             ---------  ---------  ---------  ---------
INCOME BEFORE TAXES........................................................        578        399        7.4%       8.7%
Income taxes...............................................................        195          5        2.5%       0.1%
                                                                             ---------  ---------  ---------  ---------
NET INCOME.................................................................  $     383  $     394        4.9%       8.6%
                                                                             ---------  ---------  ---------  ---------
                                                                             ---------  ---------  ---------  ---------

    Revenue for the three months ended March 31, 1999 increased by $3,218,000 or 70.3% from $4,580,000 for the three months ended March 31, 1998 to $7,798,000 for the same period in 1999. The increase in revenue was due to the following:

    - Media sales to unrelated third parties increased from $0 in 1998 to $3,938,000 in 1999 due to us hiring personnel with media buying experience and contacts in the industry. We have been able to retain several large customers who began purchasing media time through us in the latter part of 1998 and have increased their media buys in the first quarter of 1999. We expect media sales to unrelated third parties to continue to increase for the remainder of 1999 as we obtain additional capital with which to purchase larger blocks of media time to resell;

    - Media sales to a company owed by our majority stockholder decreased from $1,222,000 for the three months ended March 31, 1998 to $0 for the same period in 1999. Media sales to affiliates are expected to be minimal in 1999;

    - Product sales increased $1,937,000 principally as a result of us beginning to sell the new products we acquired the rights to sell in the latter half of 1998. With the acquisition of new products, the new sources of income that will result from our Genesis Intermedia subsidiary and the availability of resources to market and advertise all of our old and new products, we expect product sales to grow at a moderate rate throughout 1999;

    - Commissions and royalties--affiliate decreased $1,956,000 principally from commissions received from the sale of mentoring programs for the TradeYour Way To Riches products during the three months ended March 31, 1998. There were no Trade-related sales for the same period in 1999. During the fourth quarter of 1998 we discontinued selling the mentoring programs for Trade Your Way To Riches, Inc.; and

    - Commissions and royalties decreased $466,000, principally due to names of customers being sold to an unrelated third party during the three months ended March 31, 1998. No similar sale occurred during the same period in 1999.

    Media purchases for the three months ended March 31, 1999 increased by $2,465,000 or 237.9% from $1,036,000 for the three months ended March 31, 1998 to $3,501,000 for the same period in 1999. The increase was due to more media time sold to unrelated third parties during the first quarter of 1999.

    Direct costs for the three months ended March 31, 1999 increased by $201,000 or 116.9% from $172,000 for the three months ended March 31, 1998 to $373,000 for the same period in 1999. The increase was due to increased product sales during the first quarter of 1999. Direct costs as a percentage of product sales increased from 9.3% for the first quarter of 1998 to 9.8% for the first quarter of 1999. The increase is due to slightly higher product costs for the new products we sold.

    Selling, general and administrative expenses for the three months ended March 31, 1999 increased by $342,000 or 11.5% from $2,958,000 for the three months ended March 31, 1998 to $3,300,000 for the same period in 1999. The increase was due principally to an increase in payroll and related benefits of $577,000, an increase in royalties of $462,000 and a general increase in facilities charges, office supplies and related expenses as a result of expanding our operations and the operations of our subsidiary, Genesis Intermedia, Inc. These increases were offset by a decrease in advertising expenses of $1,166,000. As a result of expanding our operation and the creation of our Genesis Intermedia subsidiary, our payroll costs have increased. Some of the new products that we began selling in the latter part of 1998 require us to pay royalties to the owner of the product. As a result, royalty expense for the first quarter of 1999 increased over the royalty payment made during the same period in 1998. The decrease in advertising expense is due to less media time being purchased to advertise our products in January and February of 1999 as we were test marketing our new products. We have recently increased our advertising for products that had favorable results from our test marketing campaigns.

    Interest expense for the three months ended March 31, 1999 increased by $31,000 or 206.7% from $15,000 for the three months ended March 31, 1998 to $46,000 for the same period in 1999. The increase in interest expense was due to the issuance of a note payable secured by our corporate office building, the line of credit, and notes payable and capitalized lease obligations assumed as a result of our purchase of Vision Digital assets.

    Income taxes for the three months ended March 31, 1999 increased by $190,000 or 3,800% from $5,000 for the three months ended March 31, 1998 to $195,000 for the same period in 1999. The significant increase is due to us revoking our S corporation status effective January 1, 1999. The effective tax rate for the first quarter of 1999 was 33.7%. The difference between this amount and the expected combined federal and state income rate of 40% is due to a one time deferred tax benefit of $38,000 recognized upon the implementation of SFAS No.
109. Prior to January 1, 1999, we were an S corporation resulting in our income being reported on the personal income tax returns of our stockholders.

    Net income for the three months ended March 31, 1999 decreased by $11,000 or 2.8% from $394,000 for the three months ended March 31, 1998 to $383,000 for the same period in 1999. The decrease is principally due to higher sales offset by higher selling, general and administrative expenses and the recognition of an income tax provision since we are no longer taxed as an S corporation.

    YEAR ENDED DECEMBER 31, 1998 VS. YEAR ENDED DECEMBER 31, 1997

                                                                                                    PERCENTAGE OF NET
                                                                         YEAR ENDED DECEMBER 31,         REVENUE
                                                                         ------------------------  --------------------
                                                                            1997         1998        1997       1998
                                                                         -----------  -----------  ---------  ---------
                                                                              (IN THOUSANDS)
NET REVENUE
  Media sales--affiliate...............................................   $   7,412    $   3,703        40.8%      24.8%
  Media sales..........................................................          --        1,220         0.0%       8.2%
  Product sales........................................................       8,252        6,326        45.4%      42.4%
  Commissions and royalties--affiliate.................................         742        1,789         4.1%      12.0%
  Commissions and royalties............................................       1,738        1,855         9.6%      12.5%
  Other................................................................          20           13         0.1%       0.1%
                                                                         -----------  -----------  ---------  ---------
    Total net revenue..................................................      18,164       14,906       100.0%     100.0%
OPERATING COSTS AND EXPENSES
  Media purchases......................................................       6,445        4,198        35.5%      28.1%
  Direct costs.........................................................         713          937         3.9%       6.3%
  Selling, general and administrative..................................       8,571        8,179        47.2%      54.9%
                                                                         -----------  -----------  ---------  ---------
    Total operating costs and expenses.................................      15,729       13,314        86.6%      89.3%
                                                                         -----------  -----------  ---------  ---------
INCOME FROM OPERATIONS.................................................       2,435        1,592        13.4%      10.7%
Interest expense.......................................................          33          135         0.2%       0.9%
                                                                         -----------  -----------  ---------  ---------
Income before taxes....................................................       2,402        1,457        13.2%       9.8%
Income taxes...........................................................          35           30         0.2%       0.2%
                                                                         -----------  -----------  ---------  ---------
Net Income.............................................................   $   2,367    $   1,427        13.0%       9.6%
                                                                         -----------  -----------  ---------  ---------
                                                                         -----------  -----------  ---------  ---------

    Revenue for the year ended December 31, 1998 decreased by $3,258,000 or 17.9% from $18,164,000 for the year ended December 31, 1997 to $14,906,000 for the same period in 1998. The decrease in revenue was due to the following:

    - Commissions and royalties--affiliate increased $1,047,000 principally from commissions received from the sale of mentoring programs for the Trade Your Way To Riches products. The increase in revenue is due to this affiliate company purchasing names and phone numbers of potential customers and contracting with us to sell its products and mentoring services through our outbound telemarketing capabilities. We receive a commission ranging from 35% to 55% for the sale of these products and mentoring programs. The mentoring programs give the customer unlimited access during business hours for periods ranging from three to 12 months to mentors who can help the customer understand and utilize the audio and video tapes and materials sold by Trade Your Way To Riches, Inc. During the fourth quarter of 1998 we discontinued selling of these mentoring programs for Trade Your Way To Riches, Inc.;

    - Media sales to unrelated third parties increased from $0 in 1997 to $1,220,000 in 1998 due to our hiring of personnel with media buying experience and contacts in the industry. We expect media sales to unrelated third parties to increase significantly in 1999;

    - Media sales to a company owed by our majority stockholder decreased $3,709,000 as a result of this company purchasing less media time and focusing more on outbound telemarketing sales. This affiliated company that purchased media from us was able to purchase names and phone numbers of potential buyers for its products and, therefore, used its resources on outbound telemarketing to increase sales rather than purchasing media time to advertise its products;

    - Product sales decreased $1,926,000 principally as a result of focusing our efforts in the latter part of 1998 to expand our product line by identifying and acquiring new products to sell. Promoting our products through the use of infomercials is capital intensive due to the need to prepay for media airtime. During the latter part of 1998, we used more of our resources to acquire new products and to create our Genesis Intermedia, Inc. subsidiary. As a result, we spent less money on advertising our current products that resulted in lower product sales. Sales from our Men Are From Mars, Women Are From Venus product line decreased by $5,176,000 in 1998, which was offset by an increase in sales from our new products of $3,250,000.

    Media purchases for the year ended December 31, 1998 decreased by $2,247,000 or 34.9% from $6,445,000 for the year ended December 31, 1997 to $4,198,000 for the same period in 1998. The decrease was due to less media time sold to a company owned by our majority stockholder. We sold media at a mark-up of approximately 15%, the standard industry mark-up, for both periods.

    Direct costs for the year ended December 31, 1998 increased by $224,000 or 31.4% from $713,000 for the year ended December 31, 1997 to $937,000 for the same period in 1998. The increase was due to direct costs being approximately 15% of product sales for the year ended December 31, 1998 compared to 9% for the same period in 1997. The increase is principally due to the change in product mix. During the latter part of 1998 we began selling new products that had a higher cost of goods sold. Direct costs in the future are expected to be 15%-20% of product sales.

    Selling, general and administrative expenses for the year ended December 31, 1998 decreased by $392,000 or 4.6% from $8,571,000 for the year ended December 31, 1997 to $8,179,000 for the same period in 1998. The decrease was due principally to an increase in payroll and related benefits of $1,750,000 offset by a decrease of $2,488,000 in advertising expenses. As a result of bringing the operation of the product sales in-house, payroll costs increased significantly, not only to staff the operations previously administered by a third party, but also to staff our expanding operations. In June 1997, we began purchasing media and other advertising for third parties, which allowed us to purchase media for our own products at a 10-15% discount and reduced our advertising costs. In addition, in the latter part of 1998 we focused our efforts on expanding our product line by identifying and acquiring new products to sell that resulted in less money being spent on advertising our older products. We also created our Genesis Intermedia, Inc. subsidiary in July 1998. From inception to December 31, 1998, our subsidiary incurred $422,000 in selling, general and administrative expenses.

    Interest expense for the year ended December 31, 1998 increased by $102,000 or 309.1% from $33,000 for the year ended December 31, 1997 to $135,000 for the same period in 1998. The increase in interest expense was due to the issuance of notes payable for the purchase of an automobile and the corporate office building, the line of credit, and notes payable and capitalized lease obligations assumed as a result of our purchase of Vision Digital assets.

    Income taxes for the year ended December 31, 1998 decreased by $5,000 or 15% from $35,000 for the year ended December 31, 1997 to $30,000 for the same period in 1998. We were an S corporation resulting in the income being reported on the personal income tax returns of our stockholders. The income tax expense represents a state franchise tax charged to S corporations in the State of California.

    Net income for the year ended December 31, 1998 decreased by $940,000 or 39.7% from $2,367,000 for the year ended December 31, 1997 to $1,427,000 for the same period in 1998. The decrease is principally due to lower sales and increased selling, general and administrative expenses incurred as a result of the creation of our Genesis Intermedia, Inc. subsidiary.

    YEAR ENDED DECEMBER 31, 1997 VS. YEAR ENDED DECEMBER 31, 1996

                                                                             YEAR ENDED DECEMBER    PERCENTAGE OF NET
                                                                                     31,                 REVENUE
                                                                             --------------------  --------------------
                                                                               1996       1997       1996       1997
                                                                             ---------  ---------  ---------  ---------
                                                                                (IN THOUSANDS)
NET REVENUE
  Media sales--affiliate...................................................  $  --      $   7,412        0.0%      40.8%
  Product sales............................................................     13,152      8,252       91.7%      45.4%
  Commissions and royalties--affiliate.....................................     --            742     --            4.1%
  Commissions and royalties................................................         79      1,738        0.6%       9.6%
  Other....................................................................      1,111         20        7.7%       0.1%
                                                                             ---------  ---------  ---------  ---------
    Total net revenue......................................................     14,342     18,164      100.0%     100.0%
OPERATING COSTS AND EXPENSES
  Media purchases..........................................................     --          6,445        0.0%      35.5%
  Direct costs.............................................................      1,842        713       12.8%       3.9%
  Selling, general and administrative......................................     12,114      8,571       84.5%      47.2%
                                                                             ---------  ---------  ---------  ---------
    Total operating costs and expenses.....................................     13,956     15,729       97.3%      86.6%
                                                                             ---------  ---------  ---------  ---------
INCOME FROM OPERATIONS.....................................................        386      2,435        2.7%      13.4%
Interest expense...........................................................     --             33        0.0%       0.2%
                                                                             ---------  ---------  ---------  ---------
Income before taxes........................................................        386      2,402        2.7%      13.2%
Income taxes...............................................................     --             35        0.0%       0.2%
                                                                             ---------  ---------  ---------  ---------
Net Income.................................................................  $     386  $   2,367        2.7%      13.0%
                                                                             ---------  ---------  ---------  ---------
                                                                             ---------  ---------  ---------  ---------

    Revenue for the year ended December 31, 1997 increased by $3,822,000 or 26.7% from $14,342,000 for the year ended December 31, 1996 to $18,164,000 for the same period in 1997. The increase in revenue was due to the following:

    - Media sales increased by $7,412,000 as a result of our beginning to resell media purchased at a standardized industry mark-up to a company owned by our majority stockholder. There were no similar media sales for the year ended December 31, 1996;

    - Commissions and royalties--affiliate increased $742,000 due to increased commissions received from the sale of mentoring services for a company owned by our majority stockholder;

    - Commissions and royalties increased $1,656,000 principally from sales of customer names to an unrelated third party totaling $689,000 and an increase in royalty income totaling $880,000;

    - Product sales decreased by $4,900,000 or 37% due to the expansion of our operations, including outbound telemarketing for and the sale of media to third parties. The expansion of our operations caused us to focus more on providing marketing solutions for other companies; and

    - Other revenue decreased by $1,091,000 due to the discontinuance of joint venture agreements that resulted in $1,111,000 of revenue for the year ended December 31, 1996. We had entered into joint venture agreements where we received a percentage of the operating profits from the sale of products. These agreements were discontinued in early 1997.

    Media purchases for the year ended December 31, 1997 increased by $6,445,000 from $0 for the year ended December 31, 1996 to $6,445,000 for the same period in 1997. The increase was due to our beginning to sell media time to a company owned by our majority stockholder in 1997. We sold media at a mark-up of approximately 15%, the standard industry mark-up, for the year ended December 31, 1997.

    Direct costs for the year ended December 31, 1997 decreased by $1,129,000 or 61.3% from $1,842,000 for the year ended December 31, 1996 to $713,000 for the same period in 1997. The decrease was due to product sales decreasing by approximately 37% as discussed above. Direct costs as a percentage of product sales was approximately 14% for the year ended December 31, 1996 compared to approximately 9% for the same period in 1997. Prior to June 1997, we contracted the marketing, promotion, media purchases and administration of our product sales with an unrelated third party. Beginning in June 1997, we brought these functions in-house and we were able to reduce direct costs, among other things, by better management of inventory, reducing the cost of the third-party fulfillment houses and taking advantage of quantity purchases.

    Selling, general and administrative expenses for the year ended December 31, 1997 decreased by $3,543,000 or 29.3% from $12,114,000 for the year ended December 31, 1996 to $8,571,000 for the same period in 1997. The decrease was due principally to a decrease in advertising costs of $3,283,000. In June 1997, we began purchasing media and other advertising for third parties, which allowed us to purchase media for our own products at a 10-15% discount. In addition, we were better able to focus our media purchases on those markets and time slots that yielded the maximum benefit. As a result of being able to purchase media at a discount and purchasing media only in those markets that produce maximum results, we were able to significantly reduce advertising costs.

    Interest expense for the year ended December 31, 1997 increased by $33,000 from $0 for the year ended December 31, 1996 to $33,000 for the same period in 1997. The increase in interest expense was due to the issuance of two notes payable in the third quarter of 1997 for the purchase of an automobile and our corporate office building.

    Income taxes for the year ended December 31, 1997 increased by $35,000 from $0 for the year ended December 31, 1996 to $35,000 for the same period in 1997. We are an S corporation, resulting in the income being reported on the personal income tax returns of our stockholders. The income tax expense represents a state franchise tax charged to S corporations in the State of California. We did not have any operations in the State of California in 1996, and accordingly, we were not subject to this franchise tax.

    Net income for the year ended December 31, 1997 increased by $1,981,000 or 513.2% from $386,000 for the year ended December 31, 1996 to $2,367,000 for the same period in 1997. The increase in net income was principally due to the increased revenue, increased margins on the sale of our products and a decrease in advertising expense.

LIQUIDITY AND CAPITAL RESOURCES

    We financed our operations initially from cash generated from operations. More recently, we have financed operations through the sale of common and preferred stock, a long-term mortgage and a line of credit. In July 1997, we purchased an office building in Studio City, California with cash and a Small Business Administration loan in the amount of $583,000. This loan is being repaid with monthly payments of $5,823 over 25 years. In December 1997, we sold 116,504 (29,126 of which were surrendered on November 1, 1998) shares of common stock to Dr. Gray for $900,000. In January 1998 and April 1998, we obtained two short-term loans from an unrelated third party for $300,000 and $200,000, respectively. These loans bear interest at the rate of 8% per annum and were repaid during the first quarter of 1999. In addition, in June 1997, we obtained a $750,000 line of credit from a major financial institution that is collateralized by substantially all our assets, except our office building, and the loan is guaranteed by our majority stockholder. As of March 31, 1999, we had $12,097 available to borrow under our line of credit agreement. In August 1998, we obtained a working capital loan in the amount of $300,000 collateralized by a second trust deed on our land and office building. In January and April 1999, we sold a total of 250,000 shares of common stock and warrants to purchase an additional 250,000 shares of common stock in a private placement at $7 per share for an aggregate of $1,750,000, with underwriting commissions and expenses of $201,250 and in April 1999 we sold 142,858 shares of convertible preferred stock and warrants to purchase 142,858 shares of common stock in a private placement at $7 per share for an aggregate of $1,000,000 with underwriting commissions and expenses of $115,000. In May 1999, we issued three notes payable in a private placement for aggregate proceeds of $550,000 net of commissions of $71,500. In connection with these two notes payable agreements, we also issued warrants to purchase 78,571 shares of common stock. These two notes will be repaid within 30 days of the date of this prospectus.


    At March 31, 1999, we had an accounts receivable from affiliate of $1,550,804 which was a decrease of $125,415 from the balance at December 31, 1998. The decrease in accounts receivable from affiliate is due to us not selling media to this affiliate in the first quarter of 1999 and discontinuing the sale of this affiliate's mentoring program in the first quarter of 1999 for which we received a commission. Generally, we are not paid our commission on these sales for 90 to 120 days, which is longer than the payment cycle for media sales to this affiliate. We believe the amounts due from affiliate are fully collectible and these amounts are secured by a pledge of the affiliate's mailing list and an option to purchase that list.

    During the three months ended March 31, 1999 and the years ended December 31, 1998 and 1997, we spent $176,966, $345,554 and $1,210,846, respectively, on capital expenditures and provided (used) $478,225, $2,373,582 and $(310,168), respectively, in operations. In addition to capital expenditures, we spent a significant amount of capital on the purchase of media. The purchase of media time is capital intensive because media time, unavailable on an as-needed basis, must be purchased in advance. We believe that media sales will become more profitable when we have more capital available to purchase larger blocks of time.

    We expect to use a portion of the proceeds from this offering to expand our product lines, expand our telemarketing division, make strategic acquisitions, and repay short-term obligations, as well as for working capital and general corporate purposes. We anticipate spending $2 million over the next 18 months to develop and deploy interactive multimedia kiosks in regional shopping malls across the United States and in other entertainment centers. Under our employment agreements with Mr. El-Batrawi, as well as two employees retained as a result of the acquisition of assets of Vision Digital Communications, Inc., we are committed to paying annual salaries totalling $418,000 in each of the next three years and $250,000 in the year 2002 and for the nine months ended September 30, 2003.


    We believe that the net proceeds of this offering, together with available funds, existing credit facilities and the cash flow expected to be generated from operations, will be adequate to satisfy our current and planned operations through the middle of 2000. However, we intend to seek to acquire a bank credit line or similar credit facility promptly following consummation of this offering to help finance future operations and acquisitions.

SEASONALITY

    Our revenues generally reflect the media buying patterns of advertisers and are concentrated in the second and fourth quarters of the year.

YEAR 2000 COMPLIANCE

    We have completed a comprehensive review of our computer systems to identify all software applications that could be affected by the inability of many existing computer systems to process time-sensitive data accurately beyond the year 1999, referred to as the Year 2000 or Y2K issue. We are also continuing to monitor our computer systems and monitoring the adequacy of the processes and progress of third-party vendors of systems that may be affected by the Year 2000 issue. We are dependent on third-party computer systems and applications, particularly with respect to critical tasks such as accounting, billing and buying, planning and paying for media. We also rely on our own computer systems. We expect to complete our Year 2000 compliance program by mid-1999 and anticipate that our total expenditures on the program will not exceed $20,000. However, we may experience cost overruns or delays in the future, which could have a material adverse effect on us. While we believe our procedures are designed to be successful, because of the complexity of the Year 2000 issue and the interdependence of organizations using computer systems, our efforts, or those of third parties with whom we interact, may not be satisfactorily completed in a timely fashion or may cost substantially more to remedy than the amount we anticipate. Failure to satisfactorily address the Year 2000 issue could have a material adverse effect on us.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

    In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This statement requires companies to classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. For the year ended December 31, 1998, we adopted SFAS No.
130. Comprehensive income as defined includes all changes in equity (net assets) during a period from non-owner sources. Examples of items to be included in comprehensive income, which are excluded from net income, include foreign currency translation adjustments, minimum pension liability adjustments, and unrealized gains and losses on available-for-sale securities. Comprehensive income is not presented in our financial statements since we did not have any changes in equity from non-owner sources.

    In June 1997, the FASB issued SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information." This statement establishes additional standards for segment reporting in the financial statements. For the year ended December 31, 1998 we adopted this statement which had no impact on our financial statements.

    In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." This statement is not applicable to us.

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement established accounting and reporting standards for derivative instruments, including some derivative instruments embedded in other contracts, and for hedging activities and is effective for fiscal years beginning after June 15, 1999. Management believes that SFAS No. 133 will not have an effect on our financial statements.

    In October 1998, the FASB issued SFAS No. 134, "Accounting for Mortgage--Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." This statement is not applicable to us.

    In February 1999, the FASB issued SFAS No. 135, "Recession of FASB Statement No. 75 and Technical Corrections." This statement is not applicable to us.

                                    BUSINESS

GENERAL

    We market, advertise and sell our own products and those of our clients utilizing conventional media and interactive multimedia technologies. We refer to this innovative blend of marketing services as an integrated multimedia marketing solution. While we have historically utilized conventional media to fulfill our own and our clients' marketing needs, and will continue to do so, we have focused more recently on providing innovative multimedia solutions to businesses, including ourselves, seeking to conduct eCommerce through a variety of interactive platforms. These interactive platforms include the Internet, interactive kiosks through our Centerlinq Network, CD-ROMs and DVDs. Even though we are entering emerging markets and have already generated revenue from our interactive multimedia marketing channels, we will continue to rely on traditional markets for a substantial part of our business. We expect that conventional media solutions will continue to account for a significant percentage of our revenues in the foreseeable future but that the percentage will decline as eCommerce continues to develop.

    Numerous businesses have begun to establish their own websites and e-mail addresses and to advertise their products and services on the Internet. We believe that many of these businesses, accustomed to marketing their products and services through conventional media in local markets, will require assistance to effectively adapt their marketing strategies to the emerging eCommerce marketplace. The interactive multimedia marketing solutions offered by us allow businesses that may be struggling with this transition to enhance their traditional marketing strategies with new technologies and an element of interactivity that Internet users find engaging.

    For Internet-based strategies like ours to be successful, companies and their marketing or advertising agencies who have only limited experience with the Internet as a marketing or advertising medium and who have not historically devoted a significant portion of their marketing or advertising expenditures to Internet solutions must be persuaded to spend money on Internet solutions. To continue using Internet-based solutions, these companies will need to find Internet-based marketing and advertising as effective or more effective in promoting their products and services than conventional print and broadcast media. Acceptance of the Internet for the conduct of eCommerce, and not just advertising, will also depend on the level of use of the Internet by consumers.

    In addition, no standards have yet been widely accepted for the measurement of the effectiveness of Internet-based marketing or advertising. However, despite the lack of this type of empirical evidence that typically is necessary to justify marketing or advertising expenditures in other media, we believe that the significant increases in advertising volume on the Internet indicate that the Internet is increasingly being accepted by advertisers as an advertising medium. However, we believe that long-term acceptance of the Internet as an advertising medium will depend on both:

    - the advertising industry's ability to develop accepted standards of measurement of the success of Internet advertising; and

    - Internet advertising being proven effective under those standards.

    Regardless of these open questions about the Internet as an advertising and marketing medium, we believe our assessment of the importance of the Internet as a new source of revenue for growing businesses is substantiated, as recently reflected in a report published by the Internet Advertising Bureau in October 1998. The report indicates that Internet advertising expenditures grew to $423 million in the second quarter of 1998, a 97% increase over the second quarter of 1997.

    The integrated marketing services offered by us that are designed to maintain and enhance our and our clients' marketing efforts include:

    - market analysis;

    - an assessment of a client's business requirements;

    - the development and deployment of an appropriate marketing strategy--which may involve interactive multimedia solutions, conventional media solutions, or both;

    - ongoing solution maintenance; and

    - media placement.

These services are available to our clients separately, on an as-needed basis, or together, on a fully integrated basis.

    We have two additional revenue generating capabilities:

    - proprietary products we sell through our integrated marketing capabilities, such as the audio and video tapes and companion material products based on the book authored by John M. Gray, Ph.D., Men Are From Mars, Women Are From Venus, Hawaiian Tropic Swimwear and the new products acquired by us in late 1998; and

    - non-proprietary audio and visual streaming and download technology, which provides the structure for direct application on the Internet of interactive multimedia technologies, such as music, movies and combined audio and visual special effects.

    By using our technical expertise, vision and creativity, we will leverage our conventional media and interactive multimedia technologies to provide integrated marketing solutions which will increase our and our clients' market exposure and facilitate the distribution of our and our clients' products.

THE DEVELOPMENT OF THE INTEGRATED MARKETING SOLUTIONS INDUSTRY

    Marketing solutions for business have evolved significantly over recent years as new marketing channels and technologies have been developed. Traditionally, marketing consultants worked to provide businesses with market research and analysis, while independent advertising agencies created advertising campaigns targeted to specific groups of consumers identified by that market research and analysis. Businesses often relied on another vendor to purchase desirable media time or space on its behalf. Advertising campaigns were typically delivered to the public through conventional media, like television, radio and print advertisements. Advertising spending tends to correlate to trends in the overall economy and corporate profits. The media and communications consulting firm Veronis, Suhler & Associates Inc. in its October 1998 Communications Industry Forecast reported that overall advertising spending growth over the 1993 to 1997 period was driven by the growth in corporate profits during the same period. Despite projecting reduced corporate profits, Veronis, Suhler forecasts that overall advertising spending will continue to grow at a compound annual growth rate of 8.3% over the 1997 to 2000 period.

    In the 1980s and 1990s telemarketing services, infomercials and home shopping networks emerged as additional marketing channels. These channels are also known as direct response marketing, because they enable businesses to deliver a marketing message to targeted consumers and to elicit an immediate consumer response.

    In recent years, the use of the Internet by businesses and consumers has grown at a rapid rate. According to the United States Department of Commerce in its April 1998 Emerging Digital Economy publication, the number of users of Internet technology is estimated to double every 100 days. International Data Corporation estimated in August 1998 that the amount of commerce conducted over the Internet will reach more than $400 billion by the year 2002, reflecting a compound annual growth rate of 103%. According to Veronis, Suhler, online advertising spending is forecast to increase from $906 million in 1997 to $6.5 billion in 2002.

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
    The market for Internet advertising has recently begun to develop, is rapidly evolving and is characterized by an increasing number of market entrants. Still, banner-type Internet advertising continues to be dominated by the larger web sites. Non-advertising marketing solutions utilizing the Internet as a base, such as direct sales and on-line shopping, have also only recently been developed.

    We have entered this market through our acquisition-based expansion, the development and acquisition of new technological capability and the hiring of additional personnel. In particular, our Centerlinq Network kiosk program which we commenced through our Vision Digital acquisition is designed around using the Internet as an information medium to those kiosks. We have deployed Centerlinq Network kiosks in one mall in each of California, Indiana and Pennsylvania. As is typical in the case of a new and rapidly evolving industry, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty.

    Our ability to generate increased revenue will depend on, among other factors:

    - the continued development of the Internet as an advertising medium;

    - pricing of marketing and advertising services by other Internet participants;

    - our ability to develop new marketing solutions, like our Centerlinq Network kiosks, that use the Internet and that appeal to both our clients and their customers;

    - our ability to achieve and demonstrate user demographic characteristics that are attractive to clients;

    - the development and expansion of our marketing and advertising sales forces; and

    - the establishment and maintenance of desirable marketing and advertising sales agency relationships.

GENESIS BACKGROUND, PRODUCTS AND GROWTH

    Genesis began by producing infomercials and performing telemarketing services for our own products and for products owned by others. These products included counseling programs and mentoring seminars on topics related primarily to interpersonal relationships and financial planning. The counseling programs and mentoring seminars are reproduced on audio and video cassettes and are supplemented with printed materials, including workbooks and user manuals, which assist consumers to learn to apply the principles discussed during the programs to their own lives. The mentoring seminars are unique, as they include personal tutorial services which are discussed below.

    More recently, we undertook to diversify our product offerings and our marketing channel capabilities. In late 1998, we acquired the right to market and distribute 13 new consumer products developed by third parties, such as skin care products, engine additives and exercise equipment. We concurrently developed our eCommerce capabilities and developed our infrastructure. We now utilize a mix of conventional media and interactive multimedia technology to market and distribute all of these products. We were incorporated on October 28, 1993 under the name Genesis Media Group, Inc. and we changed our name to GenesisIntermedia.com, Inc. on December 3, 1998.

    In 1994, we acquired a license to produce, market and distribute a counseling program based on the book Men Are From Mars, Women Are From Venus authored by John M. Gray, Ph.D. Consumers who purchase this particular product receive the book, several audio cassettes and a companion video series concerning interpersonal relationships. During 1995 and 1996, we worked with Dr. Gray to develop a continuing education and training program on this topic as well. Although we currently produce infomercials and perform telemarketing to sell these products to consumers, it is likely that these products and others like them will be produced on CD-ROMs and DVDs and marketed through the Internet in the future.

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
    In 1996, we also produced a mentoring program concerning trading strategies on the commodity futures trading market. The program, Trade Your Way To Riches, is hosted by Jake Bernstein. It was made available on audio and video cassette and included a training manual and a workbook. Individuals who purchased this product were assigned a mentor and participate in regularly scheduled, private tutorials with their mentor. Each mentor is available to its pupil to answer questions regarding the product and to provide continuing education with respect to the trading strategies set forth in the program. The program was produced in connection with a joint venture between Genesis and Positive Response Television, Inc., which was succeeded by Trade Your Way To Riches, Inc. Trade Your Way To Riches, Inc. is owned by Genesis's majority stockholder. In late 1998, we ceased marketing Trade Your Way To Riches products as a result of insufficient profit margins on those products and higher available profit margins on other products for which we acquired the rights to sell in late 1998.

    Until 1997, some of our administrative functions, including media sales, inventory management and order fulfillment were outsourced to third parties. In 1997, we purchased an office building and hired additional personnel, enabling us to perform all of the administrative functions relevant to our business in-house. Additionally, we strengthened our infrastructure by purchasing sophisticated telemarketing and computer equipment, which enabled us to sell our proprietary products and those of our customers to a greater number of consumers. Late in the year, we added Larry Williams' Secrets to Stock Investing mentoring program and Ted Thomas' Personal Fortune real estate investment program to our product line. Each of these products is available in traditional audio and video formats and includes training manuals and workbooks. The program hosted by Larry Williams also includes mentoring services.

    In late 1998, we obtained the exclusive right to market and distribute the Hawaiian Tropic Swimwear line and added a total of 13 new programs and consumer products to our line. Out of the 13 new programs and products, we have successfully test marketed and launched six and we are in various stages of test marketing for the other seven, all of which we expect to launch in the third and fourth quarters of 1999. The products we have test marketed and launched include:

    - Money Mastery, a financial planning program;

    - Theracel, a skin care product;

    - Roladecor, an interior decorating product;

    - Memory Power, a memory development program; and

    - Mark McGwire's Gold Baseball Cards, a series of collectible baseball cards.

The products we are currently test marketing and expect to launch in 1999 include:

    - Pure Power EHP Lubricant, an engine additive; and

    - John Beck's Tax Lien and Tax Deed program, a real estate, financial and investment program.

We intend to continue to add new programs and products to our product line in the future. These programs and products are integral to our strategy to diversify our marketing approach and product offerings.

    In 1998, we also formed our Genesis Intermedia, Inc. subsidiary and hired approximately 20 persons experienced in multimedia technologies for this subsidiary. To accelerate our multimedia technology capabilities, we acquired substantially all of the assets of Vision Digital Communications, Inc. and AniMagic Corporation and hired some of their experienced personnel. This division has launched our Centerlinq Network kiosk initiative with the deployment of kiosks in three regional malls in the United States in the first quarter of 1999 and our Internet marketing initiatives. The purpose of these initiatives is to target consumers utilizing interactive multimedia technologies and to position Genesis to

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
deliver integrated multimedia marketing solutions to our clients and for our own products. This technology and eCommerce division has performed services for a number of clients since its formation, including:

    - Hallmark Entertainment--Developed and deployed an interactive kiosk system that was utilized in MIPCOM, a television and radio syndication tradeshow. The kiosk offered attendees film previews of major Hallmark film releases using our interactive multimedia technologies.

    - Lexus--Developed and maintained a kiosk system that is utilized in the corporate headquarters of Lexus in Los Angeles that provides the ability to search a comprehensive database of pre-owned Lexus automobiles. The user can search the database by color, model, price or year. The database is remotely updated with current information daily.

    - Serena Software--Developed a website for this provider of computer software that assists companies in assessing and controlling computer software changes, including Y2K bug assessment. The site utilizes state of the art web technologies such as Java and Flash animations.

    - Legacy Interactive--Designed, produced and developed an interactive edutainment CD-ROM for Legacy Interactive, Emergency Room 2, which is now selling at major retail stores such as Target. This interactive program is scheduled for consumer retail release on America Online in 1999.

    All of the services for the clients listed above were performed pursuant to written contracts, but we frequently also perform services on the basis of oral contracts, generally depending on the size of the contract, the particular tailoring of the technology and the time involved.

    With our Centerlinq Network kiosk program we have developed a capability that provides advertising opportunities for businesses in highly trafficked malls across the United States. We have obtained clients for the Centerlinq Network by:

    - developing solid and credible relationships with major mall developers and seeking and obtaining contracts to place our interactive kiosks in their malls;

    - establishing a sales and marketing department that is experienced in the field of advertising sales; and

    - making substantial investments in our collateral material, as well as developing our corporate identity and product focus.

    Our clients participate in the Centerlinq Network by agreeing to advertise their products or services on our kiosks and related television monitors that are placed in highly trafficked areas of the mall such as the food courts, and agreeing to pay advertising fees published in our rate card. They may also participate by including direct access through our interactive kiosks to their website or conducting eCommerce directly through the kiosk. Customers participating in the Centerlinq Network sign contracts with us and agree to pay advertising fees published in our rate cards.

    Through our Centerlinq Network, we have signed contracts with new clients to participate in both the kiosk advertising and the interactive eCommerce capabilities of the interactive kiosks. These clients include:

    - Babbage's;

    - Ben Bridge Jeweler;

    - Carlson Wagonlit Travel;

    - Frederick's of Hollywood;

    - Gloria Jean's Coffees;

    - McDonald's;

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
    - Mrs. Fields Cookies; and

    - Sam Goody.

We intend to expand our client participation in interactive eCommerce and our Centerlinq Network programs, particularly as the Centerlinq Network is rolled out throughout regional shopping malls across the United States and into additional public access areas. We are presently focusing our marketing efforts on local or regional advertisers or local representatives of national organizations, such as McDonald's. We intend to seek national advertisers and participants in our Centerlinq Network once our deployment has sufficient national scope, which we anticipate will occur when we have deployed the network in more than 15 malls.

    In late 1998 and early 1999, we significantly expanded our telemarketing of third parties' products to replace and diversify from the prior Trade Your Way To Riches product line. During this period, we signed seven new client contracts to telemarket products, including contracts with:

    - Global Investment Research Corporation;

    - Fortune 21, Inc.;

    - Diablo Associates LLC;

    - Professional Farmers of America, Inc.; and

    - Unified Precious Metals.

    With each of our telemarketing clients we enter into contracts that allow us to perform marketing services in either of two principal methods. We will either:

    - market the client's products to our own or third-party telemarketing databases--such as Unified Precious Metals, from whom obtained the rights to sell a collectible coin series--or

    - take products to which we have rights and market them to the client's targeted databases-- such as the Professional Farmers of America, to whose members we market satellite information systems with real-time commodity information.

These telemarketing arrangements can provide new value to both the company or group that has a unique database of potential customers or the company with a specialized or general interest product. In each instance, we can tailor the marketing and cross-market varied products across numerous databases.

    We also expanded our telemarketing capability in 1999 by hiring approximately 20 new telemarketers and opening a call center in Utah. We anticipate adding additional new clients to the telemarketing group to take advantage of our significant infrastructure development in 1998 and early 1999.

    In late 1998 and early 1999, we also significantly expanded our media group by adding experienced industry personnel and focusing our media placement services on third parties' products. Prior to this initiative, we placed media exclusively for Trade Your Way To Riches products. During the first quarter of 1999, we increased our monthly media placement revenue over December 1998 by approximately 500% and increased our client base with eight new clients. New clients to our media group include:

    - Allied Communications Corporation;

    - WellQuest;

    - Emson Incorporated;

    - Ronco-Castle;

    - Time-Life-Abacus;

    - Custom Marketing;

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
    - Telebrands; and

    - Interwood Marketing Group.

Depending on the availability of capital to acquire media time, we intend to continue to increase activity in this media group in 1999.

MARKET OPPORTUNITY

    The expansion of the market for conventional media solutions, the growing demand for innovative multimedia solutions delivered through a variety of interactive electronic platforms, like the Internet, and the complexity of the global, digitized economy pose a significant challenge for many traditional marketing companies. We believe this challenge represents an opportunity for companies prepared to offer integrated marketing and business solutions.

    INCREASED DEMAND FOR INTEGRATED MULTIMEDIA SOLUTIONS. Several factors have fostered the development of new marketing approaches and delivery platforms. These factors have included:

    - the globalization of the economy; and

    - advances in technology and the growth of the Internet as a popular medium for eCommerce, entertainment and education.

Consequently, businesses demand integrated marketing and business solutions that will enable them to effectively exploit these new media to compete in a diverse global economy and improve their strategic market positions and business processes.

    CONTINUED EMPHASIS ON TARGETED MARKETING. The demand for targeted marketing strategies has continued through the development of new marketing channels. We believe that many businesses will be unable to ignore the competitive challenge posed by the emerging eCommerce market and, as a result, will demand that their marketing strategies target a generation accustomed to the fast-paced power of the Internet and other interactive technologies, as well as those individuals who continue to rely on conventional media for information and entertainment. Multimedia solutions that enable a business to deliver customized messages to customers in an interactive format and to instantaneously evaluate the success of their promotional activities address that demand.

    We believe that the demand for integrated multimedia solutions and targeted marketing strategies represent compelling opportunities to expand our own operations. We believe that, to be successful, a marketing solutions provider must be capable of developing and deploying innovative multimedia solutions using the Internet and other interactive platforms, as well as conventional media solutions. A marketing solutions provider must also provide the support services necessary to ensure the success of its clients' marketing and distribution efforts.

THE GENESIS SOLUTION

    We believe we are positioned to address the growing demand for integrated multimedia marketing solutions by providing a uniquely integrated marketing strategy of conventional media and newly developed multimedia technology. We can use any combination of the marketing capabilities we have to create the specific marketing solution that meets our and our clients' strategic requirements.

    INITIAL ASSESSMENT

    We work closely with each client and product to thoroughly assess the strategic marketing position, business requirements and existing systems capabilities to determine which marketing strategies and solutions will most effectively accomplish the marketing goals. We utilize comprehensive market research compiled by independent consultants to learn the demographics of the customers and to determine what approach will meet the marketing needs. For example, clients in the toy industry may

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
find that a traditional board game offered to Internet users in an interactive format for a fee revitalizes the life and popularity of the game and generates a new revenue stream for the company that owns it. A client in the retail industry, such as a major department store, may find that an interactive kiosk in a central mall location that links consumers to the physical store in the mall, as well as to an electronic catalogue on the Internet, facilitates consumer access to the products and services offered by the department store and increases average revenue per consumer. Other clients may find that a conventional media solution, such as the distribution of a printed catalogue to the general public, achieves their marketing objectives.

    THE DEVELOPMENT AND DEPLOYMENT OF AN INTERACTIVE MULTIMEDIA SOLUTION

    We use existing technologies available from third parties, proprietary interactive multimedia technologies and our expertise in marketing to develop and deploy creative solutions that are tailored to each client's and product's marketing needs. Our graphic designers and marketing strategists work together to create engaging audio/visual experiences for the user by employing a variety of interactive delivery platforms, including the Internet, interactive publicly accessible kiosks, CD-ROMs and DVDs.

    We generally design our solutions to provide an innovative introduction to the clients' products and services to targeted customers and to satisfy the linguistic and cultural requirements of the markets in which the products and services are offered. The solutions are intended to attract and hold the attention of the client's target audience while at the same time conforming to and strengthening the client's brand image, which adds value to the client's products and services.

    Multimedia solutions selected in consultation with the client can also enable a client to improve its business processes--for instance through direct sales through kiosks or the Internet--and to promote and sell its products or services to large target markets more efficiently and effectively than is possible using solely conventional media solutions.

    Our unique characteristics provide us the capability to provide multimedia solutions to our clients and for our own products. These characteristics include:

    - an infrastructure that provides strong marketing and branding consultation;

    - core competency in the development of system applications, systems integration and data communications;

    - expertise in the development of proprietary multimedia technology; and

    - a management team focused on providing creative and functional solutions to marketing and business needs.

    For example, Hallmark Entertainment, a producer of films, situation comedies and cable programming, recently hired us to develop an interactive multimedia format for the delivery of its trade show presentations to film distributors and representatives of television networks. We determined that distributors base the price point for those products on the amount of advertising revenue the products are likely to generate. Thus, we developed an interactive kiosk with a high-resolution touchscreen and a link to the Internet, where the Nielsen ratings are available in real-time, and we assisted Hallmark in producing a sophisticated, interactive trade show presentation. This format also provided Hallmark with the flexibility it needed to edit and revise its presentation during the trade show.

    Another example is a retail merchant or fast food chain participating in our Centerlinq Network which may place long-term brand awareness advertising on the exterior of our kiosks and also offer targeted or periodic promotions within the interactive interface of the kiosks. These may include coupon promotions serviced directly through the kiosks. That same retail merchant may also wish to tie these promotions to an Internet site developed, enhanced or maintained by us.

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
    THE DEVELOPMENT AND DEPLOYMENT OF CONVENTIONAL MEDIA SOLUTIONS

    In addition to our ability to provide interactive multimedia marketing and business solutions, we continue to provide solutions for our own products and for the products of our clients through conventional media. These conventional media solutions include the following:

    - radio, television and print advertising;

    - business-to-consumer and business-to-business outbound telemarketing services, which consist primarily of direct sales activities initiated by us; and

    - inbound telemarketing services, which typically involve responding to customer inquiries and electronic order processing.

    Our success depends on our ability to rapidly develop positive customer response to the products and services we market. Our future results in product sales will be dependent upon our ability to rapidly generate positive customer response to our and our clients' products and services. This is particularly the case with directly marketed products. Customer response to direct marketing depends on many variables, including

    - the appeal of the products being marketed,

    - the effectiveness of the marketing medium chosen and the marketing script,

    - the availability of competing products, and

    - the timing and frequency of consumer presence, phone contacts and air-time.

    RADIO, TELEVISION AND PRINT ADVERTISING. Radio, television and print advertisements convey marketing information to a large number of consumers and position a product within a broad market context. When the client's or product's marketing strategy calls for coverage to the public at large, we will develop and implement marketing solutions utilizing these traditional media.

    TELEMARKETING SERVICES. Business-to-consumer and business-to-business outbound telemarketing services involve the use of client-generated, electronically transmitted lists of customers selected to match the demographic profile of the targeted customer for the offered product or service. We specialize in marketing products at price points which typically range from $100 to $5,000, with an average of approximately $2,000. Mentoring programs, such as Ted Thomas' Personal Fortune real estate investment program and Jake Bernstein's Trade Your Way To Riches program, are examples of the types of products we have promoted using outbound telemarketing.

    We recently acquired improved computer and telecommunications technology to supplement our telemarketing business and to enable us to expand this segment of our business. This technology assists telemarketers to more accurately identify and contact potential customers, and provides telemarketing sales representatives with more complete on-line guidance and support. Our computerized call management systems use predictive dialers to:

    - automatically dial telephone numbers;

    - determine if a live connection is made; and

    - present connected calls to a telephone sales representative who has been specifically trained for the particular sales program.

    Our ability to train and to retain our sales personnel is critical to our success because of the need to develop an in-depth knowledge of the complex products typically sold by us. We believe the complexity of our products, the in-depth knowledge of our telemarketing personnel and our success in retaining those personnel following training differentiate us from many of our competitors in this field. Sales personnel are compensated by salary, commissions and bonuses based on individual performance

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

and overall profitability. As of May 31, 1999, there were a total of 100 full-time sales personnel employed in this division.


    Inbound telemarketing services typically include:

    - the electronic receipt and processing of all sales information;

    - the communication of necessary sales information to our contracted order fulfillment center; and

    - the administration of customer order and service inquiries.

    We continue to produce infomercials and to perform teleservices for our own products. We also perform these services for products owned by other companies. We typically retain a percentage of total sales revenue for these services. The pricing for inbound teleservices may vary, depending upon several factors, including the time spent, the number of calls received by our personnel and sales-based performance fees. We will also work on a fee-for-service basis.

    In the normal course of business, we have entered into various agreements under which we are obligated to pay royalties on products we sell. The royalties vary by agreement and are based on percentages of net revenue generally not to exceed 25% or a percentage of the net profits of the venture generally not to exceed 50%. Royalty expense for the three months ended March 31, 1999 and 1998 and the years ended December 31, 1998, 1997 and 1996, was $477,383, $15,685,
$454,997, $50,101 and $423,207, respectively.

    Approximately 90% of our total revenue from telemarketing for others in 1997 was generated from the Trade Your Way To Riches product line and approximately 79% of third-party telemarketing revenue in 1998 was generated from Trade products. During the first nine months of 1998 telemarketing revenue related to Trade products was approximately $1.8 million, while in the last quarter of 1998, this had been reduced to $0, while we also sell our own products through our telemarketing capabilities. In the last quarter of 1998, seven new products and customer list data generated $1.2 million in revenue. See "Certain Transactions." We did not generate more than 10% of our third-party telemarketing revenue in 1997 from any other client and in 1998 18% of third-party telemarketing revenue was generated from Ted Thomas' Personal Fortune products.

    ONGOING SOLUTIONS SUPPORT

    Genesis provides ongoing support services to our clients. These include:

    (1) content maintenance;

    (2) sales support administration;

    (3) customer support; and

    (4) technical support.

    Additionally, our systems and software engineers have the expertise to provide intranet, extranet and web site hosting with enhanced bandwidth, faster search capability, advanced audio/video streaming and secured transaction technology. These enhancements facilitate ongoing management of the implemented system and allow the customer to conduct secure eCommerce. In delivering these solutions, we utilize hardware manufactured by independent third parties and off-the-shelf and proprietary software.

    MEDIA PLACEMENT

    Our media planning, buying and placement services are conducted through a team of media purchasers and sellers. We will place media for clients seeking traditional media solutions and for those seeking integrated multimedia marketing solutions. We typically purchase media time or space, hold it in inventory for a relatively short period of time and then resell it to clients. We also purchase media time for our own products and our direct marketing efforts. We have historically been dependent on

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
having access to media time to televise our infomercials on cable networks, network affiliates and local stations. As a result of our successful media purchasing and sales, we have established relationships with media sellers and purchasers and developed a reputation for successfully committing for, purchasing and selling media time. Because of these relationships, we believe that we frequently receive more favorable access to desirable media time slots, and have consequently been able to place time with our clients at greater margins than less desirable time slots would support.

    The placement of media time is a capital intensive segment of our business because media time, unavailable on an as-needed basis, must be purchased in advance and stored in our inventory. We typically take advantage of single time or spot purchases, but intend to consider long-term purchases when prudent. We purchase a significant amount of our media time from cable television and satellite networks. These cable television and satellite networks assemble programming for transmission to multiple and local cable system operators. These cable system operators may not be required to carry all of the network's programming. We currently do not pay and are not paid for the "privilege" of being broadcast by these operators. If demand for air time grows, these operators may begin to charge us to continue broadcasting our infomercials or limit the amount of time available for broadcast. Recently, larger multiple system operators have elected to change their operations by selling "dark" time--the hours during which a station does not broadcast its own programming.

    Our ability to manage our media time is vitally important to our success in media sales. This media management function must also include a meaningful coordination between available marketing and available media time. Whenever we make advance purchases and commitments to purchase media time, the importance of managing that time effectively is magnified. If we are unable to utilize all of the media time we have acquired, we attempt to arrange to sell a portion of our media time to others. However, we may not be able to use all of our media time or sell it to others and, if we enter into long-term media contracts, we may not be able to successfully negotiate extensions on terms favorable to us.

    To date, our media purchases have been limited by our capital resources. We believe that media sales will become more profitable when we have more capital available to purchase larger blocks of time. In fiscal 1997 and 1998, we sold approximately $7.4 million and $3.7 million, respectively, of media time to an affiliate. See "Certain Transactions." In late 1998 and early 1999 we significantly expanded our media placement capability through the hiring of experienced personnel and in the first quarter of 1999 we added eight new media placement clients.

GENESIS'S INDEPENDENT REVENUE STREAMS

    In addition to revenue from our integrated multimedia solutions, our marketing capabilities provide independent sources for revenue streams. These sources include:

    - offerings of proprietary products;

    - media placement; and

    - revenue streams from new technologies, including:

       - public access networks, including our Centerlinq Network;

       - the Contour System computerized travel marketing system; and

       - audio/visual streaming and download technology.

    PUBLIC ACCESS NETWORKS

    Through our recent acquisition of assets of Vision Digital, we utilize proprietary multimedia technologies to create engaging, interactive user interfaces that are delivered through electronic platforms known as kiosks. For regional shopping mall deployment we have developed the Centerlinq Network of interactive kiosks. Centerlinq kiosks are presently located in three regional shopping malls, located in

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
California, Indiana and Pennsylvania, and began generating revenue in the first quarter of 1999. We intend to expand the deployment of Centerlinq kiosks to other malls throughout the United States, including three more in the second quarter of 1999, two in California and one in Florida, and to deploy kiosks in entertainment centers and other public environments in the future. The kiosks enable merchants to communicate directly with their customers, to learn more about their customers and to deliver consistent marketing messages in a variety of locations. We believe that the kiosks also increase merchant visibility, facilitate product sales and enhance customer service.

    CONTOUR SYSTEM

    Following the conclusion of our acquisition of the Contour System, a computerized travel marketing system, we will be able to market the capability of that system and market travel products to travel industry participants and the consumer, using conventional electronic data interchange, our Centerlinq kiosks and the Internet. See "--Acquisitions and Alliances" below.

    AUDIO/VISUAL STREAMING AND DOWNLOAD TECHNOLOGY

    We have the technological capability and expertise to enable our clients to access disparate audio and visual segments from the Internet. A customer may select audio or visual programming and can either listen to or view in real time streaming audio or video or download and store the audio or visual programming in digital form so it can be retrieved and utilized at any time or location the user determines. This technology will enhance existing applications as well. We believe that this non-proprietary technology has the potential to become a popular source of entertainment and information to Internet users and a valuable marketing tool for businesses conducting eCommerce.

STRATEGY

    Our goal is to be recognized as a leading integrated marketing solutions provider utilizing conventional and interactive multimedia technologies. Our strategy is to:

    - effectively utilize and leverage our conventional and multimedia capabilities and our media access;

    - develop and market innovative consumer products;

    - expand our capabilities through strategic acquisitions and alliances;

    - focus on higher profit margin segments of the marketing and advertising business; and

    - engineer the most efficient business model for the conduct of our targeted multimedia business.

    LEVERAGING CONVENTIONAL AND MULTIMEDIA CAPABILITIES AND MEDIA ACCESS. We are positioned to become a leader in delivering integrated marketing solutions. We are currently able to:

    - concurrently market a given product or service through both conventional and interactive multimedia technologies;

    - make approximately 1,000,000 direct marketing calls per month, with direct customer contacts of as many as 60,000 per month utilizing existing computerized call management systems and predictive dialers;

    - deliver infomercial or other television product programming/advertising to over 100 million households in the United States utilizing our media access and order fulfillment operations;

    - develop new product marketing opportunities that are particularly suited to new and newly emerging interactive multimedia channels; and

    - develop creative methods of marketing these products through conventional marketing channels.

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
    We intend to continue to explore new ways to effectively utilize and leverage this cross-discipline capability and our media access by:

    - taking advantage of the product/brand awareness created by our various methods of distribution, including direct marketing, retail, Internet and interactive multimedia, and leveraging it to other disciplines;

    - continuing to offer our cross-discipline capability and media access to other product and service distributors; and

    - entering into alliances with or acquiring companies and developing or acquiring technologies that provide expanded multimedia marketing capabilities.

Additionally, we intend to more aggressively utilize our assets, such as our customer lists, in order to realize their full value.

    We will also seek to develop the strength of our brands to attract the volume of business necessary to make our investments profitable. Because we are new to many of our markets, including interactive multimedia marketing through the Internet, our brand in this market will need to be strengthened. Like most branded products, we believe that developing strong company and product brand recognition will be an important aspect of our efforts to attract clients and customers. We expect the importance of brand recognition to increase due to the continuing number of companies purporting to offer integrated multimedia marketing solutions to companies, including companies solely conducting eCommerce.

    CONTINUING TO DEVELOP AND MARKET INNOVATIVE PRODUCTS. We continually seek out innovative consumer products which we can market and distribute profitably. For example, in the third quarter of 1998 we added 13 new products that we will sell directly. Six of these have been test marketed and launched, generating new revenue in the last quarter of 1998 and the first quarter of 1999, and the other seven are in various stages of test marketing, with launches scheduled during 1999. Our in-house product development and marketing department researches, develops and analyzes products and product ideas. The development of relationships with third parties and the active solicitation of new clients seeking multi-disciplinary marketing opportunities augment the activities of the product development and marketing department.

    Our marketing operations are dependent on our continuing ability to develop or obtain rights to new products to supplement or replace existing products as they mature through their product life cycles. Historically, most products in the direct marketing industry generate their most significant revenue in their introductory year. We introduced our Men Are From Mars, Women Are From Venus audio, video and companion materials products in 1994 and our Trade Your Way To Riches audio, video and companion materials products in 1996. While we have experienced continuing revenue from these products, we may not in the future, particularly in the case of Trade products which we stopped marketing in late 1998. Other products we introduce may experience much shorter revenue lives. One or more or all of the new products acquired in late 1998 or in the future may also fail to achieve profitability or result in net loss to us.

    Our future results of operations will also depend on our ability to spread our revenue (sales) stream over a larger number of products in a given period and to more effectively exploit the full revenue potential of each product we introduce through all levels of consumer marketing, whether directly or through third parties. The future revenues of the business will depend substantially on our ability to:

    - create and maintain an effective, integrated organization that develops, introduces and markets products that address changing consumer needs on a timely basis;

    - establish and maintain effective delivery platforms for our products; and

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    - develop new and expand established geographic markets.

We believe that the infrastructure investments we made in 1998 and the number of new products we acquired in 1998 and are bringing to market in 1999 provide the foundation for a solid, diversified revenue base.

    GROWTH BY STRATEGIC ACQUISITIONS AND ALLIANCES. We regularly evaluate acquisition opportunities that will enable us to expand our product offerings, core multimedia marketing capabilities and the geographic scope of our operations. To this end, we intend to acquire well-regarded niche companies or leaders in specific marketing and communications disciplines. We will also seek to acquire product lines or companies that have products that we believe we can integrate into our product offerings and successfully market through our marketing channels. We also review joint venture and strategic alliance candidates. We will focus on acquiring or forming alliances with relatively well-established, revenue producing, eCommerce businesses, or businesses we believe can be marketed and sold effectively in eCommerce, which will complement our existing capabilities. Key personnel who possess technical expertise will be given incentives to remain with us on a long-term basis. We have made two acquisitions to date and have recently entered into a strategic alliance that gives us an option to acquire new marketing capability targeted to the travel industry.

ACQUISITIONS AND ALLIANCES

    In October 1998, we acquired substantially all of the assets of Vision Digital Communications, Inc., a company that uses proprietary multimedia technologies to create engaging, interactive user interfaces that are delivered through electronic platforms known as kiosks. For the regional shopping mall market we have created the Centerlinq Network kiosk program using this technology. The consideration for the assets was 60,000 shares of common stock valued at $600,000 plus the assumption of short-term obligations and long-term debt of $214,000 and $238,000, respectively. We have also granted to the seller and a shareholder in the seller options to purchase up to an additional 50,000 shares of common stock. The options will become exercisable at a rate of 10,000 shares for each $1,000,000 of total revenue generated by the acquired division during the three-year period after the closing. The per share exercise prices of the options issued to the shareholder and the seller are $8.50 and $10.00, respectively. All of the options will expire at the end of the three-year period. In connection with the acquisition, we entered into three-year employment agreements with two of the executive officers of the seller, each of which provides for an annual salary of $84,000. Under these employment agreements, each of the employees will be eligible to receive options covering up to an additional 75,000 shares upon the achievement of three Centerlinq Network kiosk deployment goals. We have also agreed to make a $40,000 interest-free loan to both employees. We have not yet extended either of the loans. Up to $30,000 of each loan is subject to forgiveness upon the achievement of the same three kiosk deployment goals.

    In the first quarter of 1999, we also acquired substantially all of the assets of AniMagic Corporation, an interactive multimedia company that provided audio and video download and streaming capability to clients, for $45,000. We have hired two former employees of AniMagic. Prior to entering into the acquisition agreements, there were no affiliations between us and either Vision Digital or AniMagic.

    In April 1999, we entered into a strategic alliance with Global Leisure Travel, Inc. Global is a prominent participant in the consolidation of the travel industry, consisting of the combination of brand names in the travel industry, including:

      - Maupintour;

      - Sunmakers;

      - Jetset Tours; and

      - Regency Pacific.

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Maupintour, has been a travel industry award-winning and internationally respected escorted tour operator for almost 50 years. It is based in Lawrence, Kansas. Sunmakers, a strong competitor in the Northwest United States travel wholesale industry for almost 30 years, is based in Seattle, Washington. Jetset, an international wholesaler of discounted airline tickets, is based in Los Angeles, California. Regency Pacific has been selling Asian travel packages ranging from foreign independent travel packages to complex group itineraries since 1983 and is based in Los Angeles, California. Global also maintains sales offices in major cities throughout the U.S., and Jetset currently has eight fare and ticketing branches, including Chicago, Houston, Los Angeles, New York, San Diego, and San Francisco. All of the travel companies are grouped under the umbrella of Global Leisure Travel, Inc., and consolidated annual revenue for the companies in 1998 exceeded $200 million.

    The transaction with Global followed the acquisition in December 1998 of a controlling interest in Global by Genesis Diversified Investments, Inc., a company that is wholly owned by Mr. El-Batrawi. Global presently uses traditional means of distribution, predominantly selling through approximately 38,000 travel agencies across the United States, and also using private label and sub-contracting to distribute its products. Following the acquisition in the first quarter of 1999, Global reviewed its existing marketing and advertising capabilities and arrangements and Global's planned eCommerce capabilities. These included the Contour System hardware and the software Global had been developing through its Newton Group subsidiary with Fourth Dimension Software, Inc. While Global's strengths are in the travel industry, they are not in marketing, advertising or eCommerce, where Genesis is focusing. The two companies began analyzing the potential for a strategic alliance that would allow each company to focus on its area of expertise.

    The strategic alliance with Genesis was the result of this analysis. Under the alliance, Genesis will become the principal marketing and advertising agent and the exclusive Internet marketing and advertising agent and eCommerce consultant and provider to Global and all of its subsidiaries and affiliates. The companies believe that this will assist Global in further establishing its brand image, while remaining focused on its strengths in designing and delivering custom and wholesale travel packages. Concurrently, Genesis will obtain significant new marketing and advertising business, with an emphasis on exploiting Genesis's new eCommerce capabilities, including through our Centerlinq Network kiosks.

    In addition, a significant component of the strategic alliance is the proposed transfer of the technology and assets comprising the computerized travel marketing system known as the Contour System. This system, to be operated by Genesis's technology and eCommerce division, will give Genesis in one transaction an entirely new capability and a new industry distribution channel.

    The Contour System is composed of hardware and custom developed software designed for integrating multi-brand and multi-type travel products. In the acquisition, Genesis will acquire the hardware and all of Global's rights to Contour software. Contour provides a consistent high level of automation to numerous functions within the travel enterprise, including centralizing management information systems, accounting functions and researching, analyzing, booking, invoicing and collection functions for travel products. Contour also enables on-line communications with travel agencies, vendors and consumers. Using Contour, a travel agent, travel service provider or a consumer can, with a single interface, research, construct, book, account for, invoice, and track a multi-vendor, multi-currency travel package.

    Contour's common platform has a modular design which allows implementation in parts or as a complete package to fully integrate all enterprise functions, from reservations to general ledger, as well as to allow for cross-selling across disparate travel products. The system allows for immediate booking and reservation information for travel agents, while requiring fewer personnel to handle these functions. The upgraded computerized reservation system contained in Contour allows travel agents to book

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
on-line, thereby encouraging the agents to use Contour participants, such as Global Leisure's companies. Contour interfaces with all major airline reservations systems, including Apollo, Sabre and Worldspan. Contour's back-end reservations system also enables distribution of travel products electronically via the Internet to the consumer.

    The strategic alliance will initially comprise an Internet advertising campaign, a mall kiosk development program and various e-Commerce marketing and advertising initiatives. In addition, with the acquisition of the Contour System, Genesis will market the capabilities of the system to other travel industry participants, as well as directly to the consumer. We intend to do this through the Centerlinq Network and over the Internet through eCommerce sites tied to vendors, such as Global, or independent of particular vendors. We will be paid base fees for our services plus transaction fees to be negotiated for transactions effected though the new marketing channels we develop for Global.

    The purchase price for Contour is the development cost for the system, and we estimate that the price for these assets and technology will be between $2 million and $3 million, subject to an audit, which will be conducted within 30 days of the proposed acquisition. Consummation of the transaction is also subject to the receipt by our audit committee of a fairness opinion. We intend to exercise this option in the second quarter of 1999 and to complete the development of the Contour System and begin to market it to Global and other travel industry participants immediately.

    Under the alliance, Global has committed to make specified minimum payments to us for the use of Contour services and to pay transaction fees for services actually used. These fees will be comparable to fees that will be charged to third parties for similar services. Global also granted us a right of first refusal, which expires on June 30, 2000, to purchase Global or all of its assets at fair market value as determined by an independent appraisal.


    Under the term sheet, Global also has granted us a five-year right of first refusal on any new Global marketing or advertising.


    To keep Genesis profitable and successful, we will need to manage our acquisition and non-acquisition growth effectively. Because internal and external growth are critical elements of our business strategy, our ability to manage that growth effectively will be critical to our success. In addition to the specific risks associated with acquisition-based growth discussed in the section of this prospectus entitled "Risk Factors," growth will require that we continue to implement and improve our operational, administrative, and financial and accounting systems. This will be further complicated by the fact that we anticipate integrating diverse product and distribution channel companies and assets that may or may not have common administrative or other support needs. Unlike companies proving single-industry "roll up" strategies, because of the diverse nature of these potential acquisitions, we are not able to fix a single acquisition model or anticipate precisely what issues we may face in analyzing, closing or assimilating particular acquisitions. Future acquisitions will involve a number of risks, including:

    - increased management time devoted to unique or tailored acquisition types and structures;

    - the risks of acquiring undiscovered, undisclosed or undesired liabilities;

    - integration difficulties or difficulties in achieving desired economies of scale; and

    - diffusion of management or marketing skills across diverse companies or product lines.

    If we cannot make desired acquisitions or integrate those acquisitions once made, we will not be able to achieve our business objectives.

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
COMPETITION

    The market for fully integrated multimedia marketing and business solutions is relatively new, is intensely competitive and is subject to rapid technological change. We expect competition to persist, intensify and increase in the future. Our current competitors can be divided into several groups:

    - advertising and media agencies, such as Foote, Cone & Belding, Young & Rubicam, Inc. and Ogilvy & Mather;

    - direct marketing companies, such as National Media Corporation, Guthy-Renker Corporation and Xoom.com, Inc.;

    - Internet integrators and Web content presence providers, such as iXL Holding, Inc., Organic Online, Inc., Poppe Tyson, Proxicom, Inc., audiohighway.com and US Web, Inc;

    - large information technology consulting service providers, such as Andersen Consulting, Cambridge Technology Partners and Electronic Data Systems Corporation; and

    - Internet and online service providers, such as America Online Incorporated, NETCOM On-Line Communications Services Inc. and UUNet Technologies, Inc.

    Each of these companies compete directly with particular segments of our business. Although only a few of these competitors have to date offered a full range of integrated marketing and business solutions to companies, several have announced their intention to do so. Microsoft Corporation also recently announced its acquisition of an Internet advertising concern.

    There are relatively low barriers to entry into the multimedia marketing and business solutions market. We rely heavily on the skill of our personnel and the quality of our client service, and we have no patented technology that would preclude or inhibit competitors from entering our market. We expect that we will face additional competition from new entrants into the market in the future. Principal competitive factors include:

    - a company's creative reputation,

    - knowledge of media,

    - financial controls,

    - geographical coverage and diversity,

    - relationships with clients,

    - technological capability, and

    - quality and breadth of services.

    If existing or future competitors develop or offer services that provide significant performance, price, creative or other advantages over those offered by us, then our business, results of operations and financial condition would be negatively affected.

    Most of our current and potential competitors have longer operating histories, larger installed customer bases, longer relationships with clients and significantly greater financial, technical, marketing and public relations resources than we do. These competitors could decide at any time to increase their resource commitments to compete directly with us in markets we serve, such as regional shopping malls with our kiosk program. In addition, the relatively new market for eCommerce is subject to continuing definition, and, as a result, may better position our competitors to compete in this market as it matures.

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
INTELLECTUAL PROPERTY

    We regard our trademarks, trade secrets and similar intellectual property as critical to our success. Although we currently have no registered copyrights, trademarks or patents covering any of our proprietary technology, we currently rely on a combination of common law copyright and trademark laws, trade secret protection, confidentiality and non-disclosure agreements and contractual provisions with our employees and with third parties to establish and protect our proprietary rights. For the development of our marketing channel capabilities and technologies, we intend to rely upon unpatented trade secrets and know-how and on the expertise of our employees. These steps may not be adequate.

    We intend to pursue the registration of our copyrights and trademarks based upon anticipated use internationally. We may not be able to secure copyright or trademark registrations for all of our marks in the United States or other countries. We have filed trademark claims for "Genesis Intermedia" and "Show Super Star Interactive Video Presentation Systems," which is an interactive media presentation software product developed for the entertainment industry.

    Owners of other registered or unregistered copyrights, trademarks or servicemarks could bring potential copyright or trademark infringement claims. If our technology infringes on the rights of other companies, we may be required to seek licenses from third parties. However, we may not be able to do so on commercially reasonable terms, if at all. In addition, we may also be subject to litigation to defend against claims of infringement of the rights of others or to determine the scope and validity of the intellectual property rights of others. Likewise, and particularly because of our acquisition and growth strategy, disputes may arise with respect to ownership of technology developed by employees who were previously employed by other companies.

    If our competitors prepare and file applications in the United States that claim trademarks used or registered by us, we may oppose those applications and be required to participate in proceedings before the United States Patent and Trademark Office to determine priority of rights to the trademark, which could result in substantial costs to us. Similarly, actions could be brought by third parties claiming that our products or technology infringe patents or copyrights owned by others. An adverse outcome could require us to license disputed rights from third parties or to cease using a trademark or infringing product or technology. Any litigation regarding our proprietary rights could be costly and divert management's attention, result in the loss of some of our proprietary rights, require us to seek licenses from third parties and prevent us from selling our products and services.

    We generally license intellectual property from third parties. We license the rights to John M. Gray, Ph.D.'s book Men Are From Mars, Women Are From Venus for creation and marketing of the video and audio products directly marketed by us. We also license the rights to produce and market other products, such as Hawaiian Tropic Swimwear. We are dependent upon the protection of these intellectual properties by their licensors and are responsible for protecting them as well. In addition, we anticipate in the future licensing our content from third parties. As a result, our exposure to copyright infringement actions may increase because we must rely upon those third parties for information as to the origin and ownership of the licensed content. We intend to obtain representations as to the origin and ownership of licensed content and to indemnification to cover any breach of any representations. However, the representations may not be accurate and the indemnification may not adequately protect us.

REGULATION

    Advertising is regulated by the government, by private organizations, including self-regulatory bodies and trade associations, and by consumer groups.

    THE FEDERAL TRADE COMMISSION ACT. The Federal Trade Commission may seek cease and desist orders, impose monetary penalties, or pursue other remedies in the event that an advertising company

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
violates this Act's rules or regulations pertaining to false, misleading and unfair advertising. We believe that we are in compliance with the Act and the regulations promulgated under the Act.

    THE FEDERAL TELEMARKETING AND CONSUMER FRAUD AND ABUSE PREVENTION ACT. A variety of deceptive, unfair or abusive practices in telemarketing sales have been prohibited under this Act. Generally, these rules prohibit misrepresentations of the cost, quantity, terms, restrictions, performance or characteristics of products or services offered by telephone solicitation or of refund, cancellation or exchange policies. The regulations also regulate the use of prize promotions in telemarketing to prevent deception and require that a telemarketer identify promptly and clearly the seller on whose behalf the telemarketer is calling, the purpose of the call, the nature of the goods or services offered and, if applicable, that no purchase or payment is necessary to win a prize. The regulations also require that telemarketers maintain records on various aspects of their business. We believe that we are in compliance with the Act and the regulations promulgated under the Act.

    Violation of the rules and regulations applicable to telemarketing practices may result in injunctions against violative operations, monetary penalties or disgorgement of profits. Violations may also give rise to private actions for damages.

    THE FEDERAL TELEPHONE CONSUMER PROTECTION ACT OF 1991. This Act imposes restrictions on unsolicited automated telephone calls to residential telephone subscribers. Under the Act it is unlawful to initiate telephone solicitations to residential telephone subscribers before 8:00 a.m. or after 9:00 p.m., local time at the subscriber's location, or to use automated telephone dialing systems or artificial or prerecorded voices to call specified subscribers. Additionally, the Act requires teleservice firms to develop a written policy which

    - clearly delineates the types of calls that the firms are prohibited from making under the Act,

    - lists specific individuals or groups of individuals that the firms are prohibited from contacting under the Act, and

    - prohibits its personnel from making the calls.

Our call management system has been modified to eliminate some of its capabilities to help prevent violations of the Act. These modifications prevent personnel from initiating telephone calls during restricted hours or to individuals listed on our "do not call" list. We also educate our personnel on the restrictions and prohibitions of the Act.

    STATE REGULATION. Most states have enacted statutes similar to the Federal Trade Commission Act prohibiting unfair or deceptive acts and practices. A number of states have enacted legislation and other states are considering enacting legislation to regulate telemarketing. For example, telephone sales in some states are not final until a written contract is delivered to and signed by the buyer, and that contract may often be canceled within three business days. At least one state also prohibits telemarketers from requiring credit card payment, and several other states require some telemarketers to obtain licenses, post bonds or submit sales scripts to the state's attorney general. State regulation has not materially affected our operations as we currently conduct them and we do not presently anticipate that state regulation will materially and adversely affect our operations in the future.

    INTERNATIONAL REGULATION. Advertising is subject to regulation in countries other than the United States in which we may choose to do business. We will need to review any of these regulations before conducting business in any other country.

    SELF-REGULATORY BODIES; TRADE ASSOCIATIONS; AND CONSUMER
GROUPS. Self-regulatory activities have become significant in the advertising business. The Council of Better Business Bureaus has created the

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
National Advertising Division and the National Advertising Review Board. These are private organizations that review and process allegations that a company has violated state or federal rules or regulations pertaining to advertising. Additionally,

    - the national television networks and various other media have adopted extensive regulations for advertising that is acceptable for broadcast or publication,

    - trade associations in some industries publish advertising guidelines for their members, and

    - various consumer groups have been and continue to be powerful advocates of increased regulation of advertising.

    INDUSTRY REGULATION. Some industries served by us are also subject to government regulation. Our employees who complete the sale of insurance products are required, for example, to be licensed by various state insurance commissions and to participate in regular continuing education programs. We provide this continuing education to our employees and believe that we have, in all material respects, complied with this and other relevant industry regulations. We may also be subject to regulation by the Commodity Futures Trading Commission, which regulates commodities trading. The Commission has initiated an investigation which may affect the infomercial titled Success and You based on Jake Bernstein's Trade Your Way To Riches product. See "--Legal proceedings" below.

    THE COMMUNICATION DECENCY ACT OF 1996. The Communications Decency Act of 1996 was enacted in 1996. Although those sections of this Act that, among other things, proposed to impose criminal penalties on anyone distributing "indecent" material to minors over the Internet were held to be unconstitutional by the U.S. Supreme Court, similar laws may be proposed and adopted. Although we do not currently distribute the types of materials that this Act may have deemed illegal, the nature of this legislation and the manner in which it may be interpreted and enforced cannot be fully determined, and legislation similar to the Communications Decency Act could subject us to potential liability, which in turn could have an adverse effect on our business. These types of laws could also damage the growth of the Internet generally and decrease the demand for our products and services.

    REGULATORY COMPLIANCE. We have developed internal review procedures to help ensure that our work product is accurate and fairly discloses the nature of the products marketed and sold by us. We believe that we are in compliance with federal, state and local laws and regulations pertaining to advertising and the pre-clearance procedures of the broadcast media.

EMPLOYEES


    As of May 31, 1999, we had 146 full-time employees, including 100 telemarketers, four systems engineers and three graphic designers. None of these employees are covered by collective bargaining agreements and management believes that our relations with our employees are good.


PROPERTIES

    We own our headquarters office building at 13063 Ventura Boulevard, Studio City, California 91604-2238. The building consists of 6,300 square feet and is entirely occupied by us. Most of our administrative, telemarketing and media time operations are conducted at our headquarters. We lease production facilities for the production of direct marketing programming on an as-needed basis from third parties on commercially available terms. We also operate a call center in Utah, in approximately 2,000 square feet of space under a lease ending May 31, 2001. The lease provides for monthly rental payments of $6,720. Genesis Intermedia, Inc. occupies approximately 4,000 square feet located at 3151 Airway Avenue, Building T-3, Costa Mesa, California 92626. The lease for that space provides for monthly rental payments of $8,175 and the term expires on August 1, 2000.

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
    Our planned capital expenditures for 1999 include expenditures for expansion of our telemarketing division, which will likely include lease or acquisition of additional space for telephone service representatives and supporting infrastructure. In addition, as we add new space we will consider relocating and consolidating Genesis Intermedia, Inc.'s operations into that new space. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and capital resources."

LEGAL PROCEEDINGS

    On November 14, 1997, the Commodity Futures Trading Commission issued an order authorizing the issuance of subpoenas and depositions in a private investigation involving Jake Bernstein and MBH Commodity Advisors, a company not affiliated with Genesis. Although the order does not reference Genesis, its employees or affiliates, the CFTC has nonetheless requested that we provide various documents arising out of our involvement in the production and marketing of an infomercial titled Success and You which promotes and markets a video series titled Trade Your Way To Riches. To date, the CFTC has directed one subpoena to Genesis. Various documents have been produced on our behalf in response to the subpoena. Additionally, the CFTC has taken the deposition of Ramy El-Batrawi, our president, in connection with its investigation. We have not to date been required to discontinue sales of Trade Your Way To Riches products or services as a result of the CFTC's actions.

    Although the CFTC has articulated its belief that Genesis, by virtue of our involvement in the production and marketing of the infomercial, may be required to be registered in some capacity to continue to engage in our sales activities related to the Trade products, we believe the CFTC's analysis and conclusions are incorrect and are based on incomplete information. In October 1998, we issued a written response to the CFTC's position setting forth the reasons why we are not required to register in any capacity with the CFTC. The CFTC has indicated that registration may be required. We have been advised by our counsel that the initiation of a CFTC enforcement action against us requiring registration or seeking the imposition of sanctions is unwarranted. As of the date of this prospectus, there has been no indication that the CFTC seeks any relief other than registration. To date, no complaint or enforcement action has been asserted against Genesis, our officers, directors or employees.

    If it is determined in the investigation or any resulting proceeding that registration is required, we intend promptly to effect any required registration. It is estimated that the cost of registering Genesis with the CFTC will be less than $1,000. In the event that the CFTC were to bring an enforcement action against Genesis by virtue of our failure to register, which we believe would be unwarranted, any adverse determination or settlement in this action could adversely affect us. The range of possible sanctions available to the CFTC in enforcement actions generally include a simple request to become registered, a cease and desist order--which could, if successfully applied to us or Trade, terminate sales of some Trade Your Way To Riches products or services--and a possible order of disgorgement of profits--which could, again if applied to us, result in substantial payments by us. In February 1999, we commenced negotiations with the CFTC to terminate the investigation and settle all underlying claims against us and all other persons subject to the investigation. Although we believe that a settlement can be reached that will not have a material adverse impact on us, we can not predict whether any settlement proposal we may make will be accepted by the CFTC or by what time. For the reasons discussed in the preceding paragraph, we believe that if we are unable to reach agreement on a consensual resolution with the CFTC, then the final resolution of the investigation or any ensuing action or proceeding will not have a material adverse effect on us.

    On February 5, 1999, the former chief executive officer of our Genesis Intermedia, Inc. subsidiary commenced a suit for wrongful termination in California Superior Court in Los Angeles County. The plaintiff is Sam Hassabo and the principal defendants are Genesis, our Genesis Intermedia, Inc. subsidiary and our chief executive officer, Mr. El-Batrawi. The complaint alleges wrongful termination and breach of employment contract. The complaint also alleges that the defendants engaged in fraud and

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
negligent misrepresentation in connection with the plaintiff's hiring and the termination of his employment. Mr. Hassabo was terminated from his position as director and chief executive officer of Genesis Intermedia, Inc. in December 1998. The complaint primarily seeks monetary and punitive damages. We believe the suit is frivolous and we intend to defend it vigorously. We carry employment practices and general liability insurance which we believe is adequate to cover any potential liability.

    We may also be involved from time to time in various other claims and legal actions incident to its operations, either as plaintiff or defendant. As an advertiser, we may be exposed to unforeseen liability to consumers, competitors or others, against which we are not insured. We from time to time may be, or may be joined as, a defendant in litigation brought against us or our clients by third parties. As we acquire the rights to diverse new products and increase our client base, the likelihood of that type of suit will increase. These possible claims include those brought by clients' competitors, regulatory bodies or consumers alleging that advertising claims are false, deceptive or misleading, that our clients' products are defective or injurious or that marketing and communications materials infringe on the proprietary rights of third parties. We do not maintain insurance designed specifically for advertising agency liability. If we are not adequately insured or indemnified, then the damages, costs, expenses or attorneys' fees could have an adverse effect on us.

    In addition, the contracts we enter into with our clients sometimes require us to indemnify clients for claims brought by competitors or others claiming that advertisements or other communications infringe on intellectual property rights. Although we maintain business insurance we believe is adequate for our operations, adequate insurance coverage may not be available in the future or the insurance held by us may not be sufficient if a significant adverse claim is made.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


    Set forth below is information concerning the directors, executive officers and other key employees of Genesis as of May 31, 1999.



NAME                                            AGE      POSITION(S)
------------------------------------------      ---      --------------------------------------------
DIRECTORS AND EXECUTIVE OFFICERS
Ramy El-Batrawi...........................          38   Chairman of the Board and Chief Executive
                                                           Officer
Douglas E. Jacobson.......................          52   Director, Chief Financial Officer
Craig T. Dinkel...........................          41   Chief Operating Officer
Blair LaCorte.............................          36   Director
George W. Heyworth........................          49   Director

KEY EMPLOYEES
Sam Elkholy...............................          41   Vice President, Technology


    RAMY EL-BATRAWI. Mr. El-Batrawi is the principal stockholder and chief executive officer of Genesis. He has been a director and chairman of the board of Genesis since its inception in October 1993. Mr. El-Batrawi's prior experience has included international business marketing where he facilitated and negotiated significant transactions between global industrial companies and world governments. Firms with which he has been involved include Lockheed Corporation, Carnival Cruise Lines Inc., Lonrho, Inc., McDonalds Corporation and Eastern Airlines. Additionally, he is the sole shareholder, President and Chairman of the Board of Directors of several other companies, including International Futures Brokerage Company, Mars and Venus Counseling Centers, Inc., Genesis Aviation, Inc., Genesis Aviation II, Inc., Genesis Diversified Investments, Inc., Sentient, Inc. and Trade Your Way To Riches, Inc.

    DOUGLAS E. JACOBSON. Mr. Jacobson has been a director of Genesis since October 1998. Mr. Jacobson has been a certified public accountant for over 25 years and is a graduate of the College of William and Mary in Virginia. His experience includes working for local public accounting firms and Coopers & Lybrand where he audited privately held and SEC-registered public corporations. He was responsible for supervising the financial audit staff of a major retail drug chain, Eckerd Drugs in Clearwater, Florida for three years. Subsequent to that position, he managed the internal audit functions for a highly diversified, closely held family conglomerate, Lykes Bros. Inc., for four years. In that position he was responsible for nationwide audits and reporting directly to the Chairman. From 1983 to 1997, as a sole practitioner certified public accountant, he performed accounting, audit and tax services for key family members and other clients, including Genesis. As Genesis's chief financial officer, Mr. Jacobson's responsibilities include overseeing and preparing the financial analysis of our financial growth and reporting.

    CRAIG T. DINKEL. Mr. Dinkel joined Genesis as its chief operating officer in October 1998. Prior to joining Genesis, Mr. Dinkel served as chief operating officer of Trade Your Way To Riches, Inc., a company owned by Genesis's majority stockholder. Mr. Dinkel's responsibility is to manage and oversee the day-to-day operations of Genesis, including the management of our core group of inbound and outbound telemarketers. His principal responsibilities include effectuating Genesis's marketing plans, business development, customer service and fulfillment, and management of information systems. From April 1996 to April 1997, he was the manager of special projects reporting directly to Michael Levy, president and chief executive officer of Positive Response Television, Inc., a subsidiary of National Media Corporation. He managed that company's profit center and was responsible for the delivery of customized, call center services to inbound and outbound clients. Prior to April 1996, Mr. Dinkel acted as a licensed futures trader. He received his undergraduate degree from California State University Northridge and is currently seeking a masters degree from the Peter Drucker School of Executive Management in Claremont, California.

    BLAIR LACORTE. Mr. LaCorte has been a director of Genesis since October 1998. Mr. LaCorte is an Entrepreneur in Residence at Internet Capital Group. Prior to joining Internet Capital Group in 1998, Mr. LaCorte was the founder and president of the Internet Technology Group at Cadis, Inc. Cadis, Inc. developed and marketed parametric search technology used to enable electronic commerce applications and offered a complete enterprise commodity and supplier management software. Cadis, Inc. was sold to Aspect Development, Inc. in November 1997. Prior to Cadis, Inc., Mr. LaCorte held several executive management roles at Autodesk, maker of Autocad. Mr. LaCorte was the founder and general manager of the data publishing division, a stand-alone unit, that grew to become the world's largest provider of catalogs with two-dimensional CAD graphics on the web. This unit was later sold to Thomas Publishing. Mr. LaCorte was also director of worldwide product marketing where he developed and released three new products. Prior to that, Mr. LaCorte served as manager of worldwide strategic and market planning for Sun Microsystems and was a Senior Consultant for Gemini Consulting. Mr. LaCorte graduated from the University of Maine with a degree in Business Administration and graduated with honors from General Electric's Financial Management Program and received a Masters of Business Administration degree in strategy and marketing from the Tuck School at Dartmouth College.

    GEORGE W. HEYWORTH. Mr. Heyworth was elected a director of Genesis in January 1999. From March 1998 to February 1999, Mr. Heyworth was the vice-president of Intersolv/MicroFocus Inc., a software change management firm. He is directly responsible for formulating business strategy, partnerships, acquisitions and product direction for Intersolv/MicroFocus, Inc. Prior to joining Intersolv, Mr. Heyworth was chief technology officer and vice president of engineering at Cadis, Inc., where he was a key member of the senior management team. Prior to joining Cadis, Inc. in March 1997, Mr. Heyworth held several technical management positions at Perot Systems Corporation, which he joined in April 1994. These positions included director of software development and director of global technical training. Mr. Heyworth also served as chief software engineer for NASA's Space Station Trainer from January to December 1993. Prior to this project, Mr. Heyworth worked as program manager of NASA's Computer Services Programs. Mr. Heyworth received his Masters of Science degree from the University of Oregon and is a graduate of the United States Military Academy, where he received a Bachelor of Science degree in Civil Engineering.

    SAM ELKHOLY. Mr. Elkholy has been the vice president, technology of Genesis since September 1998. Mr. Elkholy has been a pioneer in the development of multimedia and Internet solutions. Before joining Genesis, he served as president and chief executive officer of AniMagic Corporation, a position he held since 1993. In 1998, AniMagic filed for protection under Chapter 11 of the United States Bankruptcy Code, which case was dismissed, and AniMagic then filed for protection under Chapter 7 of the Code. Mr. Elkholy also served as MIS director for Technicolor, Inc., Coca Cola Enterprise West, Republic Pictures and MCA/Universal prior to joining AniMagic in 1993. Under his leadership, AniMagic completed projects for Apple Computer, Inc., Microsoft Corporation, The Walt Disney Company, Epson America, Inc., McDonnell Douglas Corporation, Sprint Corporation, Warner Records and TRW, Inc. Mr. Elkholy was recognized as one of the Top 100 Multimedia Producers in America in 1995 by Multimedia Producer Magazine. In 1997, Epson America, Inc. selected AniMagic to develop an Internet eCommerce website.

BOARD OF DIRECTORS

    Our board of directors is currently composed of four members. We anticipate expanding the board of directors to five members. Prior to 1999, we did not have a compensation committee or an audit committee. Mr. LaCorte and Mr. Heyworth now serve on the audit committee and Mr. El-Batrawi, Mr. LaCorte and Mr. Heyworth comprise the compensation committee. Each director holds office until the next annual meeting of the stockholders or until his or her successor is duly elected and qualified.

    Our directors who are not employees each received stock options for 50,000 shares of common stock at an exercise price of $8.50 per share for their services as directors. Directors who are employees will not be paid any fees or additional compensation, other than expense reimbursement, for service as members of the board of directors or any committee. We will enter into arrangements with respect to fees and other compensation, including expense reimbursement, for other directors who are not employees at the time they are selected to serve on the board. In addition, directors who are not employees may annually receive automatic grants of non-qualified stock options under our 1998 Stock Incentive Program. See "--Employee compensation programs--1998 stock incentive program" below. We maintain directors' and officers' liability insurance and our corporate bylaws provide for indemnification of directors and officers to the fullest extent permitted by Delaware law. We have entered into indemnification agreements with all of our directors. In addition, our certificate of incorporation limits the personal liability of the directors to Genesis or our stockholders for breaches of the directors' fiduciary duties to the fullest extent currently permitted by Delaware law. See "Description of Capital Stock--State law provisions."

COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During the year ended December 31, 1998 decisions concerning compensation of executive officers were made by the board of directors. No interlocking relationship exists between Genesis's board of directors and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

EXECUTIVE COMPENSATION

    The following table sets forth information concerning the compensation earned by our chief executive officer and each of the other most highly compensated executive officers whose aggregate cash compensation exceeded $100,000 for services rendered in all capacities during the fiscal year ended December 31, 1998.

    No executive officer named in the table below received perquisites or other personal benefits, securities or property in an amount in excess of the lesser of $50,000 or 10% of that officer's cash compensation, nor did all named officers together receive that type of other compensation in excess of the lesser of $50,000 times the number of named officers or 10% of those officers' aggregate cash compensation. See, however, "Certain Transactions" for a discussion of transactions between Genesis and Mr. El-Batrawi and his affiliates. Of the options granted to Mr. Jacobson, 100,000 vested March 31, 1999 and 50,000 vest March 31, 2000.

                                                                      LONG TERM COMPENSATION
                                               ANNUAL COMPENSATION    -----------------------
                                             -----------------------   SECURITIES UNDERLYING
NAME AND PRINCIPAL POSITION                  SALARY ($)   BONUS ($)       OPTIONS/SARS(#)
-------------------------------------------  ----------  -----------  -----------------------
Ramy El-Batrawi, chairman of the board and
  chief executive officer..................  $  250,000  $   --                     --
Douglas E. Jacobson, chief financial
  officer..................................     115,000      --                150,000

    During 1998 Mr. El-Batrawi also received an additional $705,000 distribution of undistributed S corporation earnings. Mr. Jacobson became our chief financial officer in October 1998 and his salary is presented on the table on an annualized basis.

OPTION GRANTS

    The following table sets forth information with respect to grants of stock options to the named officers during 1998. We did not grant any stock appreciation rights in 1998.

                                                NUMBER OF
                                               SECURITIES      % OF TOTAL
                                               UNDERLYING     OPTIONS/SARS
                                                OPTIONS/       GRANTED TO
                                                  SARS        EMPLOYEES IN     EXERCISE PRICE
NAME                                           GRANTED (#)     FISCAL YEAR        ($/SHARE)        EXPIRATION DATE
---------------------------------------------  -----------  -----------------  ---------------  ----------------------
Ramy El-Batrawi..............................      --              --                --                   --
Douglas E. Jacobson..........................     100,000              40%        $    8.50     September 30, 2005
Douglas E. Jacobson..........................      50,000              20%        $    8.50     December 31, 2005

FISCAL YEAR-END OPTION VALUES

    The following table sets forth for the chief executive officer and the other named executive officer information concerning the fiscal year-end value of unexercised options based on the estimated initial public offering price of $8.50. The exercise price of all options granted to the named officer is $8.50 per share. No options were exercised during the fiscal year ended December 31, 1998.

                                                                                 NUMBER OF
                                                                                UNEXERCISED    VALUE OF UNEXERCISED
                                                                                OPTIONS AT     IN-THE-MONEY OPTIONS
                                                                              FISCAL YEAR-END   AT FISCAL YEAR-END
                                                                                    (#)                 ($)
                                                                              ---------------  ---------------------
                                                                               EXERCISABLE/        EXERCISABLE/
NAME                                                                           UNEXERCISABLE       UNEXERCISABLE
----------------------------------------------------------------------------  ---------------  ---------------------
Ramy El-Batrawi.............................................................       --/--               --/--
Douglas E. Jacobson.........................................................    --/150,000               --/--

EMPLOYEE COMPENSATION PROGRAMS

    1998 STOCK INCENTIVE PROGRAM

    In October 1998, the board of directors adopted and the stockholders approved our 1998 Stock Incentive Program. Under the 1998 program, the board of directors, or its designated administrators, have the flexibility to determine the type and amount of awards to be granted to eligible participants.

    PURPOSE, STRUCTURE, AWARDS AND ELIGIBILITY. The 1998 program is intended to secure for Genesis and our stockholders the benefits arising from ownership of common stock by individuals employed or retained by us who will be responsible for the future growth of the enterprise. The 1998 program is designed to help attract and retain superior personnel for positions of substantial responsibility, and to provide individuals with an additional incentive to contribute to our success.

    The 1998 program is composed of seven parts and the program administrators may make the following types of awards under the 1998 program:

    (1) incentive stock options under the Incentive Stock Option Plan;

    (2) nonqualified stock options under the Nonqualified Stock Option Plan;

    (3) restricted shares under the Restricted Shares Plan;

    (4) rights to purchase stock under the Employee Stock Purchase Plan;

    (5) stock appreciation rights under the Stock Appreciation Rights Plan;

    (6) grants of options under the Non-Employee Director Stock Option Plan; and

    (7) specified other stock rights under the Stock Rights Plan, which may include the issuance of units representing the equivalent of shares of common stock, payments of compensation in the form of shares of common stock and rights to receive cash or shares of common stock based on the value of dividends paid on a share of common stock.

Officers, key employees, employee directors, consultants and other independent contractors or agents of Genesis or our subsidiaries who are responsible for or contribute to the management, growth or profitability of our business will be eligible for selection by the program administrators to participate in the 1998 program, provided, however, that incentive stock options may be granted under the Incentive Stock Option Plan only to a person who is an employee of Genesis or its subsidiaries.

    SHARES SUBJECT TO 1998 PROGRAM. We have authorized and reserved for issuance an aggregate of 600,000 shares of our common stock under the 1998 program. The aggregate number of shares of common stock which may be granted through awards under the 1998 program, other than stock payments and the purchase of stock under the Employee Stock Purchase Plan, to any employee in any calendar year may not exceed three percent of the then-outstanding shares of common stock. The shares of common stock issuable under the 1998 program may be authorized but unissued shares, shares issued and reacquired by us or shares purchased by us on the open market. If any of the awards granted under the 1998 program expire, terminate or are forfeited for any reason before they have been exercised, vested or issued in full, the unused shares subject to those expired, terminated or forfeited awards will again be available for purposes of the 1998 program.

    EFFECTIVE DATE AND DURATION. All of the plans other than the Incentive Stock Option Plan and the Employee Stock Purchase Plan, became effective upon their adoption by the board of directors. The Incentive Stock Option Plan and the Employee Stock Purchase Plan became effective upon their adoption by the board of directors and approval of the 1998 program by a majority of the stockholders. The 1998 program will continue in effect until September 30, 2008 unless sooner terminated under the general provisions of the 1998 program.

    ADMINISTRATION. The 1998 program will be administered by the board of directors or by a committee appointed by the board. That committee must consist of not less than two directors who are:

    - non-employee directors within the meaning of SEC Rule 16b-3 promulgated under the Securities Exchange Act of 1934, so long as non-employee director administration is required under Rule 16b-3; and

    - outside directors as defined in Section 162(m) of the Internal Revenue Code of 1986, so long as outside directors are required by the Code.

Subject to these limitations, the board of directors may from time to time remove members from the committee, fill all vacancies on the committee, however caused, and may select one of the members of the committee as its chair. The program administrators may hold meetings when and where they determine, will keep minutes of their meetings, and may adopt, amend and revoke rules and procedures in accordance with the terms of the 1998 program.

    STOCK OPTION GRANTS

    On March 31, 1999, we had stock options outstanding with respect to 350,000 shares of common stock authorized under the 1998 program, all with exercise prices of $8.50 per share. These options vest as follows:

    - 200,000 on March 31, 1999

    - 25,000 on July 31, 1999

    - 25,000 on January 31, 2000

    - 50,000 on March 31, 2000

    - 25,000 on July 31, 2000

    - 25,000 on January 31, 2001

We also had 100,000 additional options outstanding that were not granted under the 1998 program with a weighted average exercise price of $9.79.

EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

    In September 1998, we entered into an employment agreement with Mr. El-Batrawi which continues until September 30, 2003, unless terminated earlier by us, either for cause, death or other specified circumstances. Under the terms of the employment agreement, Mr. El-Batrawi is to be paid an annual salary of $250,000. Mr. El-Batrawi is eligible to receive bonuses at the discretion of the board of directors. We have obtained a $4 million term life insurance policy covering Mr. El-Batrawi. We are the sole beneficiary on the policy, $900,000 of which is allocated to payment of the mortgage on our headquarters.

    In connection with its acquisition of substantially all of the assets of Vision Digital Communications, Inc., we entered into employment agreements with two former employees of Vision Digital, each providing for three-year terms and annual salaries of $84,000. Each employee is also eligible to receive grants of options to purchase an aggregate of 75,000 shares of common stock, upon the achievement of three separate performance hurdles. The 25,000 options that may be granted to each employee at each hurdle will have per share exercise prices of $11.00, $13.00 and $15.00, respectively.

    Effective December 7, 1998, the former chief executive officer of our Genesis Intermedia, Inc. subsidiary ceased to hold that position and was removed from the position of director of Genesis. In February 1999, this former employee commenced a suit against Genesis for wrongful termination. See "Business--Legal proceedings." In the event that there is a dispute with respect to the terms of any Genesis employment agreement, a state court may determine not to enforce or only to partially enforce some provisions of the employment agreements relating to non-competition.

    Effective December 31, 1998, Robert Kline resigned from his position as vice president, business development, for personal reasons. Dr. Kline has agreed to provide services that are similar to those he previously provided to us on a part-time, as-needed basis.

                              CERTAIN TRANSACTIONS

    We believe that the transactions set forth below were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All future transactions, including loans to and advances from affiliates, and contracts with affiliates will be approved by a majority of the board of directors, including a majority of the independent and disinterested directors, and will continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties.

TRANSACTIONS WITH THE MAJORITY STOCKHOLDER

    During the year ended December 31, 1998, Mr. El-Batrawi received a distribution of $955,000 from S corporation earnings accrued through December 31, 1998. As a result of Genesis revoking its S Corporation status effective January 1, 1999, in early 1999 we made an additional distribution to Genesis's S corporation stockholders in the amount of $2,000,000 to pay federal and state income taxes.

    From time to time, Mr. El-Batrawi has lent money to Genesis. These advances have generally been repaid at the stockholder's request. These advances are non-interest bearing and have no scheduled repayment terms. At December 31, 1998, the amount owed to Mr. El-Batrawi was $15,495 and at March 31, 1999 the balance was $12,214.

    In June 1997, Genesis obtained a $750,000 line of credit from a financial institution. The line of credit is collateralized by substantially all of our assets, except our corporate office building, and is personally guaranteed by Mr. El-Batrawi.


    From time to time, Genesis has advanced money to business associates of Mr. El-Batrawi. Mr. El-Batrawi has guaranteed repayment of all of these advances and is obligated to repay the advances in the event of non-payment by the borrower. At September 30, 1998, advances to business associates of Mr. El-Batrawi were as follows: Mr. F. Pigeon--$4,184; Mr. O. Khashoggi--$28,000; and World Capital--$1,088. At December 31, 1998, all of these loans had been repaid in full.


TRANSACTIONS WITH AFFILIATES


    From time to time, we have advanced money to companies that are wholly-owned by Mr. El-Batrawi or to companies in which Mr. El-Batrawi has an ownership interest and exercises significant control. These advances to affiliates have generally been repaid upon our request, are non-interest bearing and have no scheduled repayment terms. Mr. El-Batrawi has guaranteed repayment of these advances and is responsible for repayment of these advances in the event of non-payment by the borrower. At September 30, 1998, advances to affiliates were as follows: Mentoring Institute, Inc.-- $117,118; Mars and Venus Counseling Centers, Inc.--$98,029; International Futures Brokerage Company--$32,000; and Jet Vacations, Inc.--$76,405. At December 31, 1998, all of these loans had been repaid in full.



    From time to time, companies owned by Mr. El-Batrawi or companies in which Mr. El-Batrawi has an ownership interest have advanced money to Genesis. These advances are non-interest bearing and are repaid upon demand. At September 30, 1998, advances from Genesis Aviation, Inc. amounted to $796,601 and at December 31, 1998, this loan had been repaid in full.


    Genesis was also engaged in the following transactions with Trade Your Way To Riches, Inc., a company that is wholly-owned by Mr. El-Batrawi. During the years ended December 31, 1998 and 1997, we sold media time to Trade for $3,702,731 and $7,412,038, respectively. In addition, during the years ended December 31, 1998 and 1997, we earned commissions from the sale of Trade products that amounted to $1,789,415 and $742,315, respectively. In the first quarter of 1999 there were no media sales or commissions earned from Trade products. Amounts due to us at March 31, 1999 and December 31, 1998 and 1997, related to the sales of media to Trade and commissions earned were $1,550,804, $1,676,219 and $2,383,663, respectively. Our accounts receivable from Trade are on a revolving open account. Accounts are typically paid within 90 to 120 days, based upon the anticipated sales and collection cycle for Trade's products, which typically involves four equal monthly payments by Trade's customers.

    In April, 1999, we entered into a strategic alliance with Global Leisure Travel, Inc., a leading provider of wholesale travel to travel agents and consumers. Global's majority stockholder is a company that is wholly owned by Mr. El-Batrawi. As part of the strategic alliance with Global, Global granted us an option to acquire all of the technology and assets comprising its proprietary computerized travel marketing system known as the Contour System. The agreed purchase price is the actual cost of development and we estimate that the price for these assets and technology will be between $2 million and $3 million, subject to an audit, which will be conducted within 30 days of the proposed acquisition. Global also granted us a right of first refusal to purchase Global or all of its assets at fair market value as determined by an independent appraisal. We have also agreed to advance up to $3 million to Global upon the negotiation and execution of definitive documentation containing terms to be negotiated to finance the development of its marketing and advertising initiatives and for general corporate purposes. See "Business--Acquisitions and Alliances."

    During the year ended December 31, 1997, we reimbursed Genesis Aviation, Inc., a company owned by Mr. El-Batrawi, $8,995 for travel expenses related to the use of one of its airplanes.

TRANSACTIONS WITH JOHN M. GRAY, PH.D.

    On December 31, 1997, we sold 116,504 shares of our common stock to Dr. Gray for $900,000. Dr. Gray surrendered to Genesis 29,126 of these shares, representing 25% of his shares, on November 1, 1998 concurrently with the surrender by Mr. El-Batrawi of 970,874 of his shares, representing 25% of his shares of common stock.

    Royalties paid to Dr. Gray for the years ended December 31, 1998, 1997 and 1996 were $0, $50,101 and $423,207, respectively. No royalties were paid for the three months ended March 31, 1999.

TRANSACTIONS WITH DOUGLAS E. JACOBSON

    Between 1993 and 1997, Mr. Jacobson performed accounting and tax services for us for which he was compensated based on his standard hourly rates ranging from $100 to $125.

                             PRINCIPAL STOCKHOLDERS


    The following table sets forth information regarding beneficial ownership of our common stock as of May 31, 1999 and as adjusted to reflect the sale of common stock offered in this prospectus, by


    - each person who is known by us to own beneficially five percent or more of our common stock prior to this offering,

    - each of our directors and each of the officers named in "Management--Executive compensation" section of this prospectus, and

    - all current directors and executive officers as a group.

The address of each person is in care of Genesis at 13063 Ventura Boulevard, Studio City, California 91604-2218.

    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or become exercisable within 60 days following the date of this prospectus are deemed outstanding. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. For Mr. Jacobson, this results in the 100,000 shares underlying his option that vests March 31, 1999 being deemed held by him. Unless otherwise indicated in the table, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder's name. All share numbers and percentages assume no exercise of the underwriters' over-allotment option.

                                                           PERCENTAGE PRIOR    PERCENTAGE AFTER
                                             SHARES         TO THE OFFERING      THE OFFERING
                                          BENEFICIALLY      IF GREATER THAN   IF GREATER THAN ONE
NAME OF BENEFICIAL OWNER                  OWNED PERCENT       ONE PERCENT           PERCENT
--------------------------------------  -----------------  -----------------  -------------------
Ramy El-Batrawi.......................       2,912,622             87.99%              54.85%
Douglas E. Jacobson...................         100,000             *                   *
Blair LaCorte.........................               0             *                   *
George W. Heyworth....................               0             *                   *
All directors and executive officers
  as a group (five persons)...........       3,012,622             88.35%              55.69%

                          DESCRIPTION OF CAPITAL STOCK


    Upon completion of this offering, the authorized capital stock of Genesis will consist of 25,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share. As of May 31, 1999, there were 3,310,000 shares of common stock outstanding held by five stockholders and 142,858 shares of preferred stock were outstanding.


COMMON STOCK

    The holders of common stock are entitled to one vote per share for the election of directors and on all other matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive, when and if declared by the board of directors, out of funds legally available for that purpose, any dividends on a pro rata basis. In the event of liquidation, dissolution or winding up of Genesis, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of any then outstanding preferred stock. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock offered by Genesis in this offering will, when issued, be fully paid and non-assessable.

PREFERRED STOCK

    The board of directors has the authority to issue the preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of preferred stock, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares of stock constituting any series or the designation of the series, without further vote or action by Genesis's stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Genesis and may adversely affect the voting and other rights of the holders of common stock.

    The board has authorized the issuance of one series of preferred stock--series A convertible preferred stock. There are 450,000 authorized shares of series A. Of these, 142,858 are issued and outstanding as of the date of this prospectus. The series A stock has a cash dividend of 8.75% per annum, payable quarterly. Dividends on the series A stock are cumulative and are payable before we may declare, pay or set aside dividends on our common stock. Upon a voluntary or involuntary liquidation, dissolution or winding up of Genesis, the holders of the series A stock are entitled to a preference of $7 per share plus any accrued and unpaid dividends. Each share of series A stock may be converted at any time by the holder into one share of common stock. No common stock received on conversion may be transferred at any time prior to ninety (90) days following the effective date of this offering. After that initial 90-day period, the common stock underlying 25% of the series A stock will no longer be subject to this transfer restriction and dividends cease to accrue or be payable as to those shares of series A stock. On each of the 90th, 180th and 270th days following the end of the initial 90-day period, the transfer restriction and dividend accrual ends as to 25% more of the underlying common stock. Subject to these restrictions, we have agreed to register the shares issuable upon conversion of the series A stock within 90 days of this offering. The holders of the series A stock have no voting rights.

AUTHORIZED BUT UNISSUED CAPITAL STOCK

    We estimate that following the completion of this offering we will have approximately 19,690,000 shares of authorized but unissued common stock, including an aggregate of 600,000 shares reserved for issuance upon the exercise of options under its stock incentive program, and 5,000,000 shares of authorized preferred stock, 450,000 of which have been designated as series A convertible preferred stock, of which 142,858 will be issued and outstanding. If the underwriters' over-allotment option is exercised in full, we will have approximately 19,390,000 shares of authorized but unissued common stock. Delaware law does not require stockholder approval for the issuance of authorized shares. However, the listing requirements of the Pacific Exchange and of The Nasdaq Stock Market, Inc., which apply so long as the common stock remains listed on that exchange or included in that inter-dealer quotation system, require prior stockholder approval of specified issuances, including issuances of shares bearing voting power equal to or exceeding 20% of the pre-issuance outstanding voting power or pre-issuance outstanding number of shares of common stock. These additional shares could be used for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions. We currently do not have any plans to issue additional shares of common stock or preferred stock, other than in connection with employee compensation plans. See "Management--Executive compensation." One of the effects of the existence of unissued and unreserved common stock and preferred stock may be to enable the board to issue shares to persons who may agree or be inclined to vote in concert with current management on issues put to consideration of stockholders, which issuance could render more difficult or discourage an attempt to obtain control of Genesis by means of a merger, tender offer, proxy contest or otherwise, and protect the continuity of our management and possibly deprive the stockholders of the opportunity to sell their shares of common stock at prices higher than prevailing market prices.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the common stock is U.S. Stock Transfer Corporation, Glendale, California.

STATE LAW PROVISIONS

    The terms of section 203 of the Delaware General Corporations Law apply to Genesis. Section 203 generally prohibits an "interested stockholder" from engaging in a broad range of business combination transactions, including mergers, consolidations and sales of 10% or more of a corporation's assets, with a Delaware corporation for three years following the date on which the person became an interested stockholder unless

    - the transaction that results in the person becoming an interested stockholder or the business combination is approved by the board of directors of the corporation before the person becomes an interested stockholder,

    - upon consummation of the transaction which results in the stockholder becoming an interested stockholder, the interested stockholder owns 85% or more of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and shares owned by specified employee stock plans, or

    - on or after the date the person becomes an interested stockholder, the business combination is approved by the board of directors and by holders of at least two-thirds of the outstanding voting stock, excluding shares owned by the interested stockholder, at a meeting of stockholders.

    Under section 203, an "interested stockholder" is generally defined as any person and the affiliates and associates of that person, other than the corporation and any direct or indirect majority-owned subsidiary, that is

    - the owner of 15% or more of the outstanding voting stock of the corporation or

    - an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether the person is an interested stockholder.

    The restrictions contained in section 203 do not apply to a corporation that provides that the section will not apply in an amendment to its certificate of incorporation or by-laws passed by a majority of its outstanding voting shares, but that stockholder action generally does not become effective for 12 months following its adoption and would not apply to persons who were already interested stockholders at the time of the amendment. Our certificate of incorporation and bylaws do not exclude us from the restrictions imposed under section 203, but our certificate of incorporation provides that in no case shall Mr. El-Batrawi or any person who is a transferee of Mr. El-Batrawi, regardless of the total percentage of common stock or other voting stock owned by Mr. El-Batrawi or those persons, be deemed an interested stockholder for any purpose under section 203 whatsoever.

    Under some circumstances, section 203 makes it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period. The provisions of section 203 may encourage companies interested in acquiring us to negotiate in advance with our board of directors, because the stockholder approval requirement would be avoided if the board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the board of directors. It is further possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

    We may be subject to section 2115 of the California Corporations Code.
Section 2115 provides that, regardless of a company's legal domicile, specified provisions of California corporate law will apply to that company if the company meets requirements relating to its property, payroll and sales in California and if more than one-half of its outstanding voting securities are held of record by persons having addresses in California. Among other things, section 2115 may limit the ability of Genesis to elect a classified board of directors and requires cumulative voting in the election of directors. Cumulative voting is a voting scheme which allows minority stockholders a greater opportunity to have board representation by allowing those stockholders to have a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder's shares are entitled and to "cumulate" those votes for one or more director nominees. Generally, cumulative voting allows minority stockholders the possibility of board representation on a percentage basis equal to their stock holding, where under straight voting those stockholders may receive less or no board representation.

    Genesis will not be subject to section 2115:

    - at the time Genesis is qualified for trading as a national market security on the Nasdaq Stock Market and has at least 800 stockholders as of the record date of its most recent annual meeting of stockholders; or

    - at the end of any income year during which a certificate is filed showing that less than one-half of its outstanding voting securities are held of record by persons having addresses in California or that one of the other tests of section 2115 is not met.

    We expect that we will no longer be subject to section 2115 by the record date of our 2000 annual meeting of stockholders because we anticipate that our stock will be qualified for trading as a national market security on the Nasdaq Stock Market and we will have more than 800 stockholders as calculated under section 2115.

SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no market for the common stock and a significant public market for the common stock may not develop or be sustained after the offering. Sales of substantial amounts of common stock in the public market following the offering could adversely affect the market price of the common stock and could impair our future ability to raise capital through the sale of our equity securities.


    Upon the closing of the offering, we will have outstanding 5,310,000 shares of common stock, 5,610,000 if the underwriters' over-allotment option is exercised in full. We will also have outstanding 142,858 shares of series A preferred stock and options and warrants to purchase 921,429 shares of common stock. Of these shares, the 2,000,000 shares offered in this prospectus will be freely tradable, without restriction under the Securities Act of 1933 unless held by affiliates of Genesis. The remaining 3,310,000 shares of common stock and all of the preferred stock, options and warrants will be restricted securities within the meaning of rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption provided by rule 144.


    In general, under rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person or persons whose shares are aggregated, including any affiliate of Genesis, who has beneficially owned restricted securities for at least one year, including the holding period of any prior owner other than an affiliate of Genesis, would be entitled to sell within any three-month period, a number of shares that does not exceed the greater of:

    (1) one percent of the number of shares of common stock then outstanding--approximately 5,310,000 shares immediately after the offering; or

    (2) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale.


    Sales under rule 144 are also subject to manner of sale and notice requirements and to the availability of current public information about Genesis. Under rule 144(k), a person who is not deemed to have been an affiliate of Genesis at any time during the three months preceding a sale, and who has beneficially owned restricted securities for at least two years, including the holding period of any prior owner other than an affiliate of Genesis, is entitled to sell the shares without complying with the volume limitations or the manner of sale, public information or notice requirements of rule 144. Sales of shares by affiliates of Genesis will continue to be subject to the volume limitations and the manner of sale, notice and public information requirements.



    The directors, executive officers and other stockholders holding 3,250,000 outstanding shares of common stock, warrants to purchase 250,000 shares of common stock and options to purchase 400,000 shares of common stock, have agreed in lock-up agreements that, for a period of one-year from the date of this prospectus, they will not, without the prior written consent of the underwriters' representative, offer, sell, or otherwise dispose of any shares of common stock or any related securities except in specified circumstances. The underwriters' representative has informed us that it has no current intention to release shares from the lock-up agreements until the one-year has passed. Any request for release would be evaluated by the underwriters' representative, and the decision whether or not to permit early release of stock would be made based upon the facts and circumstances existing at the time of the request. We have granted registration rights for the shares underlying the series A preferred stock that are described above under the heading 'Preferred Stock". The shares issuable upon exercise of warrants to purchase 221,429 shares of common stock are also entitled to the same registration rights. The shares underlying the preferred stock and all of these proceeds are subject to the resale restrictions described above under the heading "Preferred stock".

    Beginning upon expiration of the lock-up agreements, the shares will be eligible for sale under rule 144 or rule 701 under the Securities Act, subject to the specific provisions of those rules and continued vesting for the options. The remaining 60,000 restricted securities will be eligible for resale under rule 144 in October 1999, subject to the volume limitations and the manner of sale and notice restrictions of rule 144. In addition, we may file a registration statement on Form S-8 under the Securities Act to register the shares of common stock issuable upon the exercise of options and the sale by employees of shares of common stock issuable upon the exercise of currently outstanding options, which sales will be subject to the lock-up agreements described above. We intend to file a registration statement on Form S-8 under the Securities Act within 90 days after the date of consummation of the offering.

U.S. TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

    The following is a general discussion of some United States federal income and estate tax consequences of the ownership and disposition of common stock by a person that, for United States federal income tax purposes, is not a U.S. person. For purposes of this section a U.S. person means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision of the United States, an estate the income of which is subject to United States federal income taxation regardless of its source or a trust if (1) a United States court is able to exercise primary supervision over the trust's administration and (2) one or more U.S. persons have the authority to control all of the trust's substantial decisions. The discussion does not consider specific facts and circumstances that may be relevant to a particular non-U.S. person's tax position. Accordingly, each non-U.S. person is urged to consult its own tax advisor with respect to the United States tax consequences of the ownership and disposition of common stock, as well as any tax consequences that may arise under the laws of any state, municipality, foreign country or other taxing jurisdiction.

    DIVIDENDS

    Dividends paid to a holder of common stock who is not a U.S. person ordinarily will be subject to withholding of United States federal income tax at a 30 percent rate, or at a lower rate under an applicable income tax treaty that provides for a reduced rate of withholding. However, if the dividends are effectively connected with the conduct by the holder of a trade or business within the United States, then the dividends will be exempt from the withholding tax described above and instead will be subject to United States federal income tax on a net income basis.

    GAIN ON DISPOSITION OF COMMON STOCK

    A holder who is not a U.S. person generally will not be subject to United States federal income tax in respect of gain realized on a disposition of common stock, provided that (a) the gain is not effectively connected with a trade or business conducted by the non-U.S. person in the United States and (b) in the case of a non-U.S. person who is an individual and who holds the common stock as a capital asset, the holder is present in the United States for less than 183 days in the taxable year of the sale and other conditions are met.

    FEDERAL ESTATE TAXES

    Common stock owned or treated as being owned by a non-U.S. person at the time of death will be included in the holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

    UNITED STATES INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

    United States information reporting requirements and backup withholding tax will not apply to dividends paid on common stock to a non-U.S. person outside the United States, except that with regard to payments made after December 31, 1998, a non-U.S. person will be entitled to that exemption only if it provides a Form W-8, satisfies documentary evidence requirements for establishing that it is a non-U.S. person or otherwise establishes an exemption. As a general matter, information reporting and backup withholding also will not apply to a payment of the proceeds of a sale of common stock effected outside the United States by a foreign office of a foreign broker. However, information reporting requirements, but not backup withholding, will apply to a payment of the proceeds of a sale of common stock effected outside the United States by a foreign office of a broker if the broker

    - is a U.S. person,

    - derives 50 percent or more of its gross income for specified periods from the conduct of a trade or business in the United States,

    - is a "controlled foreign corporation" as to the United States, or

    - is a foreign partnership that, at any time during its taxable year is 50 percent or more owned by U.S. persons or is engaged in the conduct of a United States trade or business, unless the broker has documentary evidence in its records that the holder is a non-U.S. person and other conditions are met, or the holder otherwise establishes an exemption.

Payment by a United States office of a broker of the proceeds of a sale of common stock will be subject to both backup withholding and information reporting unless the holder certifies its non-U.S. person status under penalties of perjury or otherwise establishes an exemption.

                                  UNDERWRITING

    The underwriters named below, for whom Millennium Financial Group, Inc. is acting as representative, have severally agreed, subject to the terms and conditions of the underwriting agreement to purchase from us and we have agreed to sell to the underwriters on a firm commitment basis, the number of shares of common stock set forth opposite their names:

                                UNDERWRITER                                  NUMBER OF SHARES
---------------------------------------------------------------------------  -----------------
Millennium Financial Group, Inc............................................
HD Brous & Co., Inc........................................................
American Fronteer Financial Corporation....................................

                                                                             -----------------
    Total..................................................................       2,000,000
                                                                             -----------------
                                                                             -----------------

    The underwriters are committed to purchase all the shares of common stock offered in this prospectus, if any shares of common stock are purchased. However, the underwriting agreement provides that the obligations of the several underwriters are subject to a number of conditions specified in the underwriting agreement, including:

    - delivery of the duly authorized certificates for the common stock to be purchased and the underwriter's warrant;

    - the continuing accuracy of our representations and warranties in the underwriting agreement and the receipt by the underwriters of certificates of Genesis officers confirming that;

    - our performance of our covenants and obligations under the underwriting agreement;

    - the registration statement which contains this prospectus being declared effective by the Commission, and there being no stop order or proceeding to suspend that effectiveness;

    - the receipt by the underwriters of opinions of our counsel and their counsel regarding legal matters and letters from our accountants regarding financial matters contained in this prospectus;

    - the lack of material changes in our business, finances, structure, ownership or prospectus, including defaults under agreements;

    - due approved for listing or quotation of our common stock on Nasdaq or the Pacific Exchange; and

    - signing and delivery of lock-up agreements from stockholders and others if requested by the underwriters.

Millennium anticipates that a significant portion or all of the 1,000,000 shares of common stock to be sold by it will be sold in Europe, primarily to institutional investors. The co-managing underwriters have agreed among themselves to limit European sales to no more than 50% of the offering.

COMMISSIONS, DISCOUNTS AND COMPENSATION

    The representative has advised us that the underwriters propose initially to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus and to selected dealers at
that price less concessions not in excess of $   per share. After the
commencement of this offering, the public offering price, concession and reallowance may be changed by the representative, but only after the initial distribution of the common stock has been completed.

    The representative has informed us that it does not expect sales to discretionary accounts by the underwriters to exceed five percent of the shares of common stock offered.

    We have agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make. We have also agreed to pay to the representative a non-accountable expense allowance equal to three percent of the gross proceeds derived from the sale of the shares of common stock underwritten, of which $35,000 has been paid to date.

    We have granted to the underwriters an over-allotment option, exercisable during the 45-day period from the date of this prospectus, to purchase up to 300,000 shares of common stock at the initial public offering price per share, less underwriting discounts and the non-accountable expense allowance. This option may be exercised only for the purpose of covering over-allotments, if any, incurred in the sale of the shares of common stock offered in this prospectus. To the extent the option is exercised, in whole or in part, each underwriter will have a firm commitment, subject to specified conditions, to purchase the number of the additional shares of common stock proportionate to its initial commitment.

    In connection with this offering, we have agreed to sell to the representative, for nominal consideration, warrants to purchase from Genesis up to 200,000 shares of common stock. The representative's warrants are initially exercisable at a price equal to 165% of the initial public offering price per share. The representative's warrants are restricted from sale, transfer, assignment, pledge or hypothecation for a period of 12 months from the date of this prospectus, except to the officers of the representative and may be exercised for a period of four years, commencing one year from the date of this prospectus. The representative's warrants provide for adjustment in the number of shares of common stock issuable upon their exercise and in the exercise price of the representative's warrants as a result of specified events, including subdivisions and combinations of the common stock. The representative's warrants grant to the holders demand and piggyback rights of registration for the securities issuable upon exercise and also provide for cashless exercise.

NO SALES OF SIMILAR SECURITIES; OFFERING LIMITATIONS

    All officers, directors and existing stockholders holding a total of 3,250,000 shares of common stock, all 142,858 shares of convertible preferred stock and all holders of options granted under the 1998 program have agreed not to, directly or indirectly, issue, offer, agree or offer to sell, sell, transfer, assign, encumber, grant an option for the purchase or sale of, pledge, hypothecate or otherwise dispose of any beneficial interest in those securities until the expiration of 12 months following the date of this prospectus. An appropriate legend shall be marked on the face of certificates representing all of those securities.

    We have agreed not to, directly or indirectly, without the prior written consent of Millennium, issue, sell, agree or offer to sell, grant an option for the purchase or sale of, or otherwise transfer or dispose of any of our securities for a period of 12 months following the date of this prospectus, except (x) upon the exercise of the representative's warrants or our 1998 stock incentive program or (y) debt in connection with bona fide business acquisitions and/or expansions consistent with our business plans as generally described in this prospectus.

BOARD REPRESENTATION RIGHT

    We have agreed for a period of five years after the date of this prospectus, if requested by Millennium, to use our best efforts to nominate for election to the board of directors one person designated by Millennium. In the event Millennium elects not to exercise this right, Millennium may designate a person to receive all notices of meetings of the board of directors and all other correspondence and communications sent by us to our board of directors and to attend all meetings of the board of directors. We have agreed to reimburse designees of Millennium for their out-of-pocket expenses incurred in connection with their attendance at meetings of the board of directors. Millennium has not yet exercised its right to elect a board member or designate a person to receive notice of and attend board meetings.

LIMITED EXPERIENCE OF LEAD MANAGING UNDERWRITER

    The lead managing underwriter, Millennium, has had limited experience in acting as an underwriter in public offerings of securities. Commencing in September 1996, the lead managing underwriter has acted as an underwriter or a member of the selling group in seven public offerings. It acted as co-managing underwriter in four of those offerings and participated in five private offerings. The lead managing underwriter has never previously acted as the lead managing underwriter of a public offering. This may adversely affect the proposed public offering of the common stock and the subsequent development of a trading market, if any, for the common stock.

STOCK EXCHANGE LISTING; INCLUSION ON NASDAQ/NMS


    Prior to this offering, there has been no public market for the shares of common stock. Our common stock has been approved for listing on the Pacific Exchange and inclusion in The Nasdaq Stock Market, Inc.'s National Market System. Trading of the common stock on the Pacific Exchange and Nasdaq is expected to begin promptly following the issuance of the common stock. In order to meet all of the requirements for listing of the common stock on the Pacific Exchange and inclusion of the common stock in Nasdaq, the underwriters have agreed to sell the common stock to a minimum of 400 beneficial holders. We can not give any assurance about the liquidity of the trading market for the common stock. We intend to maintain a dual listing on both the Pacific Exchange and Nasdaq.


DETERMINATION OF OFFERING PRICE

    The initial public offering price of the shares of common stock will be determined by negotiation between us and the representative and will not necessarily bear any relationship to our asset value, net worth, or other established criteria of value. The factors to be considered in these negotiations, in addition to prevailing market conditions, are expected to include the history of and prospects for the industry in which we compete, an assessment of our management, our prospects, our capital structure, the market for initial public offerings and other factors that are deemed relevant.

PRICE STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

    In connection with this offering, the underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the shares of common stock. These transactions may include stabilization transactions effected in accordance with rule 104 of Regulation M, under which those persons may bid for or purchase shares of common stock for the purpose of stabilizing their respective market prices. The underwriters also may create a short position for the account of the underwriters by selling more shares of common stock in connection with this offering than they are committed to purchase from us, and in that case may purchase shares of common stock in the open market following completion of this offering to cover all or a portion of that short position. The underwriters may also cover all or a portion of this short position by exercising the over-allotment option referred to above. In addition, the representative, on behalf of the underwriters, may impose penalty bids under contractual arrangements with the underwriters under which it may reclaim from an underwriter or dealer participating in this offering for the account of other underwriters the selling concession with respect to shares of common stock that are distributed in this offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the shares of common stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

    The foregoing is a summary of the principal terms of the agreements described above. Please refer to the complete copies of the agreements which are filed as exhibits to the registration statement of which this prospectus is a part.

                                 LEGAL MATTERS

    Nida & Maloney, a Professional Corporation, Santa Barbara, California will pass upon the validity of the shares of common stock offered in this prospectus for Genesis. Donahue, Mesereau & Leids, LLP, Los Angeles, California is advising the underwriters in connection with the offering. Regulatory matters relating to the CFTC contained in the sections of the prospectus captioned "Risk Factors," "Business--Regulation" and "Business--Legal proceedings" are set forth in reliance upon the opinion of Henderson & Lyman, Chicago, Illinois.

                                    EXPERTS

    The consolidated financial statements as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 included in this prospectus have been included in reliance on the report of Singer Lewak Greenbaum & Goldstein LLP, independent accountants, given on authority of that firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

    We have filed a registration statement on Form SB-2 with the SEC. This prospectus forms a part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. Some of the items in the registration statement are omitted from this prospectus as permitted by the rules and regulations of the SEC. Statements made in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each statement about those contracts is qualified in its entirety by that reference.

    Following the offering, we will become subject to the reporting requirements of the Securities Exchange Act of 1934. In accordance with that law, we will be required to file reports and other information with the SEC. The registration statement and exhibits, as well as those reports and other information when so filed, can be inspected without charge and copied, at prescribed rates, at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549; and at the regional offices of the SEC at 7 World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of the material may be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates or at the SEC's web site at http://www.sec.gov. Those reports and other information may also be inspected at the offices of the Pacific Exchange. 301 Pine Street, San Francisco, California 94104, The Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington D.C. 20006-1500, once the common stock has been approved for listing or quotation on each.

    We will furnish our stockholders annual reports and unaudited quarterly reports for the first three quarters of each fiscal year. Annual reports will include audited consolidated financial statements prepared in accordance with generally accepted accounting principles. The financial statements included in the annual reports will be examined and reported upon, with an opinion expressed, by our independent auditors.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
Report of Independent Certified Public Accountants.........................................................     F-2

Consolidated Balance Sheets as of December 31, 1997 and 1998 and
  March 31, 1999 (unaudited)...............................................................................     F-3

Consolidated Statements of Operations for the years ended December 31, 1996, 1997 and 1998 and the three
  months ended March 31, 1998 and 1999 (unaudited).........................................................     F-4

Consolidated Statement of Stockholders' Equity.............................................................     F-5

Consolidated Statements of Cash Flows for the years ended December 31, 1996, 1997 and 1998 and the three
  months ended March 31, 1998 and 1999 (unaudited).........................................................     F-6

Notes to Consolidated Financial Statements.................................................................     F-7

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders

GenesisIntermedia.com, Inc.

We have audited the accompanying consolidated balance sheets of GenesisIntermedia.com, Inc. and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion of these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of GenesisIntermedia.com, Inc. and subsidiary as of December 31, 1998 and 1997, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
April 8, 1999

                          GENESISINTERMEDIA.COM, INC.

                          CONSOLIDATED BALANCE SHEETS
        AS OF DECEMBER 31, 1998 AND 1997 AND MARCH 31, 1999 (UNAUDITED)

                                                                                              DECEMBER 31,
                                                                                        ------------------------
                                                                                           1998         1997
                                                                            MARCH 31    -----------  -----------
                                                                           -----------
                                                                              1999
                                                                           -----------
                                                                           (UNAUDITED)
                                                     ASSETS

CURRENT ASSETS
  Cash and cash equivalents..............................................  $   945,457  $ 1,841,562  $   280,289
  Accounts receivable--trade, net of allowance for doubtful accounts of
    $175,000, $175,000 and $75,000.......................................    1,808,788    1,991,166    1,041,113
  Accounts receivable--affiliates........................................    1,550,804    1,676,219    2,383,663
  Inventory..............................................................      172,475      180,208      275,579
  Prepaid advertising....................................................    1,054,308      550,823    1,059,423
  Deposits and other prepaid assets......................................      575,006      450,440      355,835
  Deferred tax asset.....................................................       80,000      --           --
  Due from related parties...............................................      --           --           126,752
                                                                           -----------  -----------  -----------
    Total current assets.................................................    6,186,838    6,690,418    5,522,654
PROPERTY AND EQUIPMENT, net..............................................    2,162,448    2,054,100    1,191,554
DEFERRED OFFERING COSTS..................................................      796,087      689,531      --
GOODWILL, net............................................................      345,900      362,040      --
OTHER ASSETS.............................................................      354,168      192,229      --
                                                                           -----------  -----------  -----------
      TOTAL ASSETS.......................................................  $ 9,845,441  $ 9,988,318  $ 6,714,208
                                                                           -----------  -----------  -----------
                                                                           -----------  -----------  -----------

                                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Current portion of notes payable.......................................       72,716  $   603,728  $    52,734
  Current portion of capital lease obligations...........................       33,795       32,934      --
  Line of Credit.........................................................      737,903      670,035      --
  Accounts payable.......................................................    1,975,141    2,026,151    1,800,506
  Other accrued liabilities..............................................      727,717      539,107      141,709
  Income taxes payable...................................................      267,000       65,000       35,000
  Deferred revenue.......................................................      279,152      288,963      267,500
  Due to related parties.................................................       12,214       15,495      188,380
                                                                           -----------  -----------  -----------
    Total current liabilities............................................    4,105,638    4,241,413    2,485,829
NOTES PAYABLE, net of current portion....................................      985,006      988,310      609,545
CAPITAL LEASE OBLIGATIONS, net of current portion........................       59,297       68,048      --
DEFERRED TAX LIABILITY...................................................       73,000      --           --
                                                                           -----------  -----------  -----------
      Total liabilities..................................................    5,222,941    5,297,771    3,095,374
                                                                           -----------  -----------  -----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
  Common stock, $.001 par value
    25,000,000 shares authorized
    3,310,000, 3,060,000 and 4,000,000 shares issued and outstanding.....        3,310        3,060        4,000
  Additional paid-in capital.............................................    4,235,987    1,521,522      920,582
  Retained earnings......................................................      383,203    3,165,965    2,694,252
                                                                           -----------  -----------  -----------
    Total stockholders' equity...........................................    4,622,500    4,690,547    3,618,834
                                                                           -----------  -----------  -----------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.........................  $ 9,845,441  $ 9,988,318  $ 6,714,208
                                                                           -----------  -----------  -----------
                                                                           -----------  -----------  -----------

   The accompanying notes are an integral part of these financial statements.

                          GENESISINTERMEDIA.COM, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
         AND THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998 (UNAUDITED)

                                                                               YEAR ENDED DECEMBER 31,
                                                                       ----------------------------------------
                                                                           1998          1997          1996
                                                THREE MONTHS ENDED     ------------  ------------  ------------
                                                    MARCH 31,
                                             ------------------------
                                                1999         1998
                                             -----------  -----------
                                             (UNAUDITED)  (UNAUDITED)
NET REVENUE
  Media sales--affiliate...................  $   --       $ 1,221,500  $  3,702,731  $  7,412,038  $    --
  Media sales..............................    3,938,020      --          1,219,977       --            --
  Product sales............................    3,789,988    1,853,209     6,325,887     8,251,628    13,152,158
  Commissions and royalties--affiliate.....      --           956,114     1,789,415       742,315       --
  Commissions and royalties................       69,606      535,850     1,854,450     1,737,863        78,855
  Other....................................      --            13,157        13,264        20,322     1,110,707
                                             -----------  -----------  ------------  ------------  ------------
    Total net revenue......................    7,797,614    4,579,830    14,905,724    18,164,166    14,341,720
                                             -----------  -----------  ------------  ------------  ------------
OPERATING COSTS AND EXPENSES
  Media purchases..........................    3,500,462    1,035,407     4,198,159     6,445,250       --
  Direct costs.............................      373,054      171,722       936,567       713,311     1,841,704
  Selling, general, and administrative
    expenses...............................    3,299,688    2,958,478     8,179,150     8,570,739    12,113,838
                                             -----------  -----------  ------------  ------------  ------------
    Total operating costs and expenses.....    7,173,204    4,165,607    13,313,876    15,729,300    13,955,542
                                             -----------  -----------  ------------  ------------  ------------
INCOME FROM OPERATIONS.....................      624,410      414,223     1,591,848     2,434,866       386,178
INTEREST EXPENSE...........................       46,207       15,428       135,135        33,247            45
                                             -----------  -----------  ------------  ------------  ------------
INCOME BEFORE PROVISION FOR INCOME TAXES...      578,203      398,795     1,456,713     2,401,619       386,133
PROVISION FOR INCOME TAXES.................      195,000        5,000        30,000        35,000       --
                                             -----------  -----------  ------------  ------------  ------------
NET INCOME.................................  $   383,203  $   393,795  $  1,426,713  $  2,366,619  $    386,133
                                             -----------  -----------  ------------  ------------  ------------
                                             -----------  -----------  ------------  ------------  ------------
BASIC EARNINGS PER COMMON SHARE............  $      0.12  $      0.10  $       0.37  $       0.61  $       0.10
                                             -----------  -----------  ------------  ------------  ------------
                                             -----------  -----------  ------------  ------------  ------------
DILUTED EARNINGS PER COMMON SHARE..........  $      0.12  $      0.10  $       0.37  $       0.61  $       0.10
                                             -----------  -----------  ------------  ------------  ------------
                                             -----------  -----------  ------------  ------------  ------------
WEIGHTED-AVERAGE COMMON SHARES
  OUTSTANDING..............................    3,240,556    4,000,000     3,847,452     3,883,814     3,883,495
                                             -----------  -----------  ------------  ------------  ------------
                                             -----------  -----------  ------------  ------------  ------------

UNAUDITED PRO FORMA INFORMATION (NOTE 12):
INCOME BEFORE PROVISION FOR INCOME TAXES...               $   398,795  $  1,456,713  $  2,401,619  $    386,133
  Income taxes assuming Sub-Chapter S
    corporation election had not been
    made...................................                   160,000       583,000       961,000       154,000
                                                          -----------  ------------  ------------  ------------
NET INCOME.................................               $   238,795  $    873,713  $  1,440,619  $    232,133
                                                          -----------  ------------  ------------  ------------
                                                          -----------  ------------  ------------  ------------
PRO FORMA BASIC EARNINGS PER COMMON
  SHARE....................................               $      0.06  $       0.23  $       0.37  $       0.06
                                                          -----------  ------------  ------------  ------------
                                                          -----------  ------------  ------------  ------------
PRO FORMA DILUTED EARNINGS PER COMMON
  SHARE....................................               $      0.06  $       0.23  $       0.37  $       0.06
                                                          -----------  ------------  ------------  ------------
                                                          -----------  ------------  ------------  ------------
WEIGHTED-AVERAGE COMMON SHARES
  OUTSTANDING..............................                 4,000,000     3,847,452     3,883,814     3,883,495
                                                          -----------  ------------  ------------  ------------
                                                          -----------  ------------  ------------  ------------

   The accompanying notes are an integral part of these financial statements.

                          GENESISINTERMEDIA.COM, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                                       COMMON STOCK        ADDITIONAL
                                                  ----------------------    PAID-IN       RETAINED
                                                    SHARES      AMOUNT      CAPITAL       EARNINGS       TOTAL
                                                  -----------  ---------  ------------  ------------  ------------
BALANCE, DECEMBER 31, 1995......................    3,883,496  $   3,883  $     20,699  $    (58,500) $    (33,918)
NET INCOME......................................                                             386,133       386,133
                                                  -----------  ---------  ------------  ------------  ------------
BALANCE, DECEMBER 31, 1996......................    3,883,496      3,883        20,699       327,633       352,215
SALE OF COMMON STOCK TO RELATED PARTY...........      116,504        117       899,883                     900,000
NET INCOME......................................                                           2,366,619     2,366,619
                                                  -----------  ---------  ------------  ------------  ------------
BALANCE, DECEMBER 31, 1997......................    4,000,000      4,000       920,582     2,694,252     3,618,834
DISTRIBUTION TO STOCKHOLDERS....................                                            (955,000)     (955,000)
SURRENDER OF SHARES OF COMMON STOCK.............   (1,000,000)    (1,000)        1,000                     --
ISSUANCE OF COMMON STOCK FOR ACQUISITION........       60,000         60       599,940                     600,000
NET INCOME......................................                                           1,426,713     1,426,713
                                                  -----------  ---------  ------------  ------------  ------------
BALANCE, DECEMBER 31, 1998......................    3,060,000      3,060     1,521,522     3,165,965     4,690,547
DISTRIBUTION TO STOCKHOLDERS (UNAUDITED)........                                          (2,000,000)   (2,000,000)
TRANSFER OF S CORPORATION EARNINGS TO ADDITIONAL
  PAID-IN CAPITAL (UNAUDITED)...................                             1,165,965    (1,165,965)      --
ISSUANCE OF COMMON STOCK IN A PRIVATE PLACEMENT
  OFFERING (UNAUDITED)..........................      250,000        250     1,548,500                   1,548,750
NET INCOME (UNAUDITED)..........................                                             383,203       383,203
                                                  -----------  ---------  ------------  ------------  ------------
BALANCE, MARCH 31, 1999 (UNAUDITED)                 3,310,000  $   3,310  $  4,235,987  $    383,203  $  4,622,500
                                                  -----------  ---------  ------------  ------------  ------------
                                                  -----------  ---------  ------------  ------------  ------------

   The accompanying notes are an integral part of these financial statements.

                          GENESISINTERMEDIA.COM, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
         AND THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998 (UNAUDITED)

                                                     THREE MONTHS ENDED MARCH       YEAR ENDED DECEMBER 31,
                                                               31,             ---------------------------------
                                                     ------------------------     1998        1997       1996
                                                                     1998      ----------  ----------  ---------
                                                                  -----------
                                                        1999      (UNAUDITED)
                                                     -----------
                                                     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income.......................................   $ 383,203    $ 393,795   $1,426,713  $2,366,619  $ 386,133
  Adjustments to reconcile net income to net cash
    provided by (used in) operating activities
    Depreciation and amortization..................      84,758       21,379      142,609      37,619      8,198
  Deferred taxes...................................      (7,000)      --           --          --         --
(Increase) decrease in
  Accounts receivable--trade.......................     182,378     (164,575)    (887,269)   (789,629)   (62,417)
  Accounts receivable--affiliates..................     125,415     (969,977)     707,444  (2,358,626)   (25,037)
  Inventory........................................       7,733      (30,433)      98,371    (142,258)    (6,812)
  Prepaid advertising..............................    (503,485)     313,105      508,600  (1,059,423)    --
  Deposits and other prepaid assets................    (124,566)     (27,273)     (83,478)   (342,158)    (1,264)
Increase (decrease) in
  Accounts payable.................................     (51,010)    (278,292)      33,731   1,654,203    119,996
  Other accrued liabilities........................     188,610      140,346      390,031      20,985   (177,206)
  Income taxes.....................................     202,000        5,000       30,000      35,000     --
  Deferred revenue.................................      (9,811)      --            6,830     267,500     --
                                                     -----------  -----------  ----------  ----------  ---------
Net cash provided by (used in)
  operating activities.............................     478,225     (596,925)   2,373,582    (310,168)   241,591
                                                     -----------  -----------  ----------  ----------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment...............    (176,966)    (122,618)    (345,554) (1,210,846)    (7,365)
  Cash acquired in acquisition.....................      --           --           19,673      --         --
  Other............................................    (161,939)      --         (192,229)     --         --
                                                     -----------  -----------  ----------  ----------  ---------
  Net cash used in investing activities............    (338,905)    (122,618)    (518,110) (1,210,846)    (7,365)
                                                     -----------  -----------  ----------  ----------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net proceeds from related parties................      (3,281)     393,712      (46,133)     10,946    (68,276)
  Net proceeds from line of credit.................      67,868       --          670,035      --         --
  Distribution to stockholder......................  (2,000,000)    (375,000)    (955,000)     --         --
  Proceeds from sale of common stock to related
    party..........................................      --           --           --         900,000     --
  Proceeds from sale of common stock in a private
    placement, net.................................   1,548,750       --           --          --         --
  Proceeds from notes payable......................      --          500,000      800,000     676,596     --
  Payment of offering costs........................    (106,556)     (10,000)    (689,531)     --         --
  Payments on capital lease obligations............      (7,890)      --           (8,745)     --         --
  Payments on notes payable........................    (534,316)     (15,947)     (64,825)    (14,317)    --
                                                     -----------  -----------  ----------  ----------  ---------
Net cash provided by financing activities..........  (1,035,425)     492,765     (294,199)  1,573,225    (68,276)
                                                     -----------  -----------  ----------  ----------  ---------
Increase (decrease) in cash and cash equivalents
  during period....................................    (896,105)    (226,778)   1,561,273      52,211    165,950
CASH AND CASH EQUIVALENTS:
  BEGINNING OF PERIOD..............................   1,841,562      280,289      280,289     228,078     62,128
                                                     -----------  -----------  ----------  ----------  ---------
  END OF PERIOD....................................   $ 945,457    $  53,511   $1,841,562  $  280,289  $ 228,078
                                                     -----------  -----------  ----------  ----------  ---------
                                                     -----------  -----------  ----------  ----------  ---------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  INTEREST PAID....................................   $  46,207    $  15,428   $  135,135  $   33,247  $      45
                                                     -----------  -----------  ----------  ----------  ---------
                                                     -----------  -----------  ----------  ----------  ---------
  INCOME TAXES PAID................................   $  --        $  --       $   --      $   --      $  --
                                                     -----------  -----------  ----------  ----------  ---------
                                                     -----------  -----------  ----------  ----------  ---------

   The accompanying notes are an integral part of these financial statements.

                          GENESISINTERMEDIA.COM, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
         AND THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998 (UNAUDITED)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF BUSINESS

    GenesisIntermedia.com, Inc. was incorporated in the State of Florida on October 28, 1993 under the name Genesis Media Group, Inc. On December 3, 1998, Genesis amended its certificate of incorporation to change its name to GenesisIntermedia.com, Inc. Genesis is an integrated marketing and business solutions provider utilizing conventional, emerging and interactive multimedia technologies. Genesis has devoted substantially all its resources to selling products it owned or had purchased the rights to sell through conventional marketing methods. Genesis sold these products to the general public through the use of infomercials, radio advertisements, print media and retail outlets. A substantial portion of Genesis's product revenue has come from its "Men Are From Mars, Women Are From Venus" product series authored by John Gray, Ph.D.

    PRINCIPLES OF CONSOLIDATION

    The accompanying financial statements include the accounts of Genesis and its wholly owned subsidiary GenesisIntermedia, Inc. from its inception in August 1998. All intercompany accounts and transactions have been eliminated.

    INTERIM FINANCIAL INFORMATION

    The unaudited financial information furnished herein reflects all adjustments, consisting only of normal recurring adjustments, which in the opinion of management, are necessary to fairly state Genesis's financial position, the results of its operations, and cash flows for the periods presented. The results of operations for the three months ended March 31, 1999 are not necessarily indicative of the results for the entire fiscal year ending December 31, 1999.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    Genesis measures its financial assets and liabilities in accordance with generally accepted accounting principles. For some of Genesis's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and other accrued liabilities, the carrying amounts approximate fair value due to their short maturities. The amounts shown for notes payable and capital lease obligations also approximate fair value because current interest rates offered to Genesis for debt or leases of similar maturities are substantially the same.

    ESTIMATES

    In preparing financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                          GENESISINTERMEDIA.COM, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
         AND THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998 (UNAUDITED)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    STOCK OPTIONS

    Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," establishes and encourages the use of the fair value based method of accounting for stock-based compensation arrangements under which compensation cost is determined using the fair value of stock-based compensation determined as of the date of grant and is recognized over the periods in which the related services are rendered. The statement also permits companies to elect to continue using the current implicit value accounting method specified in Accounting Principles Bulletin ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," to account for stock-based compensation. Genesis has elected to use the implicit value based method and has disclosed the pro forma effect of using the fair value based method to account for its stock-based compensation.

    CASH AND CASH EQUIVALENTS

    For purpose of the statement of cash flows, Genesis considers all highly-liquid investments purchased with original maturities of three months or less to be cash equivalents.

    INVENTORY

    Inventory consists principally of products purchased for resale and are stated at the lower of cost (determined by the first-in, first-out method) or market.

    PRODUCTION COSTS

    Costs related to the production of Genesis's direct response televised advertising programs are capitalized and amortized over the estimated useful life of the production, generally from 12 to 24 months. The estimated useful life of each production is regularly evaluated and adjusted as sales response becomes available. Included in other assets in the accompanying consolidated balance sheets as of December 31, 1998 are capitalized production costs of $137,784, net of accumulated amortization of $28,377. At March 31, 1999 capitalized production costs were $213,961, net of accumulated amortization of $49,147.

    PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost. Depreciation is provided on a straight-line basis over estimated useful lives of the assets as follows:

                                                                     7 to 39
Building and improvements.....................................         years
Vehicles......................................................       5 years
Furniture and equipment.......................................  5 to 7 years

    Expenditures for maintenance and repairs are charged to operations as incurred while renewals and betterments are capitalized. Gains and losses on disposals are included in the results of operations.

                          GENESISINTERMEDIA.COM, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
         AND THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998 (UNAUDITED)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    REVENUE RECOGNITION

    Product sales are recognized when the product is shipped. Generally, it is Genesis's policy to refund unconditionally the total price of merchandise returned within 30 days of the customer's receipt of the merchandise. Genesis provides an allowance, based upon experience, for returned merchandise. Revenue from media sales is recognized when the media time is aired. Commissions and royalties are recognized when earned.

    INCOME TAXES

    From inception to December 31, 1998, Genesis elected to be taxed as an S corporation; accordingly, the stockholders were liable for federal and state income taxes on their respective shares of Genesis's taxable income. In addition, there was a minimal franchise tax on Genesis's taxable income for state purposes.

    Effective January 1, 1999, Genesis revoked its S corporation status and elected to be taxed as a C corporation. At that date, the retained earnings of the S corporation of $1,165,965 were transferred to additional paid-in capital.

    Effective January 1, 1999, the Company recorded a deferred tax asset and deferred tax liability of $94,000 and $56,000, respectively, upon the conversion. Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of all of the deferred tax assets will not be realized. No valuation allowance was established as of March 31, 1999 as full realization of the future deductions is anticipated. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

    ADVERTISING COSTS

    Genesis expenses advertising costs when the advertisement takes place, except for direct-response advertising costs that elicits a customer to respond to a specific advertisement and that results in future benefits. These costs are capitalized and amortized using an accelerated method over its expected period of future benefit, not to exceed twelve months. Genesis is able to identify to which advertisement a customer is responding by using a separate toll free number for each ad. Genesis evaluates the probable future benefits of direct-response advertising costs based on recent historical experience based on the type of advertisement, the target audience and the product being sold.

    Direct response advertising consists principally of television airtime purchased to broadcast Genesis's infomercials and print media. At March 31, 1999, $1,054,308 of advertising was reported as an asset which consisted of amounts paid for advertisements not taken place of $366,908 and the unamortized portion of the capitalized direct response advertising of $687,400, net of accumulated amortization of $1,150,648. At December 31, 1998, $550,823 of advertising was reported as an asset

                          GENESISINTERMEDIA.COM, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
         AND THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998 (UNAUDITED)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) which consisted of the unamortized portion of the capitalized direct response advertising, net of accumulated amortization of $1,763,918. At December 31, 1997, $1,059,423 of advertising was reported as an asset which consisted of amounts paid for advertisements not taken place of $342,949 and the unamortized portion of the capitalized direct response advertising of $716,474, net of accumulated amortization of $3,637,118. Genesis incurred $431,145, $1,597,542, $2,808,716, $5,296,069 and $8,580,386 in advertising expense for three months ended March 31, 1999 and 1998, and the years ended December 31, 1998, 1997 and 1996, respectively.

    CONCENTRATION OF CREDIT RISK

    Genesis places its cash with high-credit, quality financial institutions. At times, these amounts may be in excess of the Federal Deposit Insurance Corporation limit. As of December 31, 1998 and 1997, the uninsured portions of the balances held at these financial institutions aggregated to $159,507 and $361,125, respectively. Genesis has not experienced any losses in this type of account and believes it is not exposed to any significant credit risk on cash and cash equivalents.

    During three months ended March 31, 1999 and 1998, and the years ended December 31, 1998 and 1997 approximately 0%, 27%, 41% and 25%, respectively, of Genesis's revenue was derived from selling media time to a corporation owned by Genesis's majority stockholder.

    EARNINGS PER SHARE

    Genesis reports earnings per share in accordance with SFAS No. 128, "Earnings per Share." Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares available. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.

    GOODWILL

    Genesis continually monitors its goodwill to determine whether any impairment of this asset has occurred. In making this determination with respect to goodwill, Genesis evaluates the performance, on an undiscounted cash flow basis, of the underlying assets or group of assets that gave rise to this amount. Goodwill is being amortized on the straight-line basis over 60 months. As of March 31, 1999 and December 31, 1998, goodwill was $345,900 and $362,040, net of accumulated amortization of $26,900 and $10,760, respectively.

    RISKS AND UNCERTAINTIES

    Genesis operates in an industry that is highly competitive. Genesis's principal competitors are marketing and communication companies that operate in the United States. In order to maintain its current sales levels, Genesis must continue to maintain existing client relationships, and attract new clients by demonstrating its creative reputation, knowledge of media and high quality service.

                          GENESISINTERMEDIA.COM, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
         AND THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998 (UNAUDITED)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The majority of Genesis's revenue has come from selling media time to a related party and from product sales from one group of products. Genesis must continue to develop new sources of revenue and obtain new products to sell because the majority of products generate their most significant revenue in their introductory year.

    Genesis also relies on third-party fulfillment facilities to store inventory, process orders and ship products. The termination of or adverse change in Genesis's relationship with these fulfillment facilities or the partial or total loss of any of these facilities or Genesis's inventories stored there may have a material adverse effect upon Genesis's business.

    DEFERRED OFFERING COSTS

    Amounts paid for costs associated with an anticipated initial public offering ("IPO") are capitalized and will be recorded as a reduction to additional paid in capital upon the completion of the IPO. In the event that the IPO is not successful, the deferred offering costs will be charged to expense.

    RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income." This statement requires companies to classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. For the year ended December 31, 1998, Genesis adopted SFAS No. 130. Comprehensive income as defined includes all changes in equity (net assets) during a period from non-owner sources. Examples of items to be included in comprehensive income, which are excluded from net income, include foreign currency translation adjustments, minimum pension liability adjustments, and unrealized gains and losses on available-for-sale securities. Comprehensive income is not presented in Genesis's financial statements since Genesis did not have any changes in equity from non-owner sources.

    In June 1997, the FASB issued SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information." This statement establishes additional standards for segment reporting in the financial statements. For the year ended December 31, 1998, Genesis adopted this statement which had no impact on Genesis's financial statements.

    In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." This statement is not applicable to Genesis.

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities and is effective for fiscal years beginning after June 15, 1999. Management believes that SFAS No. 133 will not have an effect on Genesis's financial statements.

    In October 1998, the FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." This statement is not applicable to Genesis.

                          GENESISINTERMEDIA.COM, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
         AND THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998 (UNAUDITED)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    In February 1999, the FASB issued SFAS No. 135, "Recession of FASB Statement No. 75 and Technical Corrections." This statement is not applicable to Genesis.

    RECLASSIFICATIONS

    Certain amounts in the 1997 and 1996 financial statements have been reclassified to conform with the 1998 presentation.

NOTE 2--PROPERTY AND EQUIPMENT

    Property and equipment at March 31, 1999 and December 31, 1998 and 1997 consisted of the following:

                                                                           DECEMBER 31,
                                                                    --------------------------
                                                                        1998          1997
                                                       MARCH 31,    ------------  ------------
                                                          1999
                                                      ------------
                                                      (UNAUDITED)
Land................................................  $     87,750  $     87,750  $     87,750
Building and improvements...........................       857,715       857,527       791,329
Vehicles............................................       113,269       113,269       113,269
Furniture and equipment.............................     1,350,649     1,173,871       245,886
                                                      ------------  ------------  ------------

                                                         2,409,383     2,232,417     1,238,234
Less accumulated depreciation.......................       246,935       178,317        46,680
                                                      ------------  ------------  ------------

  TOTAL.............................................  $  2,162,448  $  2,054,100  $  1,191,554
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------

    Depreciation expense for the three months ended March 31, 1999 and 1998 and the years ended December 31, 1998, 1997 and 1996, was $68,618, $21,379,
$131,849, $37,619, and $8,198, respectively.

                          GENESISINTERMEDIA.COM, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
         AND THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998 (UNAUDITED)

NOTE 3--NOTES PAYABLE

    Notes payable at March 31, 1999 and December 31, 1998 and 1997 consisted of the following:

                                                                            DECEMBER 31,
                                                                      ------------------------
                                                                          1998         1997
                                                         MARCH 31,    ------------  ----------
                                                            1999
                                                        ------------
                                                        (UNAUDITED)
Note payable--bank is collateralized by an automobile.
  The note bears interest at 11.5%. Monthly principal
  and interest payments are $4,405 with any unpaid
  principal and interest due on September 4, 1998.....  $     19,444  $     32,688  $   79,279

Note payable--bank is collateralized by a 1st Trust
  Deed on the land and building located in Studio
  City, California and is guaranteed by Genesis's
  majority stockholder. The note bears interest at
  prime (7.75% at March 31, 1999 and December 31, 1998
  and 8.50% at December 31, 1997) plus 2.75%. Monthly
  principal and interest payments are $5,823 with any
  unpaid principal and interest due on July 1, 2022...       575,100       576,986     583,000

Note payable--bank is collateralized by a 2nd Trust
  Deed on the land and building located in Studio
  City, California and is guaranteed by Genesis's
  majority stockholder. The note bears interest at
  prime (7.75% at March 31, 1999 and December 31, 1998
  and 8.50% at December 31, 1997) plus 2.75%. Monthly
  principal and interest payments are $5,217 with any
  unpaid principal and interest due on August 1,
  2005................................................       282,424       290,435      --

Note payable--bank is collateralized by furniture and
  equipment. The note bears interest at 8.5%. Monthly
  principal and interest payments are $4,127 with any
  unpaid principal and interest due in August 2003....       180,754       191,929      --

Notes payable to an unrelated third party. The notes
  are unsecured, bear interest at 8% and are due on
  May 1, 1999.........................................       --            500,000      --
                                                        ------------  ------------  ----------

                                                        $  1,057,722  $  1,592,038  $  662,279

Current portion.......................................        72,716       603,728      52,734
                                                        ------------  ------------  ----------

  LONG-TERM PORTION...................................  $    985,006  $    988,310  $  609,545
                                                        ------------
                                                        ------------  ------------
                                                                      ------------  ----------
                                                                                    ----------

                          GENESISINTERMEDIA.COM, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
         AND THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998 (UNAUDITED)

NOTE 3--NOTES PAYABLE (CONTINUED)
    The following is a schedule by years of future maturities of notes payable:

YEAR ENDING DECEMBER 31,
--------------------------------------------------------------------------------
1999............................................................................  $    603,728
2000............................................................................        78,417
2001............................................................................        86,583
2002............................................................................        95,723
2003............................................................................        91,378
  Thereafter....................................................................       636,209
                                                                                  ------------
    Total.......................................................................  $  1,592,038
                                                                                  ------------
                                                                                  ------------

NOTE 4--LINE OF CREDIT

    In June 1998, Genesis obtained a $750,000 line of credit from a financial institution. The line of credit becomes due on June 30, 1999 and is renewable for an additional year at the option of Genesis. The line of credit bears interest at prime plus 2.90%, is collateralized by substantially all of Genesis's assets, except real estate, and is guaranteed by Genesis's majority stockholder.

NOTE 5--RELATED PARTY TRANSACTIONS

    DUE TO RELATED PARTIES

    Due to related parties are principally amounts advanced to Genesis by its majority stockholder. The advances are non-interest bearing with no repayments terms. The amount outstanding is subordinate to all other debts of Genesis.

    DUE FROM RELATED PARTIES

    From time to time, Genesis lends funds to companies that are owned by Genesis's majority stockholder. The amounts receivable from these companies are non-interest bearing with no repayment terms.

    MEDIA SALES AND ACCOUNTS RECEIVABLE--AFFILIATE

    Genesis purchases media airtime and resells it to other companies. For three months ended March 31, 1999 and 1998 and the years ended December 31, 1998, 1997 and 1996, media sold to a company owned by Genesis's majority stockholder amounted to $0, $1,221,500, $3,702,731, $7,412,038, and $0, respectively. The above mentioned media sales resulted in a gross profit of $0, $186,093, $555,410, $966,788, and $0, respectively. The mark-up on the media sales was approximately 15% which is the standard industry mark-up and consistent with amounts that could be realized from sales to unrelated third parties. The amount due from this affiliated company, principally related to media purchases and commissions earned by selling this affiliated company's products, was $1,550,804, $1,676,219 and $2,383,663 at March 31, 1999 and December 31, 1998
and 1997, respectively.

                          GENESISINTERMEDIA.COM, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
         AND THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998 (UNAUDITED)

NOTE 5--RELATED PARTY TRANSACTIONS (CONTINUED)

    COMMISSION REVENUE

    For the three months ended March 31, 1999 and 1998 and the years ended December 31, 1998, 1997 and 1996, Genesis earned $0, $956,114, $1,789,415,
$742,315, and $0, respectively, in commission from selling products for companies owned by Genesis's majority stockholder. The commission received from selling these products ranged from 35% to 55%.

    TRANSACTIONS WITH DR. GRAY

    On December 31, 1997, Genesis sold 116,504 shares of its common stock to Dr. John Gray for $900,000. On November 1, 1998, 29,126 of those shares were surrendered. Royalties paid to Dr. Gray for the years ended December 31, 1998, 1997 and 1996 were $0, $50,101, and $423,207, respectively. There were no royalties paid to Dr. Gray during the three months ended March 31, 1999 and 1998.

NOTE 6--COMMITMENTS AND CONTINGENCIES

    ROYALTIES

    In the normal course of business, Genesis has entered into various agreements under which it is obligated to pay royalties on products it sells. The royalties vary by agreement and are based on percentages of net revenue generally not to exceed 25% or a percentage of the net profits of the venture generally not to exceed 50%. Royalty expense for three months ended March 31, 1999 and 1998 and the years ended December 31, 1998, 1997 and 1996 was $477,383, $15,685, $454,997, $50,101, and $423,207, respectively.

    LITIGATION

    On November 14, 1997, the Commodity Futures Trading Commission issued an Order authorizing the issuance of subpoenas and depositions in a private investigation involving Jake Bernstein and MBH Commodity Advisors, a company not affiliated with Genesis. Although the Order does not reference Genesis, its employees or affiliates, the CFTC has nonetheless requested that Genesis provide various documents arising out of Genesis's involvement in the production and marketing of an infomercial titled Success and You which promotes and markets a video series titled Trade Your Way To Riches. To date, the CFTC has directed one subpoena to Genesis. Various documents have been produced on behalf of Genesis in response to the subpoena. Additionally, the CFTC has taken the deposition of Ramy El-Batrawi, president of Genesis, in connection with its investigation. Genesis has not to date been requested to discontinue sales of Trade Your Way To Riches products or services as a result of the CFTC's actions.

    Although the CFTC has articulated its belief that Genesis, by virtue of its involvement in the production and marketing of the infomercial, may be required to be registered in some capacity to continue to engage in the referenced activities, Genesis believes the CFTC's analysis and conclusions are incorrect and are based on incomplete information. In October 1998, Genesis issued a written response to the CFTC's position setting forth the reasons why Genesis is not required to register in any capacity with the CFTC. The CFTC has indicated that registration may be required. Genesis has been advised by its counsel that the initiation of a CFTC enforcement action against Genesis requiring registration or seeking the imposition of sanctions is unwarranted. As of the date of this prospectus, there has been no indication that the CFTC seeks any relief other than registration. To date, no complaint or enforcement action has been asserted against Genesis, its officers, directors or employees.

                          GENESISINTERMEDIA.COM, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
         AND THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998 (UNAUDITED)

NOTE 6--COMMITMENTS AND CONTINGENCIES (CONTINUED)
    If it is determined in the investigation or any resulting proceeding that registration is required, Genesis intends promptly to effect any required registration. It is estimated that the cost of registering Genesis with the CFTC will be less than $1,000.00. In the event that the CFTC brings an enforcement action against Genesis by virtue of its failure to register, any adverse determination or settlement in this action could adversely affect Genesis. The range of possible sanctions available to the CFTC include a simple request to become registered, a cease and desist order--which may terminate sales of Trade Your Way To Riches products or services--and a possible order of disgorgement of profits-- which could, if applied to Genesis, result in substantial payments by Genesis.

    On February 5, 1999, the former chief executive officer of Genesis Intermedia, Inc. commenced a suit for wrongful termination in California Superior Court in Los Angeles County. The plaintiff is Sam Hassabo and the principal defendants are Genesis, Genesis Intermedia, Inc. and Genesis's chief executive officer, Mr. El-Batrawi. The complaint alleges wrongful termination and breach of employment contract. The complaint also alleges that the defendants engaged in fraud and negligent misrepresentation in connection with the plaintiff's hiring and the termination of his employment. Mr. Hassabo was terminated from his position as director and chief executive officer of Genesis Intermedia, Inc. in December 1998. The complaint primarily seeks monetary and punitive damages. Genesis believes the suit is frivolous and intends to defend it vigorously. Genesis carries employment practices and general liability insurance which Genesis believes is adequate to cover any potential liability.

    Genesis may also be involved from time to time in various other claims and legal actions incident to its operations, either as plaintiff or defendant.

    LEASES

    Genesis leases office space and an automobile under a non-cancelable operating lease expiring beginning in July 2000. Genesis also leases office furniture and equipment under capitalized lease obligations. Future minimum rental commitments under lease agreements with initial or remaining terms of one year or more are as follows:

YEAR ENDING                                                             OPERATING    CAPITAL
DECEMBER 31,                                                              LEASES      LEASES
----------------------------------------------------------------------  ----------  ----------
1999..................................................................  $  110,856  $   43,091
2000..................................................................      69,981      41,942
2001..................................................................       9,567      28,233
2002..................................................................      --           7,754
                                                                        ----------  ----------
                                                                        $  190,404  $  121,020
                                                                        ----------
                                                                        ----------
Less amount representing interest.....................................                  20,038
                                                                                    ----------
                                                                                       100,982
Less current portion..................................................                  32,934
                                                                                    ----------
                                                                                    $   68,048
                                                                                    ----------
                                                                                    ----------

    Included in property and equipment is capitalized lease equipment of $114,897 with accumulated amortization of $11,490 and $5,745 at March 31, 1999 and December 31, 1998, respectively.

                          GENESISINTERMEDIA.COM, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
         AND THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998 (UNAUDITED)

NOTE 6--COMMITMENTS AND CONTINGENCIES (CONTINUED)
    Rent expense for the three months ended March 31, 1999 and the year ended December 31, 1998 was $24,525 and $24,405, respectively. There was no rent expense for any other period presented in the statements of operations.

    EMPLOYMENT AGREEMENTS

    In September 1998, Genesis entered into an employment agreement with its president which continues until September 30, 2003, unless terminated earlier by Genesis, either for cause, death or other specified circumstances. Under the employment agreement, the president is to be paid an annual salary of $250,000 and is eligible to receive bonuses at the discretion of the board of directors.

    In October, 1998 Genesis entered into employment agreements with two employees retained as a result of the acquisition of assets of Vision Digital Communications, Inc. The term of each of the employment agreements commenced on November 1, 1998 and will terminate on October 31, 2001, unless terminated earlier by Genesis for cause, death or under other specified circumstances. The employment agreements provide that each of the employees is to be paid an annual salary of $84,000 and is eligible to receive an annual bonus at the discretion of the board of directors.

NOTE 7--STOCKHOLDERS' EQUITY

    On October 27, 1998, Genesis effected a 38,834.95-for-1 stock split of its common stock, increased the number of authorized shares to 25,000,000 and changed the par value of its common stock to $0.001. All share and per share data have been retroactively restated to reflect this stock split, change in the authorized shares and par value. In addition, Genesis authorized 5,000,000 shares of $0.001 par value preferred stock. No preferred shares were issued or outstanding as of December 31, 1998.

    On November 1, 1998, Genesis's two principal stockholders surrendered an aggregate of 1,000,000 shares of Genesis's common stock.

    In January 1999, Genesis completed a private placement of 175,000 shares of common stock at $10 per share, net of commissions and expenses of $201,250. Genesis subsequently issued an additional 75,000 shares to the same investors, bringing the effective per share price to $7. The issuance of the 75,000 shares has been retroactively reflected in the March 31, 1999 financial statements. See note 10.

    STOCK OPTION PLAN

    In October 1998, the board of directors adopted and the stockholders approved Genesis's 1998 Stock Incentive Program ("Stock Option Plan"). Under the Stock Option Plan, the board of directors, or its designated administrators, has the flexibility to determine the type and amount of awards to be granted to eligible participants. The Stock Option Plan is intended to secure for Genesis and its stockholders the benefits arising from ownership of Genesis's common stock by individuals employed or retained by Genesis who will be responsible for the future growth of Genesis. The Stock Option Plan is designed to help attract and retain superior personnel for positions of substantial responsibility, and to provide individuals with an additional incentive to contribute to Genesis's success.

    The Stock Option Plan is composed of seven parts and the program administrators may make the following types of awards under the Stock Option
Plan: (1) incentive stock options under the Incentive Stock Option Plan; (2) nonqualified stock options under the Nonqualified Stock Option Plan; (3) restricted shares under the Restricted Shares Plan; (4) rights to purchase stock under the Employee Stock Purchase Plan; (5) stock appreciation rights under the Stock Appreciation Rights Plan; (6) grants

                          GENESISINTERMEDIA.COM, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
         AND THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998 (UNAUDITED)

NOTE 7--STOCKHOLDERS' EQUITY (CONTINUED) of options under the Non-Employee Director Stock Option Plan; and (7) other stock rights under the Stock Rights Plan, which may include the issuance of units representing the equivalent of shares of common stock, payments of compensation in the form of shares of common stock and rights to receive cash or shares of common stock based on the value of dividends paid with respect to a share of common stock.

    Genesis has authorized and reserved for issuance an aggregate of 600,000 shares of common stock under the Stock Option Plan. The aggregate number of shares of common stock which may be granted through awards under the Stock Option Plan, other than stock payments and the purchase of stock under the Employee Stock Purchase Plan, to any employee in any calendar year may not exceed three percent of the then-outstanding shares of common stock. The shares of common stock issuable under the Stock Option Plan may be authorized but unissued shares, shares issued and reacquired by Genesis or shares purchased by Genesis on the open market. If any of the awards granted under the Stock Option Plan expire, terminate or are forfeited for any reason before they have been exercised, vested or issued in full, the unused shares subject to those expired, terminated or forfeited awards will again be available for purposes of the Stock Option Plan.

    Genesis has adopted only the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." It applies Accounting Principles Bulletin ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its Stock Option Plan and does not recognize compensation expense for its Stock Option Plan other than for restricted stock and options issued to outside third parties. If Genesis had elected to recognize compensation expense based upon the fair value at the grant date for awards under the Stock Option Plan consistent with the methodology prescribed by SFAS No. 123, Genesis's net income and earnings per share would be reduced to the pro forma amounts indicated below for the year ended December 31, 1998:

Net Income
  As reported...................................................  $1,426,713
  Pro forma.....................................................  $1,074,630
Basic earnings per common share
  As reported...................................................  $    0.37
  Pro forma.....................................................  $    0.28
Diluted earnings per common share
  As reported...................................................  $    0.37
  Pro forma.....................................................  $    0.28

    For purposes of computing the pro forma disclosures required by SFAS No. 123, the fair value of each option granted to employees and directors is estimated using the Black-Scholes option-pricing model. The fair value is computed as of the date of grant using the following assumptions: (i) dividend

                          GENESISINTERMEDIA.COM, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
         AND THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998 (UNAUDITED)

NOTE 7--STOCKHOLDERS' EQUITY (CONTINUED) yield of 0%, (ii) expected volatility of 65%, (iii) weighed-average risk-free interest rate of approximately 5.5%, and (iv) expected life of 2 years.

                                                          STOCK     WEIGHTED AVERAGE     OTHER    WEIGHTED AVERAGE
                                                       OPTION PLAN   EXERCISE PRICE     OPTIONS    EXERCISE PRICE
                                                       -----------  -----------------  ---------  -----------------
Balance, December 31, 1997...........................      --              --             --             --
Granted..............................................     450,000       $    8.50         50,000      $    9.57
Exercised............................................      --              --             --             --
Canceled.............................................     200,000            8.50         --             --
                                                       -----------          -----      ---------          -----
Balance, December 31, 1998...........................     250,000            8.50         50,000           9.57
Granted..............................................     100,000            8.50         --             --
Exercised............................................      --              --             --             --
                                                       -----------
Balance, March 31, 1999..............................     350,000       $    8.50         50,000      $    9.57
                                                       -----------          -----      ---------          -----
                                                       -----------          -----      ---------          -----

    The weighted average remaining contractual life of options outstanding issued under the Stock Option Plan and the other options is 4.75 and 2.83 years, respectively, at December 31, 1998.

NOTE 8--ACQUISITIONS

    On October 26, 1998, Genesis acquired assets of Vision Digital Communications, Inc., ("Vision Digital") a company that places interactive kiosks in shopping malls. Genesis purchased current assets, equipment and intangible assets in exchange for 60,000 shares of Genesis's common stock valued at $600,000 plus the assumption of specified liabilities. The common stock was valued at $10 per share which approximates the per share price Genesis received when it sold stock in December 1997. Genesis also issued to the seller options to purchase up to an additional 50,000 shares of common stock at a weighted average exercise price of $9.57 per share. The options will be exercisable if the acquired division meets targeted levels of total revenue over a three-year period. These options were issued outside the Stock Option Plan. These options will expire at the end of this three-year period. Genesis entered into employment agreements with two former employees of Vision Digital, each providing for three-year terms and annual salaries of $84,000. Each of these employees is also eligible to receive grants of options to purchase an aggregate of 75,000 shares of common stock, upon the achievement of three separate performance hurdles. The 25,000 options that may be granted to each employee at each hurdle will have per share exercise prices of $11.00, $13.00 and $15.00, respectively. In addition, each employee is to receive an interest free loan of $40,000 of which $30,000 will be forgiven upon the achievement of performance goals. These loans have not yet been extended by Genesis.

    Listed below are the assets purchased from Vision Digital:

Cash............................................................   $  19,673
Other current assets............................................      76,911
Property and equipment..........................................     582,895
Goodwill........................................................     372,800
Current liabilities.............................................    (213,914)
Long-term debt and Capital leases...............................    (238,365)
                                                                  -----------
      Purchase price............................................   $ 600,000
                                                                  -----------
                                                                  -----------

                          GENESISINTERMEDIA.COM, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
         AND THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998 (UNAUDITED)

NOTE 8--ACQUISITIONS (CONTINUED)
    In March 1999, Genesis acquired substantially all the assets of AniMagic Corporation, an interactive multimedia company that produces CD-ROMs for the edutainment industry, for $45,000.

    The following table presents the unaudited pro forma condensed consolidated statements of operations for the years ended December 31, 1998 and 1997 and reflects the results of operations of Genesis as if the acquisition of Vision Digital had been effective January 1, 1997. The pro forma amounts are not necessarily indicative of the combined results of operations had the acquisition been effective as of that date, or of the anticipated results of operations, due to cost reductions and operating efficiencies that are expected as a result of the acquisition.

                                                                                 YEAR ENDED
                                                                                DECEMBER 31,
                                                                                    1997
                                                                  YEAR ENDED    -------------
                                                                 DECEMBER 31,
                                                                     1998        (UNAUDITED)
                                                                 -------------
                                                                  (UNAUDITED)
Total net revenue..............................................  $  15,069,347  $  18,363,980
Direct costs...................................................        998,057        859,001
Selling, general and administrative expenses...................      8,696,034      8,748,870
Income from operations.........................................      1,177,097      2,310,859
Net income.....................................................      1,011,162      2,241,812
Basic earnings per share.......................................           0.25           0.57

NOTE 9 - PROVISION FOR INCOME TAXES

    The following table presents the current and deferred income tax provision (benefit) for federal and state income taxes for the three months ended March 31, 1999:

Current
  Federal.........................................................  $ 157,000
  State...........................................................     45,000
                                                                    ---------
                                                                      202,000
                                                                    ---------
Deferred
  Federal.........................................................     (5,500)
  State...........................................................     (1,500)
                                                                    ---------
                                                                       (7,000)
                                                                    ---------
                                                                    $ 195,000
                                                                    ---------
                                                                    ---------

    The tax effects of temporary differences which give rise to the deferred tax provision (benefit) for the three months ended March 31, 1999 consisted of:

Net deferred tax asset recognized upon
  conversion to C corporation.....................................  $ (38,000)
Depreciation of property and equipment............................     21,000
Amortization of intangible assets.................................     (4,000)
Deferred revenue..................................................     14,000
                                                                    ---------
      Total.......................................................  $  (7,000)
                                                                    ---------
                                                                    ---------

                          GENESISINTERMEDIA.COM, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
         AND THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998 (UNAUDITED)

NOTE 9 - PROVISION FOR INCOME TAXES (CONTINUED)
    The provision for income taxes differs from the amount that would result from applying the federal statutory rate for the three months ended March 31, 1999 as follows. No reconciliation is shown for the years ended December 31, 1998, 1997 and 1996 as the Company elected to be taxed as an S corporation until December 31, 1998.

Statutory regular federal income tax rate.............................       34.0%
State income taxes, net of federal benefit............................        5.8
Deferred taxes recognized upon conversion to C corporation............       (6.6)
Non-deductible expenses...............................................        0.5
                                                                              ---
    Total.............................................................       33.7%
                                                                              ---
                                                                              ---

    The components of the deferred income tax assets and liability as of March 31, 1999 are as follows:

Deferred tax assets
  Intangible assets................................................  $   7,000
  Accounts receivable..............................................     70,000
  Deferred revenue.................................................     10,000
                                                                     ---------
                                                                     $  87,000
                                                                     ---------
                                                                     ---------
Deferred tax liability
  Property and equipment...........................................  $  80,000
                                                                     ---------
                                                                     ---------

NOTE 10--SUBSEQUENT EVENT

    In March 1999 the board of directors authorized the issuance of one series of preferred stock-- series A convertible preferred stock. There are 450,000 authorized shares of series A convertible preferred stock. This stock has a cash dividend of 8.75% per annum, payable quarterly. The holders of this stock have no voting rights. In April 1999, Genesis sold 142,858 shares of convertible preferred stock at $7 per share, net of commissions of $115,000, and warrants to purchase 142,858 shares of common stock at 120% of the IPO price to the same investors. In January 1999, the same investors had purchased 175,000 shares of common stock at a price of $10.00 per share. In connection with the April 1999 transaction, Genesis issued 75,000 additional shares of common stock and warrants to purchase an additional 250,000 shares of common stock at 120% of the IPO price to the same investors. The issue of the 75,000 additional shares brought the effective purchase price of the shares issued in the private placement in January to $7 per share.

    In April 1999, Genesis entered into a strategic alliance with Global Leisure Travel, Inc., a leading provider of wholesale travel to travel agents and consumers. Global's majority stockholder is a company that is wholly owned by Genesis's majority stockholder. The strategic alliance provides that Genesis will become the principal marketing and advertising agent and the exclusive Internet marketing and advertising agent and eCommerce consultant and provider to Global and all of its subsidiaries and affiliates. Subject to the negotiation and execution of definitive documentation, Genesis has agreed to advance up to $3 million to Global to finance the development of its marketing and advertising initiatives, as well as for general corporate purposes.

                          GENESISINTERMEDIA.COM, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
         AND THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998 (UNAUDITED)

NOTE 10--SUBSEQUENT EVENT (CONTINUED)
    Global also granted Genesis an option to acquire all of the technology and assets comprising its proprietary computerized travel marketing system known as the Contour System. The agreed purchase price is the actual cost of development and Genesis estimates that the price for these assets and technology will be between $2 million and $3 million, subject to an audit, which will be conducted within 30 days of the proposed acquisition. Genesis intends to exercise this option in the second quarter of 1999 and to complete the development of the Contour System and market it to Global and other travel industry participants. Under the term sheet, Global has agreed to minimum purchase commitments for Contour System services. Global also granted Genesis a right of first refusal, which expires on June 30, 2000, to purchase Global or all of its assets at fair market value as determined by an independent appraisal.


    On May 18, 1999 Genesis issued three notes payable for aggregate proceeds of $550,000, net of commissions of $71,500. The notes bear interest of 8.75% per annum and are due the earlier of 30 days after the date of this prospectus or November 13, 1999. In connection with the two notes payable agreements Genesis also issued an aggregate of 78,571 warrants to purchase Genesis's common stock at an excersie price of 120% of the initial public offering price.


NOTE 11--YEAR 2000 ISSUE

    Genesis has completed a comprehensive review of its computer system to identify all software applications that could be affected by the inability of many existing computer systems to process time-sensitive data accurately beyond the year 1999, referred to as the Year 2000 or Y2K issue. Genesis is also continuing to monitor its computer systems and monitoring the adequacy of the processes and progress of third-party vendors of systems that may be affected by the Year 2000 issue. Genesis is dependent on third-party computer systems and applications, particularly with respect to critical tasks such as accounting, billing and buying, planning and paying for media. Genesis also relies on its own computer systems. Genesis expects to complete its Year 2000 compliance program by mid-1999 and anticipate that its total expenditures on the program will not exceed $20,000. However, Genesis may experience cost overruns or delays in the future, which could have a material adverse effect on Genesis. While Genesis believes its procedures are designed to be successful, because of the complexity of the Year 2000 issue and the interdependence of organizations using computer systems, its efforts, or those of third parties with whom Genesis interacts, may not be satisfactorily completed in a timely fashion or may cost substantially more to remedy than the amount Genesis anticipates. Failure to satisfactorily address the Year 2000 issues could have a material adverse effect on Genesis.

NOTE 12--PRO FORMA INFORMATION (UNAUDITED)

    For informational purposes, the accompanying statements of operations include the unaudited pro forma adjustment for income taxes which would have been recorded if Genesis had been a C corporation, based on a combined federal and state income tax rate of 40% which approximates the federal and state income tax rates in effect during the respective periods.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, THAT INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY GENESIS, THE UNDERWRITERS OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH AN OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE UNDER THIS PROSPECTUS SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    7
Forward Looking Statements................................................   10
Use of Proceeds...........................................................   10
Dividend Policy...........................................................   10
Capitalization............................................................   11
Dilution..................................................................   12
Selected Financial Data...................................................   13
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   15
Business..................................................................   25
Management................................................................   47
Certain Transactions......................................................   53
Principal Stockholders....................................................   55
Description of Capital Stock..............................................   56
Underwriting..............................................................   62
Legal Matters.............................................................   65
Experts...................................................................   65
Available Information.....................................................   65
Index to Financial Statements.............................................  F-1

                            ------------------------

    UNTIL          , 1999 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                2,000,000 SHARES

                          GENESISINTERMEDIA.COM, INC.

                                     [LOGO]

                                     [LOGO]

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                        MILLENNIUM FINANCIAL GROUP, INC.

                              HD BROUS & CO., INC.

                    AMERICAN FRONTEER FINANCIAL CORPORATION

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.


    Article Seventh of the Registrant's Certificate of Incorporation provides substantially as follows:

    Section A. Elimination of Certain Liability of Directors. A director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

    Section B. Indemnification and Insurance.

    (a) Right to indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended but, in the case of any such amendment, to the fullest extent permitted by law, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Company. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Company of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Company may, by action of the Board of Directors, provide indemnification to employees and agents of the Company with the same scope and effect as the foregoing indemnification of directors and officers.

    (b) Right of Claimant to Bring Suit. If a claim under paragraph (a) of this
Section is not paid in full by the Company within thirty days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Company) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Company (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

    (c) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, By-law, agreement, vote of stockholders or disinterested directors or otherwise.

    (d) Insurance. The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

    The 1998 Stock Incentive Program provides that no Program Administrator, as that term is defined in the Program, or any officer or employee of the Registrant or an affiliate acting at the direction or on behalf of the Program Administrator shall be personally liable for any action or determination taken or made in good faith with respect to the Program, and shall, to the extent permitted by law, be fully indemnified and protected by the Registrant with respect to any such action or determination.

    The Registrant also carries liability insurance covering officers and directors.

    Pursuant to the proposed form of Underwriting Agreement, the underwriters have agreed to indemnify the directors and officers of the Registrant in certain circumstances.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.



    The following table sets forth the estimated expenses in connection with the issuance and distribution of the Common Stock being registered, other than underwriting discounts and commissions:



Registration Fee..........................................................  $   7,034
Pacific Exchange Filing fee...............................................     20,000
NASD Filing Fee...........................................................      3,294
Nasdaq Stock Market Listing Fees..........................................     58,725
Printing and Engraving Expenses...........................................    175,000
Blue Sky Fees and Expenses................................................      5,000
Legal Fees and Expenses...................................................    225,000
Accounting Fees and Expenses..............................................    150,000
Transfer Agent Fees and Expenses..........................................     10,000
Directors and Officers' Insurance.........................................     50,000
Miscellaneous.............................................................     95,947
                                                                            ---------
    Total.................................................................  $ 800,000


--------------------------


* All amounts are estimated except for the Registration Fee, the NASD Filing Fee and the Nasdaq Stock Market Listing Fees.



ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.


    Set forth in chronological order below is information regarding the number of shares of capital stock issued and the number of options granted by the Registrant since January 1, 1995. Further included is the consideration, if any, received by the Registrant for such shares and options, and information relating to the section of the Securities Act or rule of the Securities and Exchange Commission under which exemption from registration was claimed. All awards of options under the Registrant's 1998 Stock Incentive Program did not involve any offer or sale under the Securities Act and therefore the issuance of such options by the Registrant was not registered under the Securities Act.

    In December 1997, the Registrant issued 116,504 shares (giving effect to the subsequent stock split) of common stock to Dr. John M. Gray in consideration of $900,000.

    In October 1998, the Registrant issued 60,000 shares of common stock and granted options to purchase 50,000 shares of common stock to Vision Digital Communications, Inc., in partial consideration of the acquisition of substantially all of the assets of such company. Vision Digital distributed 28.5% of such securities to one of its stockholders, Crown American Enterprises, Inc. Such offers and sales of securities were made in reliance on the exemption from registration under Section 4(2) of the Securities Act relating to offers and sales not involving a public offering. Each recipient of such securities in both transactions represented in such transaction that such investor was a sophisticated investor (Dr. Gray is also an accredited investor) and such recipient's intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates issued in such transaction. In each transaction the investor received access to and reviewed full financial and business records of the Registrant and visited with the Registrant's management and inspected the Registrant's facilities and operations. Vision Digital and each of its stockholders also received substantially all of the disclosure contained in the draft of the prospectus contained in this Registration Statement, including all information contained in the risk factor, business, management and financial statement sections.

    In addition to the foregoing transactions, in October 1998, the Registrant granted options to purchase an aggregate of 200,000 shares of common stock to two employees under the Program and in December 1998, the Registrant granted options to purchase an additional 50,000 shares of common stock to one employee under the Program. In January 1999, the Registrant granted options to purchase an aggregate of 100,000 shares of common stock to two board members and options to purchase an aggregate of 50,000 shares of common stock to a consultant. The securities underlying such options were offered in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act relating to certain offers and sales by an issuer to its employees under certain compensatory benefit plans. In addition, in connection with the hiring of two employees in October 1998, the Registrant agreed to issue options to purchase an aggregate of 150,000 shares of common stock at an average exercise price of $13.00 if certain business performance goals are met. To the extent such agreement constituted an offer or sale of securities, it was made in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act relating to certain sales by an issuer to its employees under a written compensation contract.

    In January 1999, the Registrant issued 175,000 shares of its common stock to two institutional investors that are not U.S. persons within the meaning of Regulation S under the Securities Act in consideration of $1,750,000, with aggregate underwriting commissions and discounts of $201,250. The offer and sale of such securities were made in reliance on the exemption from registration under Regulation S relating to non-United States offers and sales.


    In April 1999, the Registrant issued 142,858 shares of convertible preferred stock and warrants to purchase 142,858 shares of common stock to the same institutional investors for consideration of $1,000,000, with aggregate underwriting commissions and discounts of $115,000. In connection with this transaction, the Registrant issued 75,000 additional shares of common stock and warrants to purchase an additional 250,000 shares of common stock to the investors, bringing the effective purchase price of the shares issued in January to $7 per share. In May 1999, the Registrant issued debentures in the initial principal amount of $550,000 and warrants to purchase 78,571 shares of common stock to two institutional investors. The offer and sale of all of these securities was made in reliance upon the exemption from registration under Regulation S relating to non-United States offers and sales.



ITEM 27.  EXHIBITS.


    (a) Exhibits

        See Exhibit Index at page II-6.

    (b) Financial Statement Schedules

        None.


ITEM 28.  UNDERTAKINGS


    The undersigned Registrant hereby undertakes:

    (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    (b) (1) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) To provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery each to purchaser.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Amendment No. 7 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, California, on June 8, 1999.


                                GENESIS INTERMEDIA.COM, INC.

                                By:             /s/ RAMY EL-BATRAWI
                                     -----------------------------------------
                                                  Ramy El-Batrawi
                                        CHAIRMAN AND CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 7 to Registration Statement has been signed by the following persons (which persons constitute a majority of the Board of Directors) in the capacities and on the dates indicated:



          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Chairman of the Board and
     /s/ RAMY EL-BATRAWI          Chief Executive Officer
------------------------------    (Principal Executive         June 8, 1999
       Ramy El-Batrawi            Officer)

                                Director, Chief Financial
   /s/ DOUGLAS E. JACOBSON        Officer (Principal
------------------------------    Financial and Accounting     June 8, 1999
     Douglas E. Jacobson          Officer)

      /s/ BLAIR LACORTE*
------------------------------  Director                       June 8, 1999
        Blair LaCorte

   /s/ GEORGE W. HEYWORTH*
------------------------------  Director                       June 8, 1999
      George W. Heyworth


*   By Douglas E. Jacobson, Attorney-in-Fact

                                 EXHIBIT INDEX

  EXHIBIT                                             DESCRIPTION                                            FILED (F)
-----------  ----------------------------------------------------------------------------------------------  ---------
       1.1   Form of Underwriting Agreement................................................................      *
       2.1   Agreement and Plan of Merger between Genesis Media Group, Inc., a Florida corporation
               ("Genesis Florida") and GenesisIntermedia.com, Inc. (formerly Genesis Media Group, Inc.), a
               Delaware corporation ("Genesis Delaware")...................................................      *
       2.2   Asset Purchase Agreement between the Registrant and Vision Digital Communications, Inc. dated
               as of October 26, 1998......................................................................      *
       2.3   Letter Agreement between the Registrant and AniMagic Corporation dated October 27, 1998.......      *
       2.4   Letter of Agreement between the Registrant and Crown American Enterprises, Inc. dated as of
               November 17, 1998...........................................................................      *
       3.1   Articles of Incorporation of Genesis Florida filed with the Florida Secretary of State on
               October 28, 1993............................................................................      *
       3.2   Articles of Amendment of Genesis Florida filed on October 27, 1998............................      *
       3.3   Certificate of Incorporation of Genesis Delaware filed with the Delaware Secretary of State on
               October 26, 1998............................................................................      *
       3.4   Bylaws of Genesis Florida.....................................................................      *
       3.5   Bylaws of Genesis Delaware....................................................................      *
       3.6   Certificate of Amendment of Certificate of Incorporation of Genesis Delaware filed with the
               Delaware Secretary of State on December 3, 1998.............................................      *
       3.7   Certificate of Merger of Genesis Florida into Genesis Delaware filed with the Delaware
               Secretary of State on December 9, 1998......................................................      *
       3.8   Certificate of Designation, Rights and Preferences of the Series A Convertible Preferred Stock
               of Genesis Intermedia.com, Inc..............................................................      *
       4.1   Specimen Stock Certificate....................................................................      *
       5.1   Opinion of Nida & Maloney, a Professional Corporation.........................................      *
      10.1   Genesis Intermedia.com, Inc. Amended and Restated 1998 Stock Incentive Program................      *
      10.2   Form of Indemnification Agreement with Directors and Executive Officers.......................      *
      10.3   Form of Representative's Warrant..............................................................      *
      10.4   Form of Lock-Up Agreement.....................................................................      *
      10.5   Employment Agreement between the Registrant and Ramy El-Batrawi...............................      *
      10.6   Employment Agreement between the Registrant and Sam I. Hassabo................................      *
      10.7   Deed of Trust (dated July 24, 1997)...........................................................      *
      10.8   Note U.S. Small Business Administration (dated July 24, 1997).................................      *
      10.9   Promissory Note (dated January 1, 1998).......................................................      *
      10.10  Promissory Note (dated April 23, 1998)........................................................      *
      10.11  Note U.S. Small Business Administration (dated August 20, 1998)...............................      *
      10.12  Commercial Security Agreement (dated August 20, 1998).........................................      *
      10.13  Lease Agreement (dated July 24, 1998).........................................................      *
      10.14  WCMA Note, Loan and Security Agreement between the Registrant and Merrill Lynch Business
               Financial Services, Inc. ...................................................................      *
      10.15  Addendum to that Lease dated July 24, 1998 between the Registrant and Southern California
               Sunbelt Developers, Inc. ...................................................................      *

  EXHIBIT                                             DESCRIPTION                                            FILED (F)
-----------  ----------------------------------------------------------------------------------------------  ---------
      10.16  License Agreement between the Registrant (as assignee) and John Gray, Ph.D. dated September
               29, 1993....................................................................................      *
      10.17  Amendment to Agreement between the Registrant (as assignee) and John Gray, Ph.D. .............      *
      10.18  Employment Agreement between Registrant and Michael F. Costa..................................      *
      10.19  Employment Agreement between Registrant and Christopher Miglino...............................      *
      10.20  Assignment between Registrant (as Assignee) and Ramy El-Batrawi (as Assignor).................      *
      10.21  Surrender and Cancellation Agreement among the Registrant, Ramy El-Batrawi and John M. Gray...      *
      10.22  Term Sheet between the Registrant and Global Leisure Travel, Inc.+                                  *
      10.23  Letter Amendment to Employment Agreement between Registrant and Michael F. Costa dated as of
               April 9, 1999...............................................................................      *
      10.24  Letter Amendment to Employment Agreement between Registrant and Christopher Miglino dated as
               of April 9, 1999............................................................................      *
      10.25  Lease Agreement between Winter Quarters Resort Properties Ltd. and the Registrant dated April
               29, 1999....................................................................................      F
      10.26  Registration Rights Agreement between Registrant and Purchases of Genesis Intermedia.com, Inc.
               Series A Convertible Preferred Stock and Warrants...........................................      *
      21.1   Subsidiaries of the Registrant................................................................      *
      23.1   Consent of Singer Lewak Greenbaum & Goldstein LLP.............................................      F
      23.2   Consent of Nida & Maloney, a Professional Corporation (included in Exhibit 5.1)...............      *
      23.3   Consent of Henderson & Lyman..................................................................      *
      24.1   Power of Attorney.............................................................................      *
      24.2   Authorizing Resolutions.......................................................................      *
      27.1   Financial Data Schedule.......................................................................      *


------------------------

*   Previously filed.

+ Portions of the exhibit containing confidential information have been omitted pursuant to a request for confidential treatment and have been filed separately with the Commission.